As filed with the Securities and Exchange Commission on November 2 , 2016

No. 333-213228

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VITALITY BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Nevada	8731	75-3268988
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1901 Avenue of the Stars, 2nd Floor

Los Angeles, California 90067

(530) 231-7800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Brooke

Chief Executive Officer

1901 Avenue of the Stars, 2nd Floor

Los Angeles, California 90067

(530) 231-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ] (Do not check if a smaller reporting company)	Smaller reporting company	[X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, par value $0.001	2,650,000	$0.10	$265,000	$28.36
Warrants to purchase Common Stock		—		—
Shares of Common Stock issuable upon exercise of the Warrants (1)	7,950,000	$0.17	$1,351,500	$144.56
Total:	10,600,000		$1,616,500	$172.92

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares of common stock of Vitality Biopharma, Inc. as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(2) Calculated pursuant to Rule 457 (o) under the Securities Act of 1933, on the basis of the maximum aggregate offering price of all of the securities to be registered.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER [____________], 2016

VITALITY BIOPHARMA, INC.

PROSPECTUS

10,600,000 Shares of Common Stock

This prospectus relates to the offering by the selling stockholders of Vitality Biopharma, Inc. of up to 10,600,000 shares of common stock, par value $0.001 per share. These shares include 7,950,000 shares of common stock underlying warrants to purchase our common stock, 1,482,354 of which have been exercised as of October 3, 2016, issued to certain of the selling stockholders in connection with a private placement of common stock and warrants completed on May 4, 2016 (the “Financing”).

The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, on the OTC Bulletin Board, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

We will not receive any proceeds from the sale of common stock by the selling stockholders.

Our common stock is traded on the OTC Bulletin Board under the symbol “VBIO”. On November 1 , 2016, the closing price of our common stock was $1.46 per share.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should read and carefully consider the risks described in this prospectus under “Risk Factors” beginning on page [__] of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                    , 2016

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About This Prospectus

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

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SUMMARY

This summary does not contain all of the information that should be considered before investing in our common stock. Investors should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our common stock discussed in this prospectus under “Risk Factors” beginning on page [12] of this prospectus and our financial statements and the accompanying notes beginning on page F-1 of this prospectus.

As used in this prospectus, unless the context requires otherwise, the “Company”, “we”, “us”, and “our” refer to Vitality Biopharma, Inc. (formerly Stevia First Corp.), a Nevada corporation.

Our Company

We are a company that currently devotes most of our resources to research and development of new products and technologies. In December 2015, we discovered novel pharmaceutical applications of our glycosylation technology for producing cannabinoid prodrugs. We had previously sought to market stevia products and research products, while also seeking to commercialize our core technologies through joint ventures or strategic partnerships with companies in the food, nutrition, and healthcare industries. While we continue to pursue those efforts, we have changed our operational focus towards pharmaceutical development of the cannabinoid prodrugs.

As of June 30, 2016, we had an accumulated deficit of $12,955,964. In addition, during the three months ended June 30, 2016 and the fiscal year ended March 31, 2016, we incurred net losses of $439,405 and $141,325, respectively. As described in more detail elsewhere in this prospectus, we will need significant additional funding to support our operations and business plans and we have no commitments for future capital. The continuation of our business is dependent upon our ability to obtain loans or sell securities to new and existing investors or obtain capital from other alternative sources.

Our Approach: Cannabinoid Development

In 2014, sales of medical marijuana were estimated at $2.57 billion, and are estimated to grow to $10.2 billion in five years due to legalization and increasing recognition of its therapeutic utility, within the medical community. Pharmaceutical versions of cannabinoids have been marketed in the U.S. for more than a decade, which hold the same therapeutic potential, yet their sales have lagged behind, with sales of synthetic cannabinoids pharmaceuticals in the U.S. estimated at only $133 million in 2014 by IMS Health. Cannabinoid pharmaceuticals that are currently approved or in development by other companies have well known limitations, such as poor oral bioavailability, which translates into erratic and potentially unsafe dosing as well as a short duration of action, which means that current treatments must be administered repeatedly throughout the day, and that there is no overnight relief.

The Company has developed a new class of cannabinoid prodrugs, known as cannabosides, to overcome these limitations, and to ultimately provide a compelling oral cannabinoid pharmaceutical that we expect physicians will be eager to prescribe, and that patients will prefer over use of medical marijuana. Cannabosides were discovered in 2015 through application of the company’s proprietary enzymatic taste modification technologies that were originally developed for stevia sweeteners.

Cannabosides are cannabinoid “prodrugs,” which means that they are medications or compounds that, after administration, are converted within the body into a pharmacologically active drug, and which often already have a long history of clinical investigation and use. A classic prodrug example is Asprin, acetylsalicylic acid, which was first made by Felix Hoffmann at Bayer in 1897 and is a synthetic prodrug of salicylic acid. Because there already exists independent verification of the active drug’s safety and efficacy, prodrugs may receive marketing approval more quickly than others, and in some cases may receive drug approvals through completion of small clinical studies evaluating bioequivalence or bioavailability. At the same time, a prodrug can have many commercial advantages, including that they can be proprietary and patentable compositions of matter, unlike cannabinoids themselves, or older pharmaceutical formulations where patent protection has already expired.

Cannabosides are more stable and soluble than cannabinoids, so there is less risk of non-psychotropic cannabidiol (“CBD”) being converted to psychotropic THC or otherwise degraded in the acidic stomach environment. This could improve product bioavailability, eliminate unwanted side effects in pediatric epilepsy patients, and be useful in any medical treatment where oral CBD is administered at high dose. Cannabosides enable the passage of cannabinoids through the digestive tract and their eventual release within the large intestine or colon, which enables targeted delivery of cannabinoids for treatment of gastrointestinal diseases. Because passage of cannabosides through the digestive tract is likely to occur over several hours or longer, there is a sustained or delayed release of cannabinoids, which can also provide patients with long-lasting or overnight relief, a desirable attribute that is unavailable with medical marijuana or with current cannabinoid pharmaceutical formulations.

We have produced more than 25 novel cannabosides so far and have patent applications that include composition of matter claims for prodrugs of cannabinoids that have been studied extensively in clinical trials worldwide, including THC, CBD, and CBDV. The Company aims to develop and approve these proprietary molecules as pharmaceuticals using a low-risk regulatory strategy that is available for prodrugs, and to ultimately deliver to the market pharmaceuticals that are highly differentiated both from medical marijuana and from current cannabinoid drugs.

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A key part of our strategy will be to take advantage of a more efficient FDA review and approval process that is available for prodrugs, which reduces the need for large and expensive clinical trials. This expedited regulatory process is available for our cannabosides because in the U.S. and internationally there have already been many independent clinical studies completed using the reference cannabinoid drugs we are studying.

We are initially developing our cannaboside pharmaceutical products for symptomatic relief of pain, cramping, and muscle spasticity that is the result of serious neurological and inflammatory conditions, such as inflammatory bowel disease and multiple sclerosis. There is extensive clinical evidence supporting the potential efficacy of cannabinoids for treatment of each of these indications, including through clinical trials conducted by independent investigators.

We plan to complete preclinical studies necessary in order to launch multiple clinical trials in 2017 that evaluate the clinical pharmacokinetics of drug formulations containing cannabosides, as well as their potential for providing symptomatic relief of abdominal pain and cramping. We also plan to obtain preliminary data about the regenerative potential of our drug formulations, both when administered alone and in combination with other medications.

Our primary operations are based in Yuba City, California, where we originally developed our proprietary bioprocessing methods. The Company’s facilities include laboratories and a manufacturing suite for GMP production, which will be used for pharmaceutical-grade production of products to be tested in clinical trials, and which will be registered the U.S. FDA and DEA.

The Financing

On May 4, 2016, we entered into a Securities Purchase Agreement with 6 purchasers providing for the issuance and sale of an aggregate of 2,650,000 shares of our common stock (the “Shares”) and warrants to purchase 7,950,000 shares of common stock, for gross proceeds to us of $265,000 (the “Financing”). The Financing closed on May 4, 2016. After deducting for fees and expenses, the aggregate cash net proceeds to us from the sale of the Shares and warrants were approximately $265,000. On August 16, 2016 the Company and the purchasers extended the warrant expiration date to February 4, 2017 from November 4, 2016. As of October 10, 2016, warrants to purchase 1,482,354 shares of common stock had been exercised.

Under the terms of the Financing, each of the purchasers was issued shares of the Company’s common stock together with a Warrant. Each Warrant entitles the purchaser to acquire up to a number of shares of the Company’s common stock equal to 300% of the Shares purchased by the purchaser under the Securities Purchase Agreement, has an exercise price of $0.17 per share, was immediately exercisable, and expires on the nine month anniversary of the date of issuance. The exercisability of each Warrant may be limited if, upon exercise, the holder or any of its affiliates would beneficially own more than either 9.99% or 4.99%, at the option of such holder, of the Company’s common stock.

The securities sold in the Financing were sold in reliance upon exemptions from registration under Rule 506 of Regulation D under the Securities Act of 1933 (the “Securities Act”). Each of the purchasers represented to us that it is an accredited investor as defined in Regulation D and that it was acquiring the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

Going Concern

We have incurred losses since inception, resulting in an accumulated deficit of $12,955,964 as of June 30, 2016. For the three months ended June 30, 2016, we recorded a net loss of $439,405 and used cash in operations of $339,982. For the fiscal year ended March 31, 2016, we recorded a net loss of $141,325 and used cash in operations of $1,685,841. We expect to incur further losses as we continue to develop our business. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. In addition, the Company’s independent registered public accounting firm, in their report on the Company’s March 31, 2016 audited financial statements, raised substantial doubt about the Company’s ability to continue as a going concern. Our ability to continue as a going concern is dependent upon generating profitable operations in the future and/or obtaining the necessary financing to meet our obligations and pay our liabilities arising from normal business operations when they come due. We currently expect to have sufficient funds to operate our business over the next 6 months. However, our estimate of total expenditures could increase if we encounter unanticipated difficulties. In addition, our estimates of the amount of cash necessary to fund our business may prove to be wrong and we could spend our available financial resources much faster than we currently expect. If we cannot raise the money that we need in order to continue to develop our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations. If any of these were to occur, there is a substantial risk that our business would fail.

For more information regarding our business, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” included elsewhere in this prospectus.

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Corporate Information

We were incorporated under the laws of the State of Nevada on June 29, 2007 as Legend Mining Inc. On October 10, 2011, we completed a merger with our wholly-owned subsidiary, Stevia First Corp., whereby we changed our name from “Legend Mining Inc.” to “Stevia First Corp.” Also on October 10, 2011, we effected a seven (7) for one (1) forward stock split of authorized, issued and outstanding common stock. As a result, our authorized capital was increased from 75,000,000 shares of common stock with a par value of $0.001 to 525,000,000 shares of common stock with a par value of $0.001, and issued and outstanding shares increased from 7,350,000 to 51,450,000. On July 15, 2016, the holders of a majority of our outstanding common stock and our Board of Directors approved 1) a name change whereby our name was changed from Stevia First Corp. to Vitality Biopharma, Inc., 2) a reverse split of our outstanding common shares whereby each 10 shares of common stock will be exchanged for 1 share of common stock and 3) an increase in the number of shares of authorized common stock from 525,000,000 to 1,000,000,000. These changes became effective on July 20, 2016.

Our principal executive offices are located at 1901 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067. The telephone number at our principal executive office is (530) 231-7800. Our website address is www.vitality.bio. Information contained on our website is not deemed part of this prospectus.

Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of the respective holders.

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Summary Financial Data

You should read the following summary financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes, all included elsewhere in this prospectus.

We derived the summary statement of operations data for the years ended March 31, 2015 and March 31, 2016 from our audited financial statements included elsewhere in this prospectus. Our historical results of operations and financial condition do not purport to be indicative of our results of operations or financial condition as of any future date or for any future period.

	Three Months Ended June 30,		Fiscal Year Ended March 31,
	2016	2015	2016	2015
	(unaudited)	(unaudited)
Statement of Operations Data:

Revenue	$46,377	$61,915	$248,348	$245,680
Cost of goods sold	25,119	24,033	149,478	121,341
Gross profit	21,258	37,822	98,870	124,339

Operating expenses:
General and administrative	327,874	741,596	2,196,922	2,749,153
Rent and other related party costs	6,900	10,900	30,600	49,017
Research & development	110,315	183,525	613,119	1,131,327

Total operating expenses	445,089	936,021	2,840,641	3,929,497

Loss from operations	(423,831)	(898,139)	(2,741,771)	(3,805,158)
Other income (expenses):
Interest expense	(621)	(68)	(363)	(6,065)
Change in fair value of derivative liability	(14,953)	1,113,801	2,600,809	724,617
Cost to induce exercise of warrants		-	-	(961,767)

Net income (loss)	$(439,405)	$215,594	$(141,325)	$(4,048,373)

Net income (loss) per share:
Basic	$(0.04)	$0.03	$(0.02)	$(0.57)
Diluted	$(0.04)	$0.03	$(0.02)	$(0.57)

Weighted-average shares outstanding:
Basic	10,069,358	7,568,760	7,541,984	7,042,188
Diluted	10,069,358	7,778,760	7,541,984	7,042,188

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	June 30, 2016	March 31, 2016	March 31, 2015
	(unaudited)
Balance Sheet Data:
Cash	$20,481	$95,433	$389,730
Total assets	69,212	134,799	462,303
Derivative liability	335,802	401,127	1,406,596
Total liabilities	582,555	652,964	1,541,603
Total stockholders’ deficiency	$(513,343)	$(518,165)	$(1,079,300)

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The Offering

Securities offered:	Up to 2,650,000 shares of common stock Warrants to purchase up to 7,950,000 shares of common stock Up to 7,950,000 shares of common stock issuable upon exercise of the warrants

Common stock outstanding prior to offering:	9,660,378 (1)(2)

Common stock outstanding after the offering:	14,380,968 (2)(3)

Use of Proceeds:	We will not receive any proceeds from the sale of common stock by the selling stockholders. See “Use of Proceeds” for more information.

OTCQB Symbol: Risk Factors

VBIO There is no established trading market for the warrants and we do not expect a market to develop.

You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

(1) As of November 1 , 2016.

(2) Excludes (i) 565,617 shares of common stock reserved for future issuance under our 2012 Stock Incentive, Plan (the “2012 Plan”), and (ii) 1,752,718 shares of common stock issuable upon the exercise of outstanding warrants. As of June 30, 2016, there were (a) options to purchase 942,500 shares of our common stock outstanding under the 2012 Plan, with a weighted average exercise price of $2.86 per share and (b) 1,752,718 shares of common stock issuable upon the exercise of outstanding warrants with exercise prices ranging from $2.00 to $4.50 per share.

(3) Assuming the sale of all shares of common stock covered by this prospectus, including 2,070,590 issued upon the exercise of warrants sold as part of this offering. Excludes the up to 5,879,410 shares of common stock that could be issued upon exercise of the unexercised warrants sold as part of this offering.

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RISK FACTORS

The following risk factors should be considered carefully in addition to the other information contained in this prospectus. This prospectus contains forward-looking statements. Our business, financial condition, results of operations and stock price could be materially adversely affected by any of these risks.

Risks Related to Our Business

We are not currently profitable and we will need to raise substantial additional capital to operate our business. If we cannot raise the funds we need to continue our operations, our business could fail. The Company’s independent registered public accounting firm have issued a report questioning the Company’s ability to continue as a going concern.

We have incurred losses since inception, resulting in an accumulated deficit of $12,955,964 as of June 30, 2016. For the three months ended June 30, 2016, we recorded a net loss of $439,405 and used cash in operations of $339,982. For the fiscal year ended March 31, 2016, we recorded a net loss of $141,325 and used cash in operations of $1,685,841. We expect to incur further losses as we continue to develop our business. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. In addition, the Company’s independent registered public accounting firm, in their report on the Company’s March 31, 2016 audited financial statements, raised substantial doubt about the Company’s ability to continue as a going concern.

We will likely need to raise additional funds in order to continue operating our business. Since inception, we have primarily funded our operations through equity and debt financings, such as our issuance and sale of 2,650,000 shares of common stock and warrants to purchase an aggregate of 7,950,000 shares of our common stock that we completed on May 4, 2016, for net proceeds to us of approximately $265,000. We expect to continue to fund our operations primarily through equity and debt financings in the foreseeable future. If we issue equity or convertible debt securities to raise additional funds, our existing stockholders may experience substantial dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. If we incur additional debt, it may increase our leverage relative to our earnings or to our equity capitalization, requiring us to pay additional interest expenses. Obtaining commercial loans, assuming those loans would be available, would increase our liabilities and future cash commitments. If we pursue capital through alternative sources, such as collaborations or other similar arrangements, we may be forced to relinquish rights to our proprietary compounds, technology or other intellectual property or marketing rights, which could result in our receipt of only a portion of any revenue that may be generated from a partnered product or business. Moreover, regardless of the manner in which we seek to raise capital, we may incur substantial costs in those pursuits, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other related costs.

We expect our total expenditures over the 12 months following June 30, 2016, to be approximately $2,400,000. However, our estimate of total expenditures could increase if we encounter unanticipated difficulties. In addition, our estimates of the amount of cash necessary to fund our business may prove to be wrong and we could spend our available financial resources much faster than we currently expect. Further, we expect that our operational expenses will increase substantially during our current fiscal year if we pursue our current operational goals, continuing our research and development activities, and otherwise seek to ramping-up our business. If we cannot raise the money that we need in order to continue to develop our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations and/or forego other attractive business opportunities that may arise. If any of these were to occur, there is a substantial risk that our business would fail. Sources of additional funds may not be available on acceptable terms or at all. Weak economic and capital markets conditions could result in increased difficulties in raising capital for our operations. We may not be able to raise money through the sale of our equity securities or through borrowing funds on terms we find acceptable, or at all. If we cannot raise the funds that we need, we will be unable to continue our operations, and our stockholders could lose their entire investment in our company.

We are not profitable and may never become profitable.

We expect to incur substantial losses for the near future, and we may never achieve or maintain profitability. Even if we succeed in obtaining regulatory approval to market our products, we may still incur losses for the foreseeable future. We also expect to experience negative cash flow for the near future, as we plan to use all available resources to fund our operations and make significant capital expenditures. As a result, we would need to generate significant revenues if we are to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability. Our failure to achieve or maintain profitability could negatively impact the value of our common stock and you could lose some or all of your investment.

We currently face, and will continue to face, significant competition.

Our major competitors for the development of pharmaceutical products related to cannabinoids, and related to neurological and inflammatory disorders includes major pharmaceutical companies, smaller companies, and academic research groups that are devoted to biological or pharmaceutical research either independently or by providing contract research services. A number of multinational pharmaceutical companies are developing products in similar therapeutic areas, including but not limited to Biogen, Teva Neuroscience, Pfizer, Otsuka Pharmaceuticals, Purdue Pharma, Endo Pharmaceuticals, Genzyme, Novartis, Bayer Healthcare, and additional companies such as GW Pharmaceuticals, Insys Therapeutics, and Zynerba Pharmaceuticals are developing cannabinoid pharmaceuticals for treatment of various clinical indications. See “Competition” in this report for a further discussion.

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Our limited operating experience could make our operations inefficient or ineffective.

We are an early-stage company with only a limited operating history upon which to base an evaluation of our current business and future prospects and how we will respond to competitive, financial or technological challenges. We only recently commenced operations in the development of pharmaceutical products, our primary business focus. As a result, we have limited experience with these activities and the revenue and income potential of our business is unproven. In addition, because of our limited operating history, we have limited insight into trends that may emerge and affect our business, and limited experience responding to such trends. We may make errors in predicting and reacting to relevant business trends and we will be subject to the risks, uncertainties and difficulties frequently encountered by early-stage companies in evolving markets. We may not be able to successfully address any or all of these risks and uncertainties. Failure to adequately do so could cause our business, results of operations and financial condition to suffer or fail.

We may not be able to manage our expansion of operations effectively.

Our success will depend upon the expansion of our operations and the effective management of any growth we may experience, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems and hire and train qualified personnel. Our management will also be required to develop relationships with customers, suppliers and other third parties. Our current and planned operations, personnel, systems, and internal procedures and controls may not be adequate to support our future growth. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, execute our business strategies or respond to competitive pressures.

If we are unable to hire and retain qualified personnel we may not be able to implement our business plan.

As of August 12, 2016, we had six full-time employees, including four dedicated to research and development. Attracting and retaining qualified scientific, management and other personnel will be critical to our success. There is intense competition for qualified personnel in our area of activities, and we may not be able to attract and retain the qualified personnel necessary for the development of our business. In addition, we may have difficulty recruiting necessary personnel as a result of our limited operating history. The loss of key personnel or the failure to recruit necessary additional personnel could impede the achievement of our business objectives.

We may choose to hire part-time employees or use consultants. As a result, certain of our employees, officers, directors and consultants may from time to time serve as officers, directors and consultants of other companies. These other companies may have interests in conflict with ours. In addition, we expect to rely on independent organizations, advisors and consultants to provide certain services, including product testing and construction. The services of these independent organizations, advisors and consultants may not be available to us on a timely basis when needed or on acceptable terms, and if they are not available, we may not be able to find qualified replacements. If we are unable to retain the services of qualified personnel, independent organizations, advisors and consultants, we may not be able to implement our business plan.

If we are unable to market and distribute our products effectively, we may be unable to generate significant revenue.

We currently have limited sales, marketing or distribution capabilities. We intend to build these capabilities internally and also to pursue collaborative arrangements regarding the sales and marketing of our products, including steps necessary to commercialize legacy stevia products and technologies. However, we may be unable to establish or maintain any such collaborative arrangements, or if able to do so, they may not provide us with the sales and marketing benefits we expect. To the extent that we decide not to, or are unable to, enter into successful collaborative arrangements with respect to the sale and marketing of our proposed stevia products, significant capital expenditures, management resources and time will be required to establish and develop an in-house marketing and sales force with appropriate expertise. We may not be able to establish or maintain relationships with third party collaborators or develop in-house sales and distribution capabilities. To the extent that we depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties, and such efforts may be unsuccessful.

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We are largely dependent on the success of our products, which are still in preclinical development and will require significant capital resources and years of clinical development effort.

We currently have no pharmaceutical products on the market, and our product candidates are still in preclinical development. Our business depends almost entirely on the successful clinical development, regulatory approval and commercialization of our product candidates, and additional preclinical testing and substantial clinical development and regulatory approval efforts will be required before we are permitted to commence commercialization, if ever. The clinical trials and manufacturing and marketing of product candidates will be subject to extensive and rigorous review and regulation by numerous government authorities in the United States and other jurisdictions where we intend to test and, if approved, market our product candidates. Before obtaining regulatory approvals for the commercial sale of any product candidate, we must demonstrate through preclinical testing and clinical trials that the product candidate is safe and effective for use in each target indication, and potentially in specific patient populations. This process can take many years and may include post-marketing studies and surveillance, which would require the expenditure of substantial resources beyond the proceeds we raise in this offering. Of the large number of drugs in development for approval in the United States and the European Union, only a small percentage successfully complete the FDA or EMA regulatory approval processes, as applicable, and are commercialized. Accordingly, even if we are able to obtain the requisite financing to continue to fund our research, development and clinical programs, we cannot assure you that any of our product candidates will be successfully developed or commercialized.

Because the results of preclinical testing are not necessarily predictive of future results, our products may not have favorable results in our planned clinical trials.

Any positive results from our preclinical testing of our products may not necessarily be predictive of the results from our planned clinical trials in humans. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in clinical trials after achieving positive results in preclinical development, and we cannot be certain that we will not face similar setbacks. These setbacks have been caused by, among other things, preclinical findings made while clinical trials were underway or safety or efficacy observations made in clinical trials, including adverse events. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials nonetheless failed to obtain FDA or EMA approval. If we fail to produce positive results in our clinical trials, the development timeline and regulatory approval and commercialization prospects for our products, and, correspondingly, our business and financial prospects, would be materially adversely affected.

Failures or delays in the completion of our preclinical studies or the commencement and completion of our clinical trials could result in increased costs to us and could delay, prevent or limit our ability to generate revenue and continue our business.

To date, we have not commenced any clinical trials. Successful completion of such clinical trials is a prerequisite to submitting an NDA to the FDA or an MAA to the EMA. Clinical trials are expensive, difficult to design and implement, can take many years to complete and are uncertain as to outcome. A product candidate can unexpectedly fail at any stage of clinical development. The historic failure rate for product candidates is high due to scientific feasibility, safety, efficacy, changing standards of medical care and other variables. The commencement and completion of clinical trials can be delayed or prevented for a number of reasons, including, among others:

● delays in reaching or failing to reach agreement on acceptable terms with prospective clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different clinical trial sites;

● delays or inability in manufacturing or obtaining sufficient quantity or quality of a product candidate or other materials necessary to conduct clinical trials due to regulatory and manufacturing constraints;

● difficulties obtaining institutional review board, or IRB, DEA or comparable foreign regulatory authority, or ethics committee approval to conduct a clinical trial at a prospective site or sites;

● challenges in recruiting and enrolling patients to participate in clinical trials, including the size and nature of the patient population, the proximity of patients to clinical trial sites, eligibility criteria for the clinical trial, the nature of the clinical trial protocol, the availability of approved effective treatments for the relevant indication and competition from other clinical trial programs for similar indications;

● severe or unexpected toxicities or drug-related side effects experienced by patients in our clinical trials or by individuals using drugs similar to our product candidates;

● DEA or comparable foreign regulatory authority-related recordkeeping, reporting or security violations at a clinical trial site, leading the DEA, state authorities or comparable foreign regulatory authorities to suspend or revoke the site’s controlled substance license and causing a delay or termination of planned or ongoing clinical trials;

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● regulatory concerns with cannabinoid products generally and the potential for abuse of those products;

● difficulties retaining patients who have enrolled in a clinical trial who may withdraw due to lack of efficacy, side effects, personal issues or loss of interest;

● ambiguous or negative interim results; or

● lack of adequate funding to continue the clinical trial.

In addition, a clinical trial may be suspended or terminated by us, the FDA, IRBs, ethics committees, data safety monitoring board or other foreign regulatory authorities overseeing the clinical trial at issue or other regulatory authorities due to a number of factors, including, among others:

● failure to conduct the clinical trial in accordance with regulatory requirements or our clinical trial protocols;

● inspection of the clinical trial operations or clinical trial sites by the FDA, the DEA, the EMA or other foreign regulatory authorities that reveals deficiencies or violations that require us to undertake corrective action, including the imposition of a clinical hold;

● unforeseen safety issues, including any safety issues that could be identified in our ongoing toxicology studies;

● adverse side effects or lack of effectiveness; and

● changes in government regulations or administrative actions.

We intend to focus on prodrugs for certain indications, and may fail to capitalize on other product candidates or other indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we are focusing on research programs relating to our proprietary products for certain indications, which concentrates the risk of product failure in the event the products prove to be unsafe or ineffective or inadequate for clinical development or commercialization. As a result, we may forego or delay pursuit of opportunities with other product candidates or for other indications that could later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on proprietary research and development programs relating to our products may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for our products, we may relinquish valuable rights to our products through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to our products.

The regulatory approval processes of the FDA, the EMA and other comparable foreign regulatory authorities are lengthy, time-consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed.

We are not permitted to market our product candidates in the United States or the European Union until we receive approval of an NDA from the FDA or an MAA from the EMA, respectively, or in any foreign countries until we receive the requisite approval from such countries. Prior to submitting an NDA to the FDA or an MAA to the EMA for approval of our product candidates we will need to complete our ongoing preclinical studies, as well as Phase 1, Phase 2 and Phase 3 clinical trials. We are still conducting preclinical studies and have not yet commenced our clinical program or tested any product in humans. We plan to submit NDAs for our products to the FDA upon completion of all requisite clinical trials. Successfully initiating and completing our clinical program and obtaining approval of an NDA or MAA is a complex, lengthy, expensive and uncertain process, and the FDA or EMA may delay, limit or deny approval of our product candidates for many reasons, including, among others, because:

● we may not be able to demonstrate that our product candidates are safe and effective in treating patients to the satisfaction of the FDA or EMA;

● the results of our clinical trials may not meet the level of statistical or clinical significance required by the FDA or EMA for marketing approval;

● the FDA or EMA may disagree with the number, design, size, conduct or implementation of our clinical trials;

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● the FDA or EMA may require that we conduct additional clinical trials;

●the FDA or EMA or other applicable foreign regulatory authorities may not approve the formulation, labeling or specifications of our product candidates;

● the contract research organizations, or CROs, and other contractors that we may retain to conduct our clinical trials may take actions outside of our control that materially adversely impact our clinical trials;

● the FDA or EMA may find the data from preclinical studies and clinical trials insufficient to demonstrate that our products’ clinical and other benefits outweigh their safety risks;

● the FDA or EMA may disagree with our interpretation of data from our preclinical studies and clinical trials;

● the FDA or EMA may not accept data generated at our clinical trial sites or may disagree with us over whether to accept efficacy results from clinical trial sites outside the United States where the standard of care is potentially different from that in the United States;

● if and when our NDAs or MAAs are submitted to the FDA or EMA, as applicable, the regulatory agency may have difficulties scheduling the necessary review meetings in a timely manner, may recommend against approval of our application or may recommend or require, as a condition of approval, additional preclinical studies or clinical trials, limitations on approved labeling or distribution and use restrictions;

● the FDA may require development of a Risk Evaluation and Mitigation Strategy, or REMS, which would use risk minimization strategies beyond the professional labeling to ensure that the benefits of certain prescription drugs outweigh their risks, as a condition of approval or post-approval, and the EMA may grant only conditional approval or impose specific obligations as a condition for marketing authorization, or may require us to conduct post-authorization safety studies;

● the FDA, EMA, DEA or other applicable foreign regulatory agencies may not approve the manufacturing processes or facilities of third-party manufacturers with which we contract or DEA or other applicable foreign regulatory agency quotas may limit the quantities of controlled substances available to our manufacturers; or

● the FDA or EMA may change their approval policies or adopt new regulations.

Any of these factors, many of which are beyond our control, could jeopardize our ability to obtain regulatory approval for and successfully market our products.

Even if our products receive regulatory approval, they may still face future development and regulatory difficulties.

If we obtain regulatory approval for our products, such approval would be subject to extensive ongoing requirements by the DEA, FDA, EMA and other foreign regulatory authorities related to the manufacture, quality control, further development, labeling, packaging, storage, distribution, safety surveillance, import, export, advertising, promotion, recordkeeping and reporting of safety and other post-market information. The safety profile of any product will continue to be closely monitored by the FDA, EMA and other comparable foreign regulatory authorities. If the FDA, EMA or any other comparable foreign regulatory authority becomes aware of new safety information after approval of any of our product candidates, these regulatory authorities may require labeling changes or establishment of a REMS, impose significant restrictions on a product’s indicated uses or marketing, impose ongoing requirements for potentially costly post-approval studies or post-market surveillance or impose a recall.

In addition, manufacturers of therapeutic products and their facilities are subject to continual review and periodic inspections by the FDA, the EMA and other comparable foreign regulatory authorities for compliance with current good manufacturing practices, or cGMP, regulations. Further, manufacturers of controlled substances must obtain and maintain necessary DEA and state registrations and registrations with applicable foreign regulatory authorities, and must establish and maintain processes to ensure compliance with DEA and state requirements and requirements of applicable foreign regulatory authorities governing, among other things, the storage, handling, security, recordkeeping and reporting for controlled substances. If we or a regulatory agency discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. If we, our product candidates or the manufacturing facilities for our product candidates fail to comply with applicable regulatory requirements, a regulatory agency may, among other things:

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● issue untitled letters or warning letters;

● mandate modifications to promotional materials or require us to provide corrective information to healthcare practitioners;

● require us to enter into a consent decree, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;

● seek an injunction or impose civil or criminal penalties or monetary fines;

● suspend or withdraw regulatory approval;

● suspend any ongoing clinical trials;

● refuse to approve pending applications or supplements to applications filed by us; or

● require us to initiate a product recall.

The occurrence of any event or penalty described above may inhibit our ability to commercialize our product candidates and may otherwise have a material adverse effect on our business, financial condition and results of operations.

Our products will be subject to controlled substance laws and regulations; failure to receive necessary approvals may delay the launch of our products and failure to comply with these laws and regulations may adversely affect the results of our business operations.

Our products will contain controlled substances as defined in the federal Controlled Substances Act of 1970, or CSA. Controlled substances that are pharmaceutical products are subject to a high degree of regulation under the CSA, which establishes, among other things, certain registration, manufacturing quotas, security, recordkeeping, reporting, import, export and other requirements administered by the DEA. The DEA classifies controlled substances into five schedules: Schedule I, II, III, IV or V substances. Schedule I substances by definition have a high potential for abuse, have no currently “accepted medical use” in the United States, lack accepted safety for use under medical supervision, and may not be prescribed, marketed or sold in the United States. Pharmaceutical products approved for use in the United States may be listed as Schedule II, III, IV or V, with Schedule II substances considered to present the highest potential for abuse or dependence and Schedule V substances the lowest relative risk of abuse among such substances. Schedule I and II drugs are subject to the strictest controls under the CSA, including manufacturing and procurement quotas, security requirements and criteria for importation. In addition, dispensing of Schedule II drugs is further restricted. For example, they may not be refilled without a new prescription.

While Cannabis is a Schedule I controlled substance, products approved for medical use in the United States that contain Cannabis or Cannabis extracts must be placed in Schedules II - V, since approval by the FDA satisfies the “accepted medical use” requirement. If and when our products receive FDA approval, the DEA will make a scheduling determination and place them in a schedule other than Schedule I in order for it to be prescribed to patients in the United States. If approved by the FDA, we expect the finished dosage forms of our products to be listed by the DEA as a Schedule II or III controlled substance. Consequently, their manufacture, importation, exportation, domestic distribution, storage, sale and legitimate use will be subject to a significant degree of regulation by the DEA. The scheduling process may take one or more years beyond FDA approval, thereby significantly delaying the launch of our products. Furthermore, if the FDA, DEA or any foreign regulatory authority determines that our products may have potential for abuse, it may require us to generate more clinical data than that which is currently anticipated, which could increase the cost and/or delay the launch of our products.

Because our products will contain active ingredients of Cannabis, which are Schedule I substances, to conduct preclinical studies and clinical trials with our products in the United States prior to approval, each of our research sites must submit a research protocol to the DEA and obtain and maintain a DEA researcher registration that will allow those sites to procure necessary materials from suppliers, and to handle and dispense our products. If the DEA delays or denies the grant of a research registration to one or more research sites, the preclinical studies or clinical trials could be significantly delayed, and we could lose and be required to replace clinical trial sites, resulting in additional costs.

We expect that our products will be scheduled as Schedule II or III, as a result of which we will also need to identify wholesale distributors with the appropriate DEA registrations and authority to distribute the products to pharmacies and other healthcare providers, and these distributors would need to obtain Schedule II or III distribution registrations. The failure to obtain, or delay in obtaining, or the loss of any of those registrations could result in increased costs to us. If our products are Schedule II drugs, pharmacies would have to maintain enhanced security with alarms and monitoring systems and they must adhere to recordkeeping and inventory requirements. This may discourage some pharmacies from carrying the product. Furthermore, state and federal enforcement actions, regulatory requirements, and legislation intended to reduce prescription drug abuse, such as the requirement that physicians consult a state prescription drug monitoring program, may make physicians less willing to prescribe, and pharmacies to dispense, Schedule II products.

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We may manufacture the commercial supply of our products, or necessary raw materials, outside of the United States. If our products are approved by the FDA and classified as a Schedule II or III substance, an importer can import for commercial purposes if it obtains from the DEA an importer registration and files an application with the DEA for an import permit for each import. The DEA provides annual assessments/estimates to the International Narcotics Control Board which guides the DEA in the amounts of controlled substances that the DEA authorizes to be imported. The failure to identify an importer or obtain the necessary import authority, including specific quantities, could affect the availability of our products and have a material adverse effect on our business, results of operations and financial condition. In addition, an application for a Schedule II importer registration must be published in the Federal Register, and there is a waiting period for third party comments to be submitted.

Individual states have also established controlled substance laws and regulations. Though state-controlled substance laws often mirror federal law, because the states are separate jurisdictions, they may separately schedule our product candidates as well. While some states automatically schedule a drug based on federal action, other states schedule drugs through rulemaking or a legislative action. State scheduling may delay commercial sale of any product for which we obtain federal regulatory approval and adverse scheduling could have a material adverse effect on the commercial attractiveness of such product. We or our partners must also obtain separate state registrations, permits or licenses in order to be able to obtain, handle, and distribute controlled substances for clinical trials or commercial sale, and failure to meet applicable regulatory requirements could lead to enforcement and sanctions by the states in addition to those from the DEA or otherwise arising under federal law.

Product shipment delays could have a material adverse effect on our business, results of operations and financial condition.

The shipment, import and export of our products and raw materials may require import and export licenses. In the United States, the FDA, U.S. Customs and Border Protection and in other countries, similar regulatory authorities, regulate the import and export of pharmaceutical products that contain controlled substances. Specifically, the import and export process requires the issuance of import and export licenses by the relevant controlled substance authority in both the importing and exporting country. We may not be granted, or if granted, maintain, such licenses from the authorities in certain countries. Even if we obtain the relevant licenses, shipments of our products and materials may be held up in transit, which could cause significant delays and may lead to product batches being stored outside required temperature ranges. Inappropriate storage may damage the product shipment resulting in delays in clinical trials or, upon commercialization, a partial or total loss of revenue from one or more shipments of our products. A delay in a clinical trial or, upon commercialization, a partial or total loss of revenue from one or more shipments of our products could have a material adverse effect on our business, results of operations and financial condition.

Failure to obtain regulatory approval in jurisdictions outside the United States and the European Union would prevent our product candidates from being marketed in those jurisdictions.

In order to market and sell our products in jurisdictions other than the United States and the European Union, we must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The regulatory approval process outside the United States and the European Union generally includes all of the risks associated with obtaining FDA and EMA approval, but can involve additional testing. We may need to partner with third parties in order to obtain approvals outside the United States and the European Union. In addition, in many countries worldwide, it is required that the product be approved for reimbursement before the product can be approved for sale in that country. We may not obtain approvals from regulatory authorities outside the United States and the European Union on a timely basis, if at all. Even if we were to receive approval in the United States or the European Union, approval by the FDA or the EMA does not ensure approval by regulatory authorities in other countries or jurisdictions. Similarly, approval by one regulatory authority outside the United States and the European Union would not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA or the EMA. We may not be able to file for marketing approvals and may not receive necessary approvals to commercialize our products in any market. If we are unable to obtain approval of our product candidates by regulatory authorities in other foreign jurisdictions, the commercial prospects of those product candidates may be significantly diminished and our business prospects could decline.

Healthcare legislation, including potentially unfavorable pricing regulations or other healthcare reform initiatives, may increase the difficulty and cost for us to obtain marketing approval of and commercialize our product candidates.

In the United States there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of our product candidates, restrict or regulate post-approval activities or affect our ability to profitably sell any product candidates for which we obtain marketing approval.

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The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or Affordable Care Act, among other things, imposes a significant annual fee on companies that manufacture or import branded prescription drug products. It also contains substantial provisions intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against healthcare fraud and abuse, add new transparency requirements for the healthcare and health insurance industries, impose new taxes and fees on pharmaceutical and medical device manufacturers, and impose additional health policy reforms, any of which could negatively impact our business. A significant number of provisions are not yet, or have only recently become effective, but the Affordable Care Act is likely to continue the downward pressure on pharmaceutical and medical device pricing, especially under the Medicare program, and may also increase our regulatory burdens and operating costs.

In addition, other legislative changes have been proposed and adopted since passage of the Affordable Care Act. The Budget Control Act of 2011, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals in spending reductions. The Joint Select Committee did not achieve a targeted deficit reduction of an amount greater than $1.2 trillion for the fiscal years 2012 through 2021, triggering the legislation’s automatic reduction to several government programs. This included aggregate reductions to Medicare payments to healthcare providers of up to 2.0% per fiscal year, which went into effect in April 2013. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, reduced Medicare payments to several categories of healthcare providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. If we ever obtain regulatory approval and successfully commercialize our products, these new laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on our customers and accordingly, our financial operations.

We expect that the Affordable Care Act, as well as other healthcare reform measures that have been and may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved product, and could seriously harm our future revenues. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may compromise our ability to generate revenue, attain profitability or commercialize our products.

We may seek orphan drug status for our products for the treatment of certain diseases or conditions, but we may be unable to obtain such designation or to maintain the benefits associated orphan drug status, including market exclusivity, which may cause our revenue, if any, to be reduced.

Regulatory authorities in some jurisdictions, including the United States and European Union, may designate drugs for relatively small patient populations as orphan drugs. The FDA may grant Orphan Drug Designation to drugs intended to treat a rare disease or condition that affects fewer than 200,000 individuals annually in the United States, or, if the disease or condition affects more than 200,000 individuals annually in the United States, if there is no reasonable expectation that the cost of developing and making the drug would be recovered from sales in the United States. In the European Union, the EMA’s Committee for Orphan Medicinal Products grants Orphan Drug Designation to promote the development of products that are intended for the diagnosis, prevention or treatment of life-threatening or chronically debilitating conditions affecting not more than five in 10,000 persons in the European Union community. Additionally, designation is granted for products intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the drug in the European Union would be sufficient to justify the necessary investment in developing the drug.

In the United States, Orphan Drug Designation entitles a party to financial incentives, such as opportunities for grant funding towards clinical trial costs, tax credits for certain research and user fee waivers under certain circumstances. In addition, if a product receives the first FDA approval for the indication for which it has orphan designation, the product is entitled to seven years of market exclusivity, which means the FDA may not approve any other application for the same drug for the same indication for a period of seven years, except in limited circumstances, such as a showing of clinical superiority over the product with orphan exclusivity. Orphan drug exclusivity does not prevent the FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition. In the European Union, Orphan Drug Designation also entitles a party to financial incentives such as reduction of fees or fee waivers and ten years of market exclusivity following drug approval. This period may be reduced to six years if the Orphan Drug Designation criteria are no longer met, including where it is shown that the product is sufficiently profitable so that market exclusivity is no longer justified.

As a result, even if our products receive orphan exclusivity, the FDA or EMA can still approve other drugs that have a different active ingredient for use in treating the same indication. Furthermore, the FDA can waive orphan exclusivity if we are unable to manufacture sufficient supply of our products or the EMA could reduce the term of exclusivity if our products are sufficiently profitable.

We may seek orphan drug designation for our products, but exclusive marketing rights in the United States may be limited if we seek approval for an indication broader than the orphan designated indication and may be lost if the FDA or EMA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition. In addition, although we may seek orphan drug designation for our products, we may never receive such designation, or there may be a delay in receiving such designation that would impact our expected timeframe for clinical development.

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Even if we are able to commercialize our products, the products may not receive coverage and adequate reimbursement from third-party payors, which could harm our business.

The availability of reimbursement by governmental and private payors is essential for most patients to be able to afford expensive treatments. Sales of our products, if approved, will depend substantially on the extent to which the costs of these products will be paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. If reimbursement is not available, or is available only to limited levels, we may not be able to successfully commercialize our products. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a sufficient return on our investment.

In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or Medicare Modernization Act, established the Medicare Part D program and provided authority for limiting the number of drugs that will be covered in any therapeutic class thereunder. The Medicare Modernization Act, including its cost reduction initiatives, could decrease the coverage and reimbursement rate that we receive for any of our approved products. Furthermore, private payors often follow Medicare coverage policies and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from the Medicare Modernization Act may result in a similar reduction in payments from private payors.

There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. In the United States, the principal decisions about reimbursement for new medicines are typically made by the Centers for Medicare & Medicaid Services, or CMS, an agency within the U.S. Department of Health and Human Services, or HHS, as CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare. Private payors tend to follow CMS to a substantial degree.

The intended use of a drug product by a physician can also affect pricing. For example, CMS could initiate a National Coverage Determination administrative procedure, by which the agency determines which uses of a therapeutic product would and would not be reimbursable under Medicare. This determination process can be lengthy, thereby creating a long period during which the future reimbursement for a particular product may be uncertain.

Outside the United States, particularly in member states of the European Union, the pricing of prescription drugs is subject to governmental control. In these countries, pricing negotiations or the successful completion of health technology assessment procedures with governmental authorities can take considerable time after receipt of marketing approval for a product. In addition, there can be considerable pressure by governments and other stakeholders on prices and reimbursement levels, including as part of cost containment measures. Certain countries allow companies to fix their own prices for medicines, but monitor and control company profits. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various European Union member states and parallel distribution, or arbitrage between low-priced and high-priced member states, can further reduce prices. In some countries, we or our collaborators may be required to conduct a clinical trial or other studies that compare the cost-effectiveness of our product candidates to other available therapies in order to obtain or maintain reimbursement or pricing approval. Publication of discounts by third-party payors or authorities may lead to further pressure on the prices or reimbursement levels within the country of publication and other countries. If reimbursement of any product candidate approved for marketing is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business, financial condition, results of operations or prospects could be adversely affected.

Our relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers, physicians and third-party payors play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our future arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our products for which we obtain marketing approval. As a pharmaceutical company, even though we do not and will not control referrals of healthcare services or bill directly to Medicare, Medicaid or other third-party payors, certain federal and state healthcare laws and regulations pertaining to fraud and abuse and patients’ rights are and will be applicable to our business. Restrictions under applicable federal and state healthcare laws and regulations that may affect our ability to operate include the following:

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● the U.S. federal healthcare Anti-Kickback Statute impacts our marketing practices, educational programs, pricing policies and relationships with healthcare providers or other entities, by prohibiting, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid;

● federal civil and criminal false claims laws and civil monetary penalty laws impose criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, including the Medicare and Medicaid programs, claims for payment that are false or fraudulent (including through impermissible promotion of our products for off-label uses) or making a false statement or record to avoid, decrease or conceal an obligation to pay money to the federal government;

● the U.S. federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also created federal criminal laws that prohibit knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statements in connection with the delivery of or payment for healthcare benefits, items or services;

● HIPAA, and the rules and regulations promulgated thereunder, establish federal standards for maintaining the privacy and security of certain patient health information known as Protected Health Information, or PHI. As amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, HIPAA establishes federal standards for administrative, technical and physical safeguards relevant to the electronic transmission of PHI and imposes notification obligations in the event of a breach of the privacy or security of PHI. In addition to adhering to the requirements of HIPAA, entities considered “covered entities” under HIPAA (such as health plans, healthcare clearinghouses, and certain healthcare providers) are required to obtain assurances in the form of a written contract from certain business associates to which they transmit PHI (or who create, receive, transmit or maintain PHI on the covered entity’s behalf) to ensure that the privacy and security of such information is maintained in accordance with HIPAA requirements. HITECH made changes to HIPAA including extending the reach of HIPAA beyond HIPAA covered entities to business associates, increased the maximum civil monetary penalties for violations of HIPAA, and granted enforcement authority to state attorneys general. Failure to comply with HIPAA/HITECH can result in civil and criminal liability, including civil monetary penalties, fines and imprisonment;

● the U.S. federal physician payment transparency requirements under the Affordable Care Act require applicable manufacturers of covered drugs, devices, biologics and medical supplies to report annually to HHS information related to payments and other transfers of value to physicians, certain other healthcare providers, and teaching hospitals, and ownership and investment interests held by physicians and certain other healthcare providers and their immediate family members and applicable group purchasing organizations; and

● analogous state laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers. Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require drug manufacturers to report information related to payments and other transfers of value to physicians and certain other healthcare providers or marketing expenditures. Additionally, state and foreign laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA/HITECH, thus complicating compliance efforts.

Comparable laws and regulations exist in the countries within the European Economic Area, or EEA. Although such laws are partially based upon European Union law, they may vary from country to country. Healthcare specific, as well as general European Union and national laws, regulations and industry codes constrain, for example, our interactions with government officials and healthcare practitioners, and the handling of healthcare data. Non-compliance with any of these laws or regulations could lead to criminal or civil liability.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any physicians or other healthcare providers or entities with whom we expect to do business are found to not be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

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Also, the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Our internal control policies and procedures may not protect us from reckless or negligent acts committed by our employees, future distributors, licensees or agents. Violations of these laws, or allegations of such violations, could result in fines, penalties or prosecution and have a negative impact on our business, results of operations and reputation.

If we are unable to develop pharmaceutical sales, marketing and distribution capabilities or enter into agreements with third parties to perform these functions on acceptable terms, we may be unable to generate revenue.

If our pharmaceutical products are approved, we will need to develop internal sales, marketing and distribution capabilities to commercialize such products, which would be expensive and time-consuming, or enter into collaborations with third parties to perform these services. If we decide to market our products directly, we will need to commit significant financial and managerial resources to develop a marketing and sales force with technical expertise and supporting distribution, administration and compliance capabilities. If we rely on third parties with such capabilities to market our products or decide to co-promote products with collaborators, we will need to establish and maintain marketing and distribution arrangements with third parties, and there can be no assurance that we will be able to enter into such arrangements on acceptable terms or at all. In entering into third-party marketing or distribution arrangements, any revenue we receive will depend upon the efforts of the third parties and there can be no assurance that such third parties will establish adequate sales and distribution capabilities or be successful in gaining market acceptance of any approved product. If we are not successful in commercializing any product approved in the future, either on our own or through third parties, our business, financial condition and results of operations could be materially adversely affected.

Our products, if approved, may be unable to achieve broad market acceptance and, consequently, limit our ability to generate revenue from new products.

Even when product development is successful and regulatory approval has been obtained, our ability to generate significant revenue depends on the acceptance of our products by physicians and patients. The market acceptance of any product depends on a number of factors, including the indication statement and warnings approved by regulatory authorities in the product label, continued demonstration of efficacy and safety in commercial use, physicians’ willingness to prescribe the product, reimbursement from third-party payors such as government healthcare systems and insurance companies, the price of the product, the nature of any post-approval risk management plans mandated by regulatory authorities, competition, and marketing and distribution support. Any factors preventing or limiting the market acceptance of our product candidates could have a material adverse effect on our business, results of operations and financial condition.

If we receive regulatory approvals, we intend to market our products in multiple jurisdictions where we have limited or no operating experience and may be subject to increased business and economic risks that could affect our financial results.

If we receive regulatory approvals, we plan to market our products in jurisdictions where we have limited or no experience in marketing, developing and distributing our products. Certain markets have substantial legal and regulatory complexities that we may not have experience navigating. We are subject to a variety of risks inherent in doing business internationally, including risks related to the legal and regulatory environment in non-U.S. jurisdictions, including with respect to privacy and data security, trade control laws and unexpected changes in laws, regulatory requirements and enforcement, as well as risks related to fluctuations in currency exchange rates and political, social and economic instability in foreign countries. If we are unable to manage our international operations successfully, our financial results could be adversely affected.

In addition, controlled substance legislation may differ in other jurisdictions and could restrict our ability to market our products internationally. Most countries are parties to the Single Convention on Narcotic Drugs 1961, which governs international trade and domestic control of narcotic substances, including Cannabisextracts. Countries may interpret and implement their treaty obligations in a way that creates a legal obstacle to us obtaining marketing approval for our products in those countries. These countries may not be willing or able to amend or otherwise modify their laws and regulations to permit our products to be marketed, or achieving such amendments to the laws and regulations may take a prolonged period of time. We would be unable to market our products in countries with such obstacles in the near future or perhaps at all without modification to laws and regulations.

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Our products will contain controlled substances, the use of which may generate public controversy.

Since our products will contain controlled substances, their regulatory approval may generate public controversy. Political and social pressures and adverse publicity could lead to delays in approval of, and increased expenses for, our products. These pressures could also limit or restrict the introduction and marketing of our products. Adverse publicity from Cannabis misuse or adverse side effects from Cannabis or other cannabinoid products may adversely affect the commercial success or market penetration achievable by our products. The nature of our business attracts a high level of public and media interest, and in the event of any resultant adverse publicity, our reputation may be harmed.

If we fail to protect or enforce our intellectual property rights or secure rights to the intellectual property of others, the value of our intellectual property rights would diminish.

We expect to continue to develop our intellectual property portfolio as we increase our research and development efforts. We may be unable to obtain patents or other protection for any technologies we develop, because such technologies are not coverable by patents or other forms of registered intellectual property, because third parties file patents covering the same claims earlier than we do, or for other reasons. If we are able to obtain issued patents, we cannot predict the degree and range of protection any patents will afford us against competitors, including whether third parties will find ways to invalidate or otherwise circumvent our patents. Others may obtain patents claiming aspects similar to those covered by our patents and patent applications, which may limit the efficacy of the protections afforded by any patents we may obtain.

Our success will also depend upon the skills, knowledge and experience of our personnel, our consultants and advisors as well as our licensors and contractors. To help protect any proprietary know-how we develop and any inventions for which patents may be unobtainable or difficult to obtain, we expect to rely on trade secret protection and confidentiality agreements. To this end, we expect to require our employees, consultants, advisors and contractors to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

If we infringe the rights of third parties we could be prevented from selling products and forced to pay damages or defend against litigation.

If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs. In that case, we could be required to:

●	obtain licenses from such third parties, which may not be available on commercially reasonable terms, if at all;

●	redesign our products or processes to avoid infringement, which may not be feasible;

●	stop using the subject matter claimed in the patents held by others;

●	pay damages; and/or

●	defend litigation or administrative proceedings, which may be costly whether we win or lose, and which could result in a substantial diversion of our valuable management resources.

Any of these outcomes could divert management attention and other resources and could significantly harm our operations and financial condition.

We use hazardous materials in our business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

Our research and development efforts and our manufacturing and agricultural processes may involve the controlled storage, use and disposal of certain hazardous materials and waste products. We and our suppliers and other collaborators are subject to federal, state and local regulations governing the use, manufacture, storage, handling and disposal of materials and waste products. Even if we and these suppliers and collaborators comply with the standards prescribed by law and regulation, the risk of accidental contamination or injury from hazardous materials cannot be eliminated. We may not be able to obtain and maintain insurance on acceptable terms, or at all, to cover costs associated with any such accidental contamination. In the event of such an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of any insurance we may obtain and exceed our financial resources. We may incur significant costs to comply with current or future environmental laws and regulations.

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We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability lawsuits.

If we are able to develop and commercialize our proposed products, we could become subject to product liability claims. If we are not able to successfully defend against such claims, we may incur substantial liabilities or be required to limit commercialization of our proposed products. If we are unable to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability, claims could prevent or inhibit the commercialization of products we develop, alone or with corporate collaborators. Even if our agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

Government regulation of our products could increase our costs, prevent us from offering certain products or cause us to recall products.

The processing, formulation, manufacturing, packaging, labeling, advertising and distribution of our products is subject to regulation by one or more federal agencies, and various agencies of the states and localities in which our products are manufactured and sold. These government regulatory agencies may attempt to regulate any of our products that fall within their jurisdiction. Such regulatory agencies may not accept the evidence of safety for any new ingredients that we may want to market, may determine that a particular product or product ingredient presents an unacceptable health risk, may determine that a particular statement of nutritional support that we want to use is an unacceptable drug claim or an unauthorized version of a food “health claim,” may determine that a particular product is an unapproved new drug, or may determine that particular claims are not adequately supported by available scientific evidence. Such a determination would prevent us from marketing particular products or using certain statements of nutritional support on our products. We also may be unable to disseminate third-party literature that supports our products if the third-party literature fails to satisfy certain requirements.

In addition, a government regulatory agency could require us to remove a particular product from the market. Any product recall or removal would result in additional costs to us, including lost revenues from any products that we are required to remove from the market, any of which could be material. Any such product recalls or removals could lead to liability, substantial costs and reduced growth prospects.

If any of our products contain plants, herbs or other substances not recognized as safe by a government regulatory agency, we may not be able to market or sell such products in that jurisdiction. Any such prohibition could materially adversely affect our results of operations and financial condition. Further, if more stringent statutes are enacted, or if more stringent regulations are promulgated, we may not be able to comply with such statutes or regulations without incurring substantial expense, or at all.

We are not able to predict the nature of future laws, regulations, repeals or interpretations or to predict the effect additional governmental regulation, if and when it occurs, would have on our business in the future. Such developments could, however, require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, or other new requirements. Any such developments could involve substantial additional costs to us, which we may not be able to fund, and could have a material adverse effect on our business operations and financial condition.

We have material weaknesses in our internal control over financial reporting. If we fail to create effective controls and procedures and an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

As we disclose in Part II, Item 9A of our annual report, we have material weakness in our internal control over financial reporting and ineffective disclosure controls and procedures, related to insufficient segregation of duties in our finance and accounting functions due to limited personnel and insufficient corporate governance policies. These material weakness result in ineffective oversight in the establishment and monitoring of required financial and other controls and procedures.

Currently, one person often performs all aspects of our financial reporting process, including, but not limited to, preparing underlying accounting records and systems, posting and recording journal entries and preparing our financial statements. As a result, there is often no review of our financial reporting process, which could result in a failure to detect errors in spreadsheets, calculations, or assumptions used to compile the financial statements and related disclosures as filed with the SEC. These control deficiencies could result in a material misstatement of our interim or annual financial statements that may not be prevented or detected.

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Our Board of Directors is currently comprised of three directors, Mr. Robert Brooke, our Chief Executive Officer, Dr. Avtar Dhillon, and Dr. Anthony Maida III. Our Board of Directors has designated Dr. Maida as a designated audit committee financial expert, and we have established an audit committee that is currently comprised solely of Dr. Maida. Neither Mr. Brooke nor Dr. Dhillon would be considered independent for purposes of membership on an audit committee pursuant to Nasdaq Listing Rules. Further, Mr. Brooke, who currently serves as our principal financial officer and principal accounting officer, has some professional experience in finance and accounting but does not have professional credentials. We expect to appoint additional independent directors with experience in finance and accounting and hire additional dedicated finance and accounting staff as we increase our operations, as resources permit and as we identify and recruit qualified candidates for those positions. However, until we have done so, we may be unable to establish or maintain effective internal control over financial reporting. As a result, we may discover additional material weaknesses in our internal control over financial reporting and/or disclosure controls and procedures, which we may not successfully remediate on a timely basis or at all. Any failure to remediate our reported or any future material weaknesses, implement required new or improved controls, or further difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative impact on the trading price of our common stock. Moreover, as we continue and aim to expand our operations we will be required to expend significant resources to design, implement and maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. The costs associated with external consultants and internal resources to accomplish this are significant and difficult to predict.

Risks Related to our Common Stock

Our common stock is illiquid and the price of our common stock may be negatively impacted by any negative operational results and factors unrelated to our operations.

Our common stock is quoted on the OTCQB and has limited trading history. Trading on the OTCQB is frequently highly volatile, with low trading volume. We have experienced significant fluctuations in the price and trading volume of our common stock, which may be caused by factors relating to our business and operational results and/or factors unrelated to our company, including general market conditions. A sufficient market for our common stock may never develop, in which case it could be difficult for stockholders to sell their stock. The market price of our common stock could continue to fluctuate substantially.

Trading of our stock is restricted by the SEC’s “penny stock” regulations and certain FINRA rules, which may limit a stockholder’s ability to buy and sell our common stock.

Our securities are covered by certain “penny stock” rules, which impose additional sales practice requirements on broker-dealers who sell low-priced securities to persons other than established customers and accredited investors. For transactions covered by these rules, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale, among other things. These rules may affect the ability of broker-dealers and holders to sell our common stock and may negatively impact the level of trading activity for our common stock. To the extent our common stock remains subject to the penny stock regulations, such regulations may discourage investor interest in and adversely affect the market liquidity of our common stock.

The Financial Industry Regulatory Authority (known as “FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

If we issue and sell additional shares of our common stock in the future, our existing stockholders will be diluted and our stock price could fall.

Our articles of incorporation authorize the issuance of up to 1,000,000,000 shares of common stock, of which, as of August 12, 2016, 11,997,878 were outstanding and 565,617 were reserved for issuance under our stock incentive plan or outstanding options, warrants or other convertible securities. As a result, we have a large number of shares of common stock that are authorized for issuance and are not outstanding or otherwise reserved, and could be issued at the discretion of our Board of Directors. We expect to seek additional financing in the future in order to fund our operations, and if we issue additional shares of common stock or securities convertible into common stock, our existing stockholders will be diluted. Our Board of Directors may also choose to issue shares of our common stock or securities convertible into or exercisable for our common stock to acquire assets or companies, for compensation to employees, officers, directors, consultants and advisors, or to fund capital expenditures. Additionally, shares of common stock could be issued for anti-takeover purposes or to delay or prevent changes in control or management of the Company. Our Board of Directors may determine to issue shares of our common stock on terms that our stockholders do not deem, that may not enhance stockholder value, or that may ultimately have an adverse effect on our business or the trading price of our common stock. Further, the issuance of any such shares will cause further dilution to the ownership interest of our current stockholders, reduce the book value per share of our common stock and may contribute to a reduction in the market price for our common stock.

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Our directors and officers control a portion of our outstanding common stock, which may delay or prevent a change of control of our company or adversely affect our stock price.

As of the date of this annual report, director Dr. Avtar Dhillon beneficially owns approximately 5.7% of our outstanding common stock and director and Chief Executive Officer Robert Brooke beneficially owns approximately 2.8% of our outstanding common stock. As a result, they are able to exercise a degree of control over matters requiring stockholder approval, such as the election of directors and the approval of significant corporate transactions. These types of transactions include transactions involving an actual or potential change of control of our company or other transactions that non-controlling stockholders may not deem to be in their best interests and which could result in such stockholders receiving a premium for their shares.

We are subject to the reporting requirements of federal securities laws, compliance with which involves significant time, expense and expertise.

We are a public reporting company in the United States, and, accordingly, are subject to the information and reporting requirements of the Exchange Act and other federal securities laws, including the obligations imposed by the Sarbanes-Oxley Act of 2002. The ongoing costs associated with preparing and filing annual, quarterly and current reports, proxy statements and other information with the SEC in the ordinary course, as well as preparing and filing audited financial statements, are significant and may cause unexpected increases in operational expenses. Our present management team is relatively small and may be unable to manage the ongoing costs and compliance effectively. It may be time consuming, difficult and costly for us to hire additional financial reporting, accounting and other finance staff in order to build and retain a management team with adequate expertise and experience in operating a public company.

We have never paid dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.

The continued operation and expansion of our business will require substantial funding. Investors seeking cash dividends in the foreseeable future should not purchase our common stock. We have paid no cash dividends on any of our capital stock to date and we currently intend to retain our available cash to fund the development and growth of our business. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our Board of Directors deems relevant. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any return to stockholders will therefore be limited to the appreciation of their stock, which may never occur.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information contained in this prospectus may contain forward-looking statements. Except for the historical information contained in this discussion of the business and the discussion and analysis of financial condition and results of operations, the matters discussed herein are forward looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology. In addition to the risks and uncertainties described in “Risk Factors” above and elsewhere in this prospectus, these risks and uncertainties may include risks related to:

General economic and business conditions;

●	Our ability to continue as a going concern;

●	Our ability to obtain financing necessary to operate our business;

●	Our limited operating history;

●	Our ability to recruit and retain qualified personnel;

●	Our ability to manage future growth;

●	Our ability to research and successfully develop our planned products;

●	Our ability to successfully complete potential acquisitions and collaborative arrangements; and

●	Other factors discussed under the section entitled “Risk Factors”.

Forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections or other expectations included in any forward-looking statements will come to pass. Our actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. Except as required by applicable laws, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

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SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified in the table below of:

●	Up to 2,650,000 shares of our common stock;

●	Up to 7,950,000 shares of our common stock currently issuable upon exercise of warrants sold to investors in the Financing; and

The selling stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered in this Offering” in the table below. The table below has been prepared based upon the information furnished to us by the selling stockholders. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly.

We have been advised that each of these selling stockholders acquired our warrants in the ordinary course of business, not for resale, and that none of these selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the related common stock.

The following table and disclosure following the table sets forth the name of each selling stockholder, the nature of any position, office or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by the stockholder before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the selling stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

We have assumed all shares of common stock reflected on the table will be sold from time to time in the offering covered by this prospectus. We cannot provide an estimate as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering covered by this prospectus because the selling stockholders may offer some or all of their shares of common stock under this prospectus, and because we may not be required to issue any or all of the additional shares of common stock upon the adjustment of the conversion price of the convertible debentures.

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	Shares of Common Stock Beneficially Owned Before this Offering			Shares Offered in this Offering	Shares of Common Stock Beneficially Owned Upon Completion of this Offering
Selling Stockholder	Number	Percent (1)		Number	Number (2)	Percent (1)(2)
Quezon Group LLC (3)	1,500,000	7.4%		1,500,000	0	*
Trius Holdings Limited (4)	2,000,000	9.9	%(13)	2,000,000	0	*
Gotama Capital SA (5)	1,600,000	7.9%		1,600,000	0	*
Hampton Partners Inc. (6)	1,400,000	6.9%		1,400,000	0	*
Corby Ventures Inc. (7)	1,200,000	5.9%		1,200,000	0	*
Santos Torres LLC (8)	911,764	4.5%		911,764	0	*
Morris Capital Inc. (9)	588,236	2.9%		588,236	0	*
Redfern Investors Ltd. (10)	500,000	2.5%		500,000	0	*
Europa Capital AG (11)	500,000	2.5%		500,000	0	*
Armour Securities LLC (12)	400,000	2.0%		400,000	0	*

*	Less than 1%

(1)	Applicable Ownership percentage is based on the sum of (i) 9,660,378 shares of Common Stock outstanding as of November 1 , 2016, (ii) shares of Common Stock acquired in the Financing, (iii) 2,070,590 shares of Common Stock issued upon the exercise of Warrants acquired in the financing and (iii) 5,879,410 shares of Common Stock issuable upon exercise of all unexercised Warrants acquired in the Financing.

(2)	Assumes that all of the shares of common stock to be registered on the registration statement of which this prospectus is a part, including all shares of common stock underlying warrants held by the applicable selling stockholder, are sold in the offering, and such selling stockholder does not acquire additional shares of our common stock after the date of this prospectus and prior to completion of the offering.

(3)	Includes 500,000 shares of common stock purchased on May 4, 2016, 294,118 shares common stock issued upon exercise of warrants and 1,205,882 issuable under the warrant held by Quezon Group LLC. Mr. Virgilio Santana has voting and dispositive power over the shares held by Quezon Group LLC and may be deemed to beneficially own such shares.

(4)	Includes 500,000 shares of common stock purchased on May 4, 2016, and 1,500,000 issuable under the warrant held by Trius Holdings Limited. Mr. Jordan Wolsey has voting and dispositive power over the shares held by Trius Holdings Limited and may be deemed to beneficially own such shares.

(5)	Includes 400,000 shares of common stock purchased on May 4, 2016 and 1,200,000 issuable under the warrant held by Gotama Capital SA. Mr. Fedir Nikolayev has voting and dispositive power over the shares held by Gotama Capital SA and may be deemed to beneficially own such shares.

(6)	Includes 350,000 shares of common stock purchased on May 4, 2016 and 1,050,000 issuable under the warrant held by Hampton Partners Inc. Mr. Scott Cabianca has voting and dispositive power over the shares held by Hampton Partners Inc. and may be deemed to beneficially own such shares.

(7)	Includes 600,000 shares of common stock issued upon exercise of warrants and 600,000 issuable under the warrant held by Corby Ventures Inc. Corby Ventures Inc. acquired the warrant to purchase 1,200,000 shares of common stock from Armour Securities LLC in September 2016. Mr. Richard Smith has voting and dispositive power over the shares held by Corby Ventures Inc. and may be deemed to beneficially own such shares.

(8)	Includes 588,236 shares of common stock issued upon exercise of warrants and 323,528 issuable under the warrant held by Santos Torres LLC. Santos Torres LLC acquired the warrant to purchase 911,764 shares of common stock from Morris Capital Inc. in September 2016. Mr. Miguel Robles has voting and dispositive power over the shares held by Santos Torres LLC and may be deemed to beneficially own such shares.

(9)	Includes 500,000 shares of common stock purchased on May 4, 2016 and 588,236 shares of common stock issued upon exercise of warrants. Mr. Robert Harris has voting and dispositive power over the shares held by Morris Capital Inc. and may be deemed to beneficially own such shares.

(10)	Represents shares of common stock purchased from Quezon Group LLC in September 2016. Mr. J. P. Jones has voting and dispositive power over the shares held by Redfern Investors Ltd and may be deemed to beneficially own such shares.

(11)	Represents shares of common stock purchased from Morris Capital, Inc. in September 2016. Mr. Jowel Quintana [x] has voting and dispositive power over the shares held by Europa Capital AG and may be deemed to beneficially own such shares.

(12)	Represents shares of common stock purchased on May 4, 2016. Mr. Kazimierz Malik has voting and dispositive power over the shares held by Armour Securities LLC and may be deemed to beneficially own such shares.

(13)	The warrants contain a provision which prevents any exercise of the warrants to the extent that after giving effect to such issuance after exercise, the holder would beneficially own in excess of 9.99% of the Company’s outstanding common stock.

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Other than as described in the above table and accompanying footnotes or as further described below, (a) we have not made, and are not required to make, any potential payments to any selling stockholder, any affiliate of a selling stockholder, or any person with whom any selling stockholder has a contractual relationship regarding the Financing and (b) other than in connection with the Financing, the selling stockholders have not had, and do not have, any material relationship with us except for their ownership of our common stock.

The holders of the warrants issued in the Financing have ongoing rights to exercise the warrants. We have disclosed the material terms of the warrants elsewhere in this prospectus.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

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Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

USE OF PROCEEDS

We will not receive proceeds from the sale of common stock under this prospectus. We would, however, receive approximately $1,351,500 from the selling stockholders if they exercise their warrants in full on a cash basis, which we will use primarily for working capital purposes. The warrant holders may exercise their warrants at any time in accordance with the terms thereof until their expiration, as further described under “Description of Securities.” If there is no effective registration statement registering the resale of the common stock underlying the warrants as of certain time periods (as provided in the warrants), the warrant holders may choose to exercise their warrants on a “cashless exercise” or “net exercise” basis. If they do so, we will not receive any proceeds from the exercise of the warrants. Because the warrant holders may exercise the warrants largely in their own discretion, if at all, we cannot plan on specific uses of proceeds beyond application of proceeds to the purposes herein described. We have agreed to bear the expenses (other than any underwriting discounts or commissions or agent’s commissions) in connection with the registration of the common stock being offered hereby by the selling stockholders.

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DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized Capital Stock

Effective October 10, 2011, we effected a seven (7) for one (1) forward stock split of our authorized, issued and outstanding common stock. As a result, our authorized capital increased from 75,000,000 shares of common stock with a par value of $0.001 to 525,000,000 shares of common stock with a par value of $0.001. Effective July 20, 2016, we exchanged one (1) share of our authorized, issued and outstanding common stock for each 10 shares of common stock then outstanding or exercisable under any outstanding warrants or option agreements and we increased the number of shares of authorized common stock from 525,000,000 to 1,000,000,000. Our articles of incorporation do not provide for the issuance of preferred stock.

Securities Issued and Outstanding

As of November 1 , 2016, excluding the shares to be registered hereunder, there were issued and outstanding (i) 9,660,379 shares of common stock, (ii) warrants to purchase up to 1,752,718 shares of our common stock at exercise prices ranging from $2.00 to $4.50 per share, and (iii) options to purchase 2,652,488 shares of our common stock outstanding under the 2012 Plan.

Description of Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Our articles of incorporation do not provide for cumulative voting in the election of directors. The holders of our common stock will be entitled to cash dividends as may be declared, if any, by our Board of Directors from funds available. Upon liquidation, dissolution or winding up of our company, the holders of our common stock will be entitled to receive pro rata all assets available for distribution to the holders.

Description of Warrants

The warrants, whose underlying common stock is being registered by this prospectus, were issued and sold in the Financing. These warrants have an exercise price of $0.17 per share and expire on February 4, 2016. Each warrant was exercisable immediately upon issuance. The exercise of the warrants is subject to certain exercise limitations, such that the holder may not exercise the warrants if such exercise results in the holder becoming the beneficial owner of more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to such exercise.

The warrants provide for the adjustment of the exercise price and number of shares issuable upon exercise of the warrants in connection with stock dividends and splits, such that the number of shares issuable upon exercise of the warrant is adjusted in proportion to the change in the number of shares outstanding and the aggregate exercise price of the warrant remains unchanged. The warrants do not contain anti-dilution provisions.

Upon the reclassification, reorganization or recapitalization of our common stock, our merger or consolidation with or into another entity, the consummation of a stock purchase agreement whereby more than 50% of the outstanding shares of the common stock are acquired by another person or entity, or a sale or other disposition of substantially all of our assets, the holder of each of the warrants is entitled to receive the number of shares of our common stock or the common stock of our successor or acquirer that such holder would have been entitled to receive immediately prior to such transaction, and the exercise price for such shares shall be adjusted based on the amount of any alternate consideration receivable as a result of such transaction by a holder of the number of shares of common stock for which the warrant is exercisable immediately prior to such transaction. The holder of the warrant may also require us or any successor entity to purchase the warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes value of the remaining unexercised portion of the warrant on the date of the consummation of the transaction.

Transfer Agent

Our shares of common stock are issued in certificated form. The transfer agent and registrar for our common stock is Island Stock Transfer, Inc., 15500 Roosevelt Blvd., Suite 301, Clearwater, Florida 33760.

Anti-Takeover Provisions of Nevada State Law

Some features of the Nevada Revised Statutes, which are further described below, may have the effect of deterring third parties from making takeover bids for control of us or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

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Acquisition of Controlling Interest

The Nevada Revised Statutes contain provisions governing acquisition of a controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless the holders of a majority of the voting power of the corporation, excluding shares as to which any of such acquiring person or entity, an officer or a director of the corporation, and an employee of the corporation exercises voting rights, elect to restore such voting rights in whole or in part. These provisions apply whenever a person or entity acquires shares that, but for the operation of these provisions, would bring voting power of such person or entity in the election of directors within any of the following three ranges:

●	20% or more but less than 33 1/3%;

●	33 1/3% or more but less than or equal to 50%; or

●	more than 50%.

The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from these provisions through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from these provisions.

These provisions are applicable only to a Nevada corporation that:

●	has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation; and

●	does business in Nevada directly or through an affiliated corporation.

These provisions may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

Combination with Interested Stockholder

The Nevada Revised Statutes contain provisions governing combination of a Nevada corporation that has 200 or more stockholders of record with an interested stockholder. A corporation affected by these provisions may not engage in a combination within three years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

●	the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;

●	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or

●	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation, and define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation having:

●	an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

●	an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

●	representing 10% or more of the earning power or net income of the corporation.

Liability and Indemnification of Directors and Officers

We have not entered into separate indemnification agreements with any of our directors or officers. The Nevada Revised Statutes provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director or officer must not have had reasonable cause to believe his/her conduct was unlawful.

Under applicable sections of the Nevada Revised Statutes, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined the officer or director did not meet the standards.

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Our Bylaws include certain indemnification provisions under which we are required to indemnify any of our current or former directors or officers against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or them including an amount paid to settle an action or satisfy a judgment inactive criminal or administrative action or proceeding to which he is or they are made a party by reason of his or her being or having been a director of the Company. In addition, our Articles of Incorporation provide that the no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that these provisions do not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of the law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. In addition, if Section 2115 of the California Corporations Code is applicable to us, certain laws of California relating to the indemnification of directors, officer and others also will govern.

At present, there is no pending litigation or proceeding involving any of our directors or officers regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification. We also maintain insurance policies that indemnify our directors and officers against various liabilities, including liabilities arising under the Securities Act, which might be incurred by any director or officer in his or her capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED MATTERS

Market Information

Our common stock was quoted through the facilities of the OTC Bulletin Board (“OTCBB”) from April 1, 2009 until July 6, 2009 under the symbol “LDMI.OB”. On July 6, 2009, quotation of our shares of common stock on the OTCBB ceased due to our failure to comply with Rule 15c2-11 of the Exchange Act. On February 25, 2010 our shares were again cleared for quotation on the OTCBB under the symbol “LDMI.OB.” On November 23, 2011, in connection with our name change to Stevia First Corp., our symbol changed to “STVF”. However, no shares of our common stock traded on the OTCBB or any other over-the-counter market prior to March 5, 2012. On August 15, 2016, in connection with our name change to Vitlity Biopharma, Inc., our symbol changed to “VBIO”. Our common stock is currently quoted on the OTC Markets Group Inc.’s QB tier, or OTCQB, under the symbol “VBIO.” There is no established public trading market for our common stock. The liquidity of our shares on the OTCQB market is extremely limited, and prices quoted may not be a reliable indication of the value of our common stock.

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The following table sets forth the range of reported high and low closing bid quotations for our common stock for the fiscal quarters indicated as reported by the OTCBB or the OTCQB, as applicable. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low
Fiscal 2015
First Quarter ended June 30, 2014	4.50	3.40
Second Quarter ended September 30, 2014	3.90	3.30
Third Quarter ended December 31, 2014	4.50	3.00
Fourth Quarter ending March 31, 2015	4.40	3.40

Fiscal 2016
First Quarter ended June 30, 2015	3.60	1.70
Second Quarter ended September 30, 2015	2.10	0.90
Third Quarter ended December 31, 2015	1.10	0.30
Fourth Quarter ending March 31, 2016	1.40	0.30

Fiscal 2017
First Quarter ended June 30, 2016	1.00	0.50
Second Quarter ended September 30, 2016	1.08	0.50
Third Quarter ended December 31, 2016 (through November 1 , 2016)	1.51	1.17

Transfer Agent

The transfer agent and registrar for our common stock is Island Stock Transfer, Inc., 15500 Roosevelt Blvd., Suite 301, Clearwater, Florida 33760.

Holders of Common Stock

As of August 12, 2016, there were 30 holders of record of our common stock, not including an indeterminable number of stockholders whose shares are held in street or “nominee” name. As of such date, excluding the shares to be registered hereunder, 9,347,878 shares of common stock were issued and outstanding.

Dividends

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

On February 3, 2012, our Board of Directors approved and adopted the Vitality Biopharma, Inc. 2012 Stock Incentive Plan (the “2012 Plan”), and a majority of stockholders of the Company executed a written consent approving and adopting the 2012 Plan. Under the 2012 Plan, we are authorized to issue up to 3,600,000 shares of our common stock in stock incentive awards to employees, directors and consultants. As of June 9, 2014, the number of common shares available for future issuance pursuant to the 2012 Plan increased to 1,800,000 upon stockholder approval of an amendment to the 2012 Plan. As of July 15, 2016, the number of common shares available for future issuance pursuant to the 2012 Plan increased to 3,600,000 upon stockholder approval of an amendment to the 2012 Plan.

Except as listed in the table below, as of March 31, 2016, we did not have any equity based plans, including individual compensation arrangements that have not been approved by our stockholders. The following table provides information as of March 31, 2016 with respect to our equity compensation plans:

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Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	909,167	$2.90	478,939
Equity compensation plans not approved by security holders	—	$—	—

Total	909,167	$2.90	478,939

(1)	As of March 31, 2016, 478,939 shares of our common stock remained available for future issuance pursuant to the 2012 Plan.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and the related notes contained elsewhere in this prospectus. In addition to historical information, the following discussion contains forward looking statements based upon current expectations that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including but not limited to risks described in the section entitled “Risk Factors” and elsewhere in this prospectus.

Company Overview

This annual report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, without limitation, statements concerning proposed commercial activities and collaboration relationships, property acquisitions, dispositions, design and construction, research and development activities, capital expenditures and capital raising activities. Words such as “expects,” “anticipates,” “intends,” “plans,” “likely,” “will,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Actual results may differ substantially from those referred to herein due to a number of factors, including but not limited to risks described under the heading “Risk Factors” and elsewhere in this annual report.

Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such statements included in this annual report may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

Forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this annual report, and we expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by law.

The following discussion should be read in conjunction with the financial statements and the accompanying notes for the years ended March 31, 2015 and 2016 appearing elsewhere in this annual report.

Company Overview

We were incorporated in the State of Nevada on June 29, 2007 and commenced operations as a mineral exploration company. On October 10, 2011, we completed a merger with our wholly-owned subsidiary, Stevia First Corp., whereby we changed our name from “Legend Mining Inc.” to “Stevia First Corp.” In February 2012, we substantially changed our management team, and began pursuing an agricultural biotechnology business plan.

In May 2016, we received shareholder and board approval for a name change to Vitality Biopharma, Inc., an exchange of one (1) share of the Company’s common stock for each 10 shares of common stock outstanding or exercisable under any outstanding warrants or option agreements and an increase in the number of shares of authorized common stock from 525,000,000 to 1,000,000,000. These corporate changes became effective on July 20, 2016.

Our common stock is currently quoted on the OTC Markets Group’s OTCQB tier under the symbol “VBIO.” There is only a limited trading market for our common stock.

Plan of Operations

For the three months ended June 30, 2016, we reported revenue of $46,377, recorded a net loss of $439,405, used cash in operations of $339,982, and as of June 30, 2016 we had an accumulated deficit of $12,955,964. For the fiscal year ended March 31, 2016, we reported revenue of $248,348, recorded a net loss of $141,325, and used cash in operations of $1,685,841. We do not expect to generate significant amounts of cash from our operations for the foreseeable future. As described further under the heading “Liquidity and Capital Resources” below, we will need significant additional funding to support our operations and business plans and we have no commitments for future capital. The continuation of our business is dependent upon our ability to obtain loans or sell securities to new and existing investors or obtain capital from other alternative sources. The Company’s independent registered public accounting firm, in their report on the Company’s March 31, 2016 audited financial statements, raised substantial doubt about the Company’s ability to continue as a going concern.

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Vitality Biopharma is unlocking the power of cannabinoids for the treatment of serious neurological and inflammatory disorders, such as inflammatory bowel disease and multiple sclerosis.

In 2014, sales of medical marijuana were estimated at $2.57 billion, and are estimated to grow to $10.2 billion in five years due to legalization and increasing recognition of its therapeutic utility, within the medical community. Pharmaceutical versions of cannabinoids have been marketed in the U.S. for more than a decade, which hold the same therapeutic potential, yet their sales have lagged behind, with sales of synthetic cannabinoids pharmaceuticals in the U.S. estimated at only $133 million in 2014 by IMS Health. Cannabinoid pharmaceuticals that are currently approved or in development by other companies have well known limitations, such as poor oral bioavailability, which translates into erratic and potentially unsafe dosing as well as a short duration of action, which means that current treatments must be administered repeatedly throughout the day, and that there is no overnight relief.

Vitality Biopharma has developed a new class of cannabinoid glycoside prodrugs, known as cannabosides, to overcome these limitations, and to ultimately provide a compelling oral cannabinoid pharmaceutical that we expect physicians will be eager to prescribe, and that patients will prefer over use of medical marijuana. Cannabosides were discovered in 2015 through application of the company’s proprietary enzymatic taste modification technologies that were originally developed for stevia sweeteners.

Cannabosides are cannabinoid “prodrugs,” which means that they are medications or compounds that, after administration, are converted within the body into a pharmacologically active drug, which already has a long history of clinical investigation and use. A classic prodrug example is Asprin, acetylsalicylic acid, which was first made by Felix Hoffmann at Bayer in 1897 and is a synthetic prodrug of salicylic acid. Because there already exists independent verification of the active drug’s safety and efficacy, prodrugs may receive marketing approval more quickly than others, and in some cases may receive drug approvals through completion of small clinical studies evaluating bioequivalence or bioavailability. At the same time, a prodrug can have many commercial advantages, including that they can be proprietary and patentable compositions of matter, unlike cannabinoids themselves, or older pharmaceutical formulations where patent protection has already expired.

Cannabosides are more stable and soluble than cannabinoids, so there is less risk of non-psychotropic cannabidiol (“CBD”) being converted to psychotropic THC in the acidic stomach environment, which may cause unwanted side effects in pediatric epilepsy patients, or in any medical treatment where oral CBD is used, and especially when oral CBD is administered at high dose. Cannabosides enable the passage of cannabinoids through the digestive tract and their eventual release within the large intestine or colon, which enables targeted delivery of cannabinoids for treatment of gastrointestinal diseases. This may enable the reduction or elimination of systemic delivery of THC into the bloodstream and brain, reducing psychoactive side effects, and enabling higher concentrations of compounds to be used for treatment of pain and inflammation within the colon. Because passage of cannabosides through the digestive tract is likely to occur over several hours or longer, there is a sustained or delayed release of cannabinoids, which can also provide patients with long-lasting or overnight relief, a desirable attribute that is unavailable with medical marijuana or with current cannabinoid pharmaceutical formulations.

We have produced more than 25 novel cannabosides so far and have patent applications that include composition of matter claims for prodrugs of cannabinoids that have been studied extensively in clinical trials worldwide, including THC, CBD, and CBDV. The Company aims to develop and approve these proprietary molecules as pharmaceuticals using a low-risk regulatory strategy that is available for prodrugs, and to ultimately deliver to the market pharmaceuticals that are highly differentiated both from medical marijuana and from current cannabinoid drugs.

Part of our strategy will be to take advantage of a more efficient FDA review and approval process that is available for prodrugs, which reduces the need for large and expensive clinical trials. This expedited regulatory process is available for our cannabosides because in the U.S. and internationally there have already been many independent clinical studies completed using the reference cannabinoid drugs we are studying.

We are initially developing our cannaboside pharmaceutical products for symptomatic relief of pain, cramping, and muscle spasticity in that is the result of serious neurological and inflammatory conditions, such as inflammatory bowel disease and multiple sclerosis. There is extensive clinical evidence supporting the potential efficacy of cannabinoids for treatment of each of these indications, including through clinical trials conducted by independent investigators.

We plan to complete preclinical studies necessary in order to launch multiple clinical trials in 2017 that evaluate the clinical pharmacokinetics of drug formulations containing cannabosides, as well as their potential for providing symptomatic relief of abdominal pain and cramping. We also plan to obtain preliminary data about the regenerative potential of our drug formulations, both when administered alone and in combination with other medications.

Our primary operations are based in Yuba City, California, where we originally developed our proprietary bioprocessing methods. The Company’s facilities include laboratories and a manufacturing suite for GMP production, which will be used for pharmaceutical-grade production of products to be tested in clinical trials, and which will be registered the U.S. FDA and DEA.

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Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

We believe the following critical accounting policies require us to make significant judgments and estimates in the preparation of our financial statements.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. The more significant estimates and assumptions by management include, among others, the fair value of equity instruments issued for services, and assumptions used in the valuation of our outstanding derivative liabilities.

Stock-Based Compensation

We periodically issue stock options and warrants to employees and non-employees in non-capital raising transactions, for services and for financing costs. The Company accounts for share-based payments under the guidance as set forth in the Share-Based Payment Topic of the FASB Accounting Standards Codification (“ASC”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, officers, directors, and consultants, including employee stock options, based on estimated fair values. The Company estimates the fair value of share-based payment awards to employees and directors on the date of grant using a Black-Scholes-Merton option-pricing model, and the value of the portion of the award that is ultimately expected to vest is recognized as expense over the required service period in the Company’s statements of operations. The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) the date at which the necessary performance to earn the equity instruments is complete. Stock-based compensation is based on awards ultimately expected to vest and is reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, as necessary, in subsequent periods if actual forfeitures differ from those estimates.

Revenues

Revenue is measured at the fair value of the consideration received or receivable and represents amounts receivable for products and/or services that have been delivered in the normal course of business, title has passed, the selling price is both fixed and determinable, and collectability is reasonably assured, all of which generally occurs upon shipment of the Company’s product or delivery of the product to the destination specified by the customer.

The Company determines whether delivery has occurred based on when title transfers and the risks and rewards of ownership have transferred to the buyer, which usually occurs when the Company ships the products. The Company regularly reviews its customers’ financial positions to ensure that collectability is reasonably assured. Except for warranties, the Company has no post-sales obligations.

Our revenue in each of the periods presented is earned from the sale of research diagnostic testing kits and chemicals. In May 2014, we purchased the assets of a Percipio Biosciences, Inc., which produced and sold these products, and which we continue to sell under their existing brand names. These products are sold primarily to research universities and companies in the United States and through a network of research product distributors internationally. The tests enable measurement by life science researchers of biomarkers of inflammation and oxidative signaling and stress. The kits and products include antibodies, enzymes, as well as specialty chemicals.

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Derivative Financial Instruments

We evaluate our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, we use a probability weighted average Black-Scholes-Merton models to value the derivative instruments at inception and on subsequent valuation dates through the March 31, 2016 reporting date. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

Recent Accounting Pronouncements

Please refer to Footnote 2 of the accompanying financial statements for management’s discussion of recent accounting pronouncements.

Results of Operations

Three Months Ended June 30, 2016 and June 30, 2015

The following table sets forth our results of operations for the three months ended June 30, 2016 and 2015.

	Three Months Ended June 30,
	2016	2015

Revenues	$46,377	$61,915
Cost of goods sold	25,119	24,033
Gross profit	21,258	37,882

Operating Expenses:
General and Administrative	327,874	741,596
Rent and other related party costs	6,900	10,900
Research & development	110,315	183,525
Loss from operations	(423,831)	(898,139)

Other income (expenses)
Interest expense	(621)	(68)
Change in fair value of derivative liability	(14,953)	1,113,801

Net income (loss)	$(439,405)	$215,594

Our net loss during the three months ended June 30, 2016 was $(439,405) compared to net income of $215,594 for the three months ended June 30, 2015. During the three months ended June 30, 2016, we generated $46,377 in revenue and $21,258 in gross profit, compared to $61,915 in revenue and $37,882 in gross profit for the 2015 period. Our revenue in each of the periods presented is earned from the sale of research diagnostic testing kits and chemicals. In May 2014, we purchased the assets of a Percipio Biosciences, Inc., which produced and sold these products, and which we continue to sell under their existing brand names. These products are sold primarily to research universities and companies in the United States and through a network of research product distributors internationally. The tests enable measurement by life science researchers of biomarkers of inflammation and oxidative signaling and stress. The kits and products include antibodies, enzymes, as well as specialty chemicals. We expect such sales to continue at approximately this rate.

During the three months ended June 30, 2016, we incurred general and administrative expenses in the aggregate amount of $327,874 compared to $741,596 incurred during the three months ended June 30, 2015 (a decrease of $413,722). General and administrative expenses generally include corporate overhead, salaries and other compensation costs, financial and administrative contracted services, marketing, consulting costs and travel expenses. A significant portion of these costs are related to the development of our organizational capabilities as an agricultural biotechnology company engaged in the development of stevia products, including costs such as legal and advisory fees related to intellectual property development. The majority of the decrease in general and administrative costs in the period relates to stock-based compensation costs which decreased to $98,919 in the period ending June 30, 2016, as compared to $370,704 in the period ending June 30, 2015.

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In addition, during the three months ended June 30, 2016, we incurred research and development costs of $110,315, compared to $183,525 during the three months ended June 30, 2015 (a decrease of $73,210). This decrease resulted from reduced equipment and consulting expenses during the 2016 period.

During the three months ended June 30, 2016, we incurred related party rent and other costs totaling $6,900 compared to $10,900 incurred during the three months ended June 30, 2015.

This resulted in a loss from operations of $423,831 during the three months ended June 30, 2016 compared to a loss from operations of $898,139 during the three months ended June 30, 2015.

During the three months ended June 30, 2016, we recorded total net other income (expense) in the amount of $(15,574), compared to total net other income (expense) recorded during the three months ended June 30, 2015 in the amount of $1,113,733. During the three months ended June 30, 2016, we recorded an expense related to the change in fair value of derivatives of $14,953, compared to a gain of $1,113,801 during the 2015 quarter. This resulted in a net loss of $439,405 during the three months ended June 30, 2016 compared to net income of $215,594 during the three months ended June 30, 2015.

The net loss during the three months ended June 30, 2016 compared to the net income for the three months ended June 30, 2015 is attributable primarily to the large gain related to the change in fair value of derivatives in the 2015 period offset by lower operating expenses and lower research and development expenditures in the 2016 period.

Fiscal Years Ended March 31, 2016 and March 31, 2015

The following table sets forth our results of operations for the years ended March 31, 2016 and 2015.

	Twelve Months Ended March 31,
	2016	2015
Revenues	$248,348	$245,680
Cost of goods sold	149,478	121,341
Gross profit	98,870	124,339

Operating Expenses:

General and Administrative	2,196,922	2,749,153
Rent and other related party costs	30,600	49,017
Research & development	613,119	1,131,327
Loss from operations	(2,741,771)	(3,805,158)

Other income (expenses)
Cost to induce exercise of warrants	-	(961,767)
Interest expense	(363)	(6,065)
Change in fair value of derivative liability	2,600,809	724,617

Net loss	$(141,325)	$(4,048,373)

During the fiscal year ended March 31, 2016, we generated $248,348 in revenue, compared to sales of $245,680 during the year ended March 31, 2015. Our cost of goods sold were $149,478 and $121,341, resulting in gross profit of $98,870 and $124,339 for the year ended March 31, 2016 and 2015, respectively. Our revenue in each of the periods presented is earned from the sale of research diagnostic testing kits and chemicals. In May 2014, we purchased the assets of a Percipio Biosciences, Inc., which produced and sold these products, and which we continue to sell under their existing brand names. These products are sold primarily to research universities and companies in the United States and through a network of research product distributors internationally. The tests enable measurement by life science researchers of biomarkers of inflammation and oxidative signaling and stress. The kits and products include antibodies, enzymes, as well as specialty chemicals.

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Our net loss during the fiscal year ended March 31, 2016 was $141,325 compared to a net loss of $4,048,373 for the fiscal year ended March 31, 2015 (a decrease in net loss of $3,907,048).

During the fiscal year ended March 31, 2016, we incurred general and administrative expenses in the aggregate amount of $2,196,922 compared to $2,749,153 incurred during the fiscal year ended March 31, 2015 (a decrease of $552,231). General and administrative expenses generally include corporate overhead, salaries and other compensation costs, financial and administrative contracted services, marketing, consulting costs and travel expenses. A significant portion of these costs are related to the development of our organizational capabilities as a biotechnology company, including costs such as legal and advisory fees related to intellectual property development. In addition, during the fiscal year ended March 31, 2016, we incurred research and development costs of $613,119 compared to $1,131,327 incurred during the fiscal year ended March 31, 2015 (a decrease of $518,208). During the fiscal year ended March 31, 2016, we incurred related party rent and other costs totaling $30,600 compared to $49,017 incurred during the fiscal year ended March 31, 2015 (a decrease of $18,417). Also during the fiscal year ended March 31, 2016, we incurred stock-based compensation totaling $906,256 compared to $1,334,493 incurred during the fiscal year ended March 31, 2015 (a decrease of $428,237), which are allocated between general and administrative expenses and research & development expenses during the years ended March 31, 2016 and 2015.

This resulted in a loss from operations of $2,741,771 during the fiscal year ended March 31, 2016 compared to a loss from operations of $3,805,158 during the fiscal year ended March 31, 2015, (a decrease of $1,063,387).

During the fiscal year ended March 31, 2016, we recorded total net other income in the amount of $2,600,446, compared to total net other expenses recorded during the fiscal year ended March 31, 2015 in the amount of $243,215. During the fiscal year ended March 31, 2016, we incurred interest expense of $363 compared to $6,065 incurred during the fiscal year ended March 31, 2015 (a decrease of $5,702).We recorded a gain related to the change in fair value of derivatives of $2,600,809 during the fiscal year ended March 31, 2016, compared to a gain of $724,617 during the fiscal year ended March 31, 2015 (an increase of $1,876,192). We also recorded expenses related to the modification of warrant terms of $961,767 incurred during the fiscal year ended March 31, 2015. No such expense was recorded during the fiscal year ended March 31,2016. This resulted in a net loss of $141,325 during the fiscal year ended March 31, 2016 compared to a net loss of $4,048,373 during the fiscal year ended March 31, 2015 (a decrease of $3,907,048).

The decrease in net loss during the fiscal year ended March 31, 2016 compared to the fiscal year ended March 31, 2015 is attributable to a larger gain related to the change in fair value of derivatives and lower eneral and administrative and research and development expenses.

Liquidity and Capital Resources

As of June 30, 2016, we had total current assets of $69,212, which was comprised mainly of cash of $20,481 and accounts receivable of $39,203. Our total current liabilities as of June 30, 2016 were $582,555 and consisted of accounts payable and accrued liabilities of $246,753, and derivative liability of $335,802. The derivative liability is a non-cash item related to certain of our outstanding warrants as of June 30, 2016. As a result, on June 30, 2016, we had working capital deficit of $513,343.

We have not yet received significant revenues from sales of products or services, and have recurring losses from operations. We have incurred losses since inception resulting in accumulated deficit of $12,955,964 as of June 30, 2016, and further losses are anticipated in the development of our business. These factors raise substantial doubt about our ability to continue as a going concern. The Company’s independent registered public accounting firm, in their report on the Company’s March 31, 2016 audited financial statements, raised substantial doubt about the Company’s ability to continue as a going concern. Our financial statements included in this report have been prepared on a going concern basis, which assumes that we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future. The continuation of our company as a going concern is dependent upon our company attaining and maintaining profitable operations and raising additional capital.

We estimate that we will have sufficient funds to operate the business for the 6 months after June 30, 2016. We will require additional financing to fund our planned long-term operations. These estimates could differ if we encounter unanticipated difficulties, in which case our current funds may not be sufficient to operate our business for that period. In addition, our estimates of the amount of cash necessary to operate our business may prove to be wrong, and we could spend our available financial resources much faster than we currently expect.

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We do not have any firm commitments for future capital. Significant additional financing will be required to fund our planned operations in future periods, including research and development activities relating to our principal product candidate, seeking regulatory approval of that or any other product candidate we may choose to develop, commercializing any product candidate for which we are able to obtain regulatory approval or certification, seeking to license or acquire new assets or businesses, and maintaining our intellectual property rights and pursuing rights to new technologies. We do not presently have, nor do we expect in the near future to have, revenue to fund our business from our operations, and will need to obtain significant funding from external sources. We may seek to raise such funding from a variety of sources. If we raise additional funds by issuing equity or convertible debt securities, our existing stockholders’ ownership will be diluted, and obtaining commercial loans would increase our liabilities and future cash commitments. If we pursue capital through alternative sources, such as collaborations or other similar arrangements, we may be forced to relinquish rights to our proprietary technology or other intellectual property that could result in our receipt of only a portion of any revenue that may be generated from a partnered product or business. Further, we may not be able to obtain additional financing from any of these sources on commercially reasonable or acceptable terms when needed, or at all. If we cannot raise the money that we need in order to continue to operate and develop our business, we will be forced to delay, scale back or eliminate some or all of our operations. If any of these were to occur, there is a substantial risk that our business would fail and our stockholders could lose all of their investment.

Net Cash Used in Operating Activities

We have not generated positive cash flows from operating activities. For the three months ended June 30, 2016, net cash used in operating activities was $339,982 compared to net cash used in operating activities of $486,410 for the three months ended June 30, 2015. This decrease was primarily attributable to a decrease in the gain recognized related to the change in the fair value of derivatives. For the fiscal year ended March 31, 2016, net cash used in operating activities was $1,685,841 compared to net cash used in operating activities of $2,499,766 for the fiscal year ended March 31, 2016.

Net Cash Used in Investing Activities

During the three months ended June 30, 2016 and June 30, 2015, and the fiscal year ended March 31, 2016 no net cash was used in or provided by investing activities.

Net Cash Provided By Financing Activities

During the three months ended June 30, 2016, net cash provided by financing activities was $265,030 compared to net cash provided by financing activities of $1,291,574 for the three months ended June 30, 2015. For the three months ended June 30, 2016 and 2015, net cash provided by financing activities was attributable to the sale of common stock and warrants. For the fiscal year ended March 31, 2016, net cash provided by financing activities was $1,391,544 compared to net cash provided by financing activities of $1,475,588 for the fiscal year ended March 31, 2015. For the fiscal year ended March 31, 2016, net cash provided by financing activities was attributable to the sale of common stock and warrants. For the fiscal year ended March 31, 2015, net cash provided by financing activities during was attributable to the proceeds from the exercise of options and warrants.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that would be material to stockholders.

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Item 7A. Quantitative and Qualitative Disclosures About Market Risk

Not applicable.

Item 8. Financial Statements and Supplementary Data

The financial statements required by this item are set forth at the end of this annual report beginning on page F-1 and are incorporated herein by reference.

Item 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

Not applicable.

Item 9A. Controls and Procedures

Disclosure Controls and Procedures

Under the supervision and with the participation of our principal executive and financial officer, our management conducted an evaluation of our disclosure controls and procedures, as such term is defined in Rule 13a-15(e) under the Exchange Act, as of the end of the period covered by this report. Based on this evaluation, our principal executive and financial officer concluded that as of March 31, 2016, our disclosure controls and procedures were not effective to provide reasonable assurance that information required to be disclosed by us in reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and is accumulated and communicated to our management, including our principal executive and financial officer, as appropriate to allow timely decisions regarding required disclosures. The conclusion that our disclosure controls and procedures were not effective was due to the presence of material weaknesses in internal control over financial reporting, as that term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. In light of the material weaknesses identified by management, we performed additional analyses and procedures in order to conclude that our financial statements for the year ended March 31, 2016 are fairly presented, in all material respects, in accordance with U.S. generally accepted accounting principles.

Description of Material Weaknesses and Management’s Remediation Initiatives

As of the date of this report, our remediation efforts continue related to each of the material weaknesses that we have identified in our internal control over financial reporting, and additional time and resources will be required in order to fully address these material weaknesses. We have not been able to complete all actions necessary and test the remediated controls in a manner that would enable us to conclude that such controls are effective. We are committed to implementing the necessary controls to remediate the material weaknesses described below as our resources permit. These material weaknesses will not be considered remediated until (1) the new processes are designed, appropriately controlled and implemented for a sufficient period of time and (2) we have sufficient evidence that the new processes and related controls are operating effectively. The following is a list of the material weaknesses in our internal control over financial reporting identified by management as of March 31, 2016:

(1) Insufficient segregation of duties in our finance and accounting functions due to limited personnel. During the year ended March 31, 2016, we internally performed all aspects of our financial reporting process, including, but not limited to, access to the underlying accounting records and systems, the ability to post and record journal entries and responsibility for the preparation of the financial statements. Due to the fact that these duties were often performed by the same person, there was a lack of review over the financial reporting process that might result in a failure to detect errors in spreadsheets, calculations, or assumptions used to compile the financial statements and related disclosures as filed with the SEC. These control deficiencies could result in a material misstatement to our interim or annual financial statements that would not be prevented or detected.

(2) Insufficient corporate governance policies. We have only one independent member on our board of directors, resulting in ineffective oversight in the establishment and monitoring of required internal controls and procedures.

We intend to take appropriate and reasonable steps to make the necessary improvements to remediate these material weaknesses and we intend to consider the results of our remediation efforts and conduct related testing as part of our next year-end assessment of the effectiveness of our internal control over financial reporting.

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Management’s Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Under the supervision and with the participation of our management, including our principal executive and financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting as of March 31, 2016 based on the criteria set forth in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, our management concluded that our internal control over financial reporting was not effective as of March 31, 2016, and identified the material weaknesses described above.

This annual report does not include an attestation report of our independent registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by our independent registered public accounting firm pursuant to the rules of the SEC that permit us to provide only management’s report in this annual report.

Changes in Internal Control over Financial Reporting

Other than the ongoing remediation efforts identified above, there were no changes in our internal control over financial reporting during the fourth quarter of our 2016 fiscal year that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Inherent Limitations on Internal Control

A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. These inherent limitations include the realities that judgments in decision making can be faulty, and that breakdowns can occur because of simple errors. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that would be material to stockholders.

Going Concern

We have incurred losses since inception, resulting in an accumulated deficit of $12,955,964 as of June 30, 2016. For the three months ended June 30, 2016, we recorded a net loss of $439,405 and used cash in operations of $339,982. For the fiscal year ended March 31, 2016, we recorded a net loss of $141,325 and used cash in operations of $1,685,841. We expect to incur further losses as we continue to develop our business. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. In addition, the Company’s independent registered public accounting firm, in their report on the Company’s March 31, 2016 audited financial statements, raised substantial doubt about the Company’s ability to continue as a going concern.

The ability to continue as a going concern is dependent on the Company attaining and maintaining profitable operations in the future and/or raising additional capital to meet its obligations and repay its liabilities arising from normal business operations when they come due. We estimate that we will have sufficient funds to operate the business for the 6 months after June 30, 2016. We will require additional financing to fund our planned long-term operations. These estimates could differ if we encounter unanticipated difficulties, in which case our current funds may not be sufficient to operate our business for that period. In addition, our estimates of the amount of cash necessary to operate our business may prove to be wrong, and we could spend our available financial resources much faster than we currently expect.

We do not have any firm commitments for future capital. Significant additional financing will be required to fund our planned principal operations in the near term and in future periods, including research and development activities relating to stevia extract production, developing and seeking regulatory approval for any of our stevia product candidates, commercializing any product candidate for which we are able to obtain regulatory approval or certification, seeking to license or acquire new assets or businesses, and maintaining our intellectual property rights and pursuing rights to new technologies. We do not presently have, nor do we expect in the near future to have, sufficient or consistent revenue to fund our business from our operations, and will need to obtain significant funding from external sources. Since inception, we have funded our operations primarily through equity and debt financings, and we expect to continue to rely on these sources of capital in the future. However, if we raise additional funds by issuing equity or convertible debt securities, our existing stockholders’ ownership will be diluted, and obtaining commercial loans would increase our liabilities and future cash commitments. If we pursue capital through alternative sources, such as collaborations or other similar arrangements, we may be forced to relinquish rights to our proprietary technology or other intellectual property that could result in our receipt of only a portion of any revenue that may be generated from a partnered product or business. Further, these or other sources of capital may not be available on commercially reasonable or acceptable terms when needed, or at all. If we cannot raise the money that we need in order to continue to operate and develop our business, we will be forced to delay, scale back or eliminate some or all of our operations. If any of these were to occur, there is a substantial risk that our business would fail and our stockholders could lose all of their investment.

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DESCRIPTION OF THE BUSINESS

We were incorporated under the laws of the State of Nevada on June 29, 2007 as Legend Mining Inc. We commenced operations by issuing shares and acquiring a mineral property located in the Province of Saskatchewan, Canada. We were unable to keep the mineral claim in good standing due to lack of funding and our interest in the property expired. In September 2011, we entered into a lease for laboratory and office space in Yuba City, California, and since that time we have worked towards establishing our new business as an agricultural biotechnology company engaged in the cultivation and harvest of stevia leaf and the development of stevia products. On October 10, 2011, we completed a merger with our wholly-owned subsidiary, Stevia First Corp., whereby we changed our name from “Legend Mining Inc.” to “Stevia First Corp.” Also on October 10, 2011, we affected a seven (7) for one (1) forward stock split of authorized, issued and outstanding common stock. As a result, our authorized capital was increased from 75,000,000 shares of common stock with a par value of $0.001 to 525,000,000 shares of common stock with a par value of $0.001, and issued and outstanding shares increased from 7,350,000 to 51,450,000. On July 15, 2016, in conjunction with the shift of focus to towards the pharmaceutical development of the cannabinoid prodrugs, the holders of a majority of our outstanding common stock and our Board of Directors approved 1) a name change whereby our name from Stevia First Corp. to Vitality Biopharma, Inc., 2) a reverse split of our outstanding common shares whereby each 10 shares of common stock will be exchanged for 1 share of common stock and 3) an increase in the number of shares of authorized common stock from 525,000,000 to 1,000,000,000. These changes became effective on July 20, 2016.

Our Current Business

Company Overview

We were incorporated in the State of Nevada on June 29, 2007 and commenced operations as a mineral exploration company. On October 10, 2011, we completed a merger with our wholly-owned subsidiary, Stevia First Corp., whereby we changed our name from “Legend Mining Inc.” to “Stevia First Corp.”. In February 2012, we substantially changed our management team, and began pursuing an agricultural biotechnology business plan. On July 15, 2016, we changed our operational focus towards the pharmaceutical development of the cannabinoid prodrugs and changed our name from Stevia First Corp. to Vitality Biopharma, Inc.

Business Overview

The Company, soon to be renamed Vitality Biopharma, Inc., is unlocking the power of cannabinoids for treatment and reversal of serious neurological and inflammatory disorders.

In 2014, sales of medical marijuana were estimated at $2.57 billion, and are estimated to grow to $10.2 billion in five years due to legalization and increasing recognition of its therapeutic utility, within the medical community. Pharmaceutical versions of cannabinoids have been marketed in the U.S. for more than a decade, which hold the same therapeutic potential, yet their sales have lagged behind, with sales of synthetic cannabinoids pharmaceuticals in the U.S. estimated at only $133 million in 2014 by IMS Health. Cannabinoid pharmaceuticals that are currently approved or in development by other companies have well known limitations, such as poor oral bioavailability, which translates into erratic and potentially unsafe dosing as well as a short duration of action, which means that current treatments must be administered repeatedly throughout the day, and that there is no overnight relief.

The Company has developed a new class of cannabinoid prodrugs, known as cannabosides, to overcome these limitations, and to ultimately provide a compelling oral cannabinoid pharmaceutical that we expect physicians will be eager to prescribe, and that patients will prefer over use of medical marijuana. Cannabosides were discovered in 2015 through application of the company’s proprietary enzymatic taste modification technologies that were originally developed for stevia sweeteners.

Cannabosides are cannabinoid “prodrugs,” which means that they are medications or compounds that, after administration, are converted within the body into a pharmacologically active drug, and which often already have a long history of clinical investigation and use. A classic prodrug example is Asprin, acetylsalicylic acid, which was first made by Felix Hoffmann at Bayer in 1897 and is a synthetic prodrug of salicylic acid. Because there already exists independent verification of the active drug’s safety and efficacy, prodrugs may receive marketing approval more quickly than others, and in some cases may receive drug approvals through completion of small clinical studies evaluating bioequivalence or bioavailability. At the same time, a prodrug can have many commercial advantages, including that they can be proprietary and patentable compositions of matter, unlike cannabinoids themselves, or older pharmaceutical formulations where patent protection has already expired.

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Cannabosides are more stable and soluble than cannabinoids, so there is less risk of non-psychotropic cannabidiol (“CBD”) being converted to psychotropic THC or otherwise degraded in the acidic stomach environment. This could improve product bioavailability, eliminate unwanted side effects in pediatric epilepsy patients, and be useful in any medical treatment where oral CBD is administered at high dose. Cannabosides enable the passage of cannabinoids through the digestive tract and their eventual release within the large intestine or colon, which enables targeted delivery of cannabinoids for treatment of gastrointestinal diseases. Because passage of cannabosides through the digestive tract is likely to occur over several hours or longer, there is a sustained or delayed release of cannabinoids, which can also provide patients with long-lasting or overnight relief, a desirable attribute that is unavailable with medical marijuana or with current cannabinoid pharmaceutical formulations.

We have produced more than 25 novel cannabosides so far and have patent applications that include composition of matter claims for prodrugs of cannabinoids that have been studied extensively in clinical trials worldwide, including THC, CBD, and CBDV. The Company aims to develop and approve these proprietary molecules as pharmaceuticals using a low-risk regulatory strategy that is available for prodrugs, and to ultimately deliver to the market pharmaceuticals that are highly differentiated both from medical marijuana and from current cannabinoid drugs.

A key part of our strategy will be to take advantage of a more efficient FDA review and approval process that is available for prodrugs, which reduces the need for large and expensive clinical trials. This expedited regulatory process is available for our cannabosides because in the U.S. and internationally there have already been many independent clinical studies completed using the reference cannabinoid drugs we are studying.

We are initially developing our cannaboside pharmaceutical products for symptomatic relief of pain, cramping, and muscle spasticity that is the result of serious neurological and inflammatory conditions, such as inflammatory bowel disease and multiple sclerosis. There is extensive clinical evidence supporting the potential efficacy of cannabinoids for treatment of each of these indications, including through clinical trials conducted by independent investigators.

We plan to complete preclinical studies necessary in order to launch multiple clinical trials in 2017 that evaluate the clinical pharmacokinetics of drug formulations containing cannabosides, as well as their potential for providing symptomatic relief of abdominal pain and cramping. We also plan to obtain preliminary data about the regenerative potential of our drug formulations, both when administered alone and in combination with other medications.

Our primary operations are based in Yuba City, California, where we originally developed our proprietary bioprocessing methods. The Company’s facilities include laboratories and a manufacturing suite for GMP production, which will be used for pharmaceutical-grade production of products to be tested in clinical trials, and which will be registered the U.S. FDA and DEA.

Our Operations

For the three months ended June 30, 2016, we reported revenue of $46,377, recorded a net loss of $439,405, used cash in operations of $339,982, and as of June 30, 2016 we had an accumulated deficit of $12,955,964. For the fiscal year ended March 31, 2016, we reported revenue of $248,348, recorded a net loss of $141,325, and used cash in operations of $1,685,841. We do not expect to generate significant amounts of cash from our operations for the foreseeable future. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. In addition, the Company’s independent registered public accounting firm, in their report on the Company’s March 31, 2016 audited financial statements, raised substantial doubt about the Company’s ability to continue as a going concern.

We will need significant additional funding to support our operations and business plans and we have no commitments for future capital. The continuation of our business is dependent upon our ability to obtain loans or sell securities to new and existing investors or obtain capital from other alternative sources. We will need to raise additional funds in order to continue operating our business and pursue and execute our planned research and development and commercial operations. We expect that we will seek such funding through equity and debt financings with our existing stockholders and other qualified investors. We do not have any commitments for any future financing and sources of additional funds may not be available when needed, on acceptable terms, or at all. See “Liquidity and Capital Resources” below.

Over the 12 months following the date of this prospectus, we aim to increase the scale of our pharmaceutical development efforts. As of August 12, 2016, we had six full-time employees. Total expenditures over the 12 months following June 30, 2016, are expected to be approximately $2,400,000. We expect to have sufficient funds to operate our business for at least 6 months. However, our estimate of total expenditures could increase if we encounter unanticipated difficulties. In addition, our estimates of the amount of cash necessary to fund our business may prove to be wrong, and we could spend our available financial resources much faster than we currently expect. If we cannot raise the money that we need in order to continue operating and/or advance our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations. If any of these were to occur, there is a substantial risk that our business would fail.

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Product Development Plans

For each of the pharmaceutical products in our pipeline, the active cannabinoid pharmaceutical agents have either been independently approved by regulatory bodies, or are now in late-stage clinical trials, and there is extensive clinical data already available related to drug safety and effectiveness. Because of this, the Company will in general benefit from the increased familiarity of clinical investigators and regulators with these compounds, which may enable abbreviated paths towards clinical testing and eventual approval of its pharmaceutical products.

Cannabinoids are known to be effective anti-inflammatory and neuroprotective agents, and as of 2015, more than 20 U.S. states have enacted medical marijuana laws to permit access to marijuana for treatment of a variety of conditions. The approved conditions include chronic pain, epilepsy, wasting disorders, multiple sclerosis and muscle spasticity disorders, glaucoma, cirrhosis, Alzheimer’s disease, nausea, traumatic brain injury, Parkinson’s disease, HIV/AIDS, Huntington’s disease, inflammatory bowel disease, and more. Cannabinoid pharmaceuticals are increasingly being approved as well, including primarily synthetic and botanical extracts of the two major constituents of Cannabis sativa, which are THC and CBD. Dronabinol is a synthetic THC drug that has been approved for treating nausea and for stimulating appetite. Nabiximols is a blend of two cannabinoids, THC and CBD, which has been approved in more than 20 countries for treatment of muscle spasticity in multiple sclerosis, and also for treatment of cancer pain in certain countries.

CBD is not psychoactive, has established antianxiety and antipsychotic effects, and beyond its inclusion in nabiximols, is also being investigated as a stand-alone agent for epilepsy, schizophrenia, substance abuse, inflammatory bowel disease, and a variety of other neurological and inflammatory conditions. We intend to obtain marketing authorizations for our cannaboside drug formulations in one or more of these disease indications.

Short Term Development Targets

●	Complete additional pharmacokinetic studies and additional preclinical efficacy trials to support clinical development of cannabosides

●	Complete the manufacture of cannaboside formulations that will be used in initial clinical studies

●	Obtain regulatory approval for first-in-man clinical studies to evaluate the pharmacokinetics of cannabosides, and to obtain preliminary data about their efficacy for providing symptomatic relief related to neurological and inflammatory disorders

●	Obtain regulatory approval to begin manufacturing of pharmaceutical-grade cannabinoids, in order to support future clinical trials and for marketing authorizations by the U.S. FDA

We believe that our long-term commercial success and profit potential depends in large part on our ability to develop and advance proprietary cannabinoid prodrugs that are strongly differentiated from both medical marijuana and existing cannabinoid drugs, and to do this more quickly, efficiently and effectively than our competitors. Another critical factor that will determine our success is our ability to obtain and enforce patents, maintain protection of trade secrets, and operate our business without infringing the proprietary rights of third parties. As a result, we are dedicated to the continued development and protection of our intellectual property portfolio. See “Intellectual Property” in this report for a further discussion.

Product Pipeline

Our pipeline includes drug formulations of cannabosides, which are cannabinoid glycoside prodrugs. Prodrugs are medications or compounds metabolized by the body into a pharmacologically active drug. We have patents pending for more than 25 of these novel pharmaceutical compositions including prodrugs of THC, CBD, and CBDV, which are cannabinoids that are either marketed and approved as pharmaceutical products today, or that are under investigation in independent clinical trials currently. Prodrugs can optimize the marketability of a drug because they can be patented and proprietary, and yet still be approved through an abbreviated regulatory pathway. VITA-100 is an oral cannabinoid formulation containing cannabosides that is being developed for treatment of inflammatory bowel disease. VITA-210 is a cannabinoid glycoside prodrug being developed primarily for treatment of pain and muscle spasticity in multiple sclerosis, inflammatory bowel syndrome and other disorders.

Through a process called glycosylation, the solubility and stability of a drug can be significantly improved. Cannabinoid glycoside prodrugs and their use in drug formulations that are currently under development at Vitality Biopharma are designed to enable significant benefits, including:

1.	Administration of cannabinoids in a convenient oral formulation;

2.	Improved solubility, leading to oral formulations that are easy to manufacture and that improve the taste of products through reduction or removal of harsh organic solvents;

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3.	Targeted delivery of compounds to specific tissues or organs, especially targeted delivery of cannabinoids to the colon or large intestine for treatment of gastrointestinal disorders including inflammatory bowel disease, which may reduce the delivery of psychoactive THC into the bloodstream and brain;

4.	Improved stability, preventing conversion of CBD to unwanted byproducts including THC in the acidic stomach environment, or other forms of degradation, and therefore enabling higher doses of CBD to be administered orally without undesirable side effects; and

5.	Delayed release, enabling long-lasting relief of symptoms for patients, rather than having to administer treatment repeatedly throughout the day and requiring additional pharmaceuticals for overnight pain relief or as a sleep aid.

Drug	Treatment Indications	Status
Cannabosides - VITA-100	Inflammatory Bowel Disease	Phase 1/2 Trial Expected to Initiate in 2017
Cannabosides - VITA-210	Irritable Bowel Syndrome, Neuropathic Pain, Fibromyalgia, Muscle Spasticity in Multiple Sclerosis & Rare White Matter Disorders	Phase 1/2 Trial Expected to Initiate in 2017
Additional Cannaboside Formulations	Epilepsy, Schizophrenia, Huntington’s disease, Guillain-Barré	Preclinical

We also have licensed intellectual property that seeks to protect methods of use of certain FDA-approved drugs for treatment of multiple sclerosis and demyelinating disorders. These drugs are being tested in combination with our cannaboside drug formulations in order to establish treatment regimens that provide regenerative effects for patients with serious neurological and inflammatory conditions.

Additional Operations

Our glycosylation technology in the past was applied primarily to production of better tasting varieties of stevia through enzyme bioprocessing, which was developed in concert with additional technologies designed to improve the taste and yield of stevia sweetener derived from the stevia plant. The company has an intellectual property portfolio related to stevia, as well as commercial operations related to the manufacture and sale of research products that commenced in 2014. We also previously entered into a distribution agreement and licensing agreement with Qualipride, a stevia supplier located in China, in order to license rights to certain stevia production technologies. The Company intends to sustain these operations and technologies in a manner that is cash-flow neutral or better, through a combination of restructuring of existing agreements and entering into new licensing arrangements or strategic partnerships.

Glycodiversification Technology for Prodrug Development

The biosynthetic process of adding additional glucose molecules to compounds is called glycosylation, and we originally developed related production technologies in order to modify the taste and enable low-cost and reliable industrial production of steviol glycosides, which are sweet molecules better known as stevia, a zero-calorie, high-potency sweetener that is derived from the stevia plant, and that has been adopted widely within the food and beverage industry. It has recently become appreciated within the pharmaceutical industry that glycosylation can act to generate novel natural product libraries with improved drug properties. It is generally accepted that attaching a glyosidic moiety, a glucose or sugar molecule, to a compound that is typically found without one, known as an aglycone, will make the product more water-soluble. This increase in water solubility influences the pharmacokinetic parameters of the respective compounds, including modification of their bioavailability within certain tissues and body fluids.

The process for modifying natural products through glycosylation to provide libraries of new molecules that may have more desirable attributes is called glycorandomization, or glycodiversification. Reliable production of glycosylated natural products must be done in a directed way to enable production of purified individual compounds, after selection of those with the most desirable commercial attributes. Synthesis is typically performed either using chemical or enzymatic methods. Production of chemical intermediates known as cofactors, which enable the glycosylation reaction to occur, has historically been expensive and has made it challenging to produce diverse natural product libraries, or to enable their economical industrial production. We have developed multi-step enzymatic biosynthesis methods to recycle cofactors and to reduce the overall costs of glycoside production. These methods have most recently been applied to production of cannabinoid glycosides (“cannabosides”), which are metabolized differently from cannabinoids and can enable their use as pharmaceutical prodrugs.

A prodrug is a medication or compound that, after administration, is metabolized (i.e., converted within the body) into a pharmacologically active drug. Prodrugs are often designed to improve bioavailability of a drug, or to improve how selectively the drug interacts with cells or tissues that are not its intended target. In general, prodrugs are often used to make a drug better tolerated by patients and to reduce any of its adverse or unintended effects.

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Cannabinoids prodrugs are designed to overcome challenges that may be necessary in order to ensure cannabinoid pharmaceuticals can be effectively marketed and commercialized, including overcoming including problems with the taste and tolerability of formulations, improving their bioavailability, extending their duration of action, and also strengthening the intellectual property protection of follow-on pharmaceutical cannabinoid formulations. Many of the most commonly accepted barriers that prodrugs may overcome include: insufficient chemical stability, poor aqueous stability, offensive taste or odor, irritation or pain, low oral absorption or systemic exposure, marked presystemic metabolism, a short duration of action, unfavorable distribution in the body, inadequate site specificity, drug toxicity, or drug patent life expiration.

Upon ingestion, delivery of bioactive compounds is known to occur naturally through liberation of aglycone compounds from poorly absorbed plant glycosides. Many of these glycosides pass through the stomach and upper intestine without appreciable loss due to absorption or degradation by stomach acids. Once a prodrug reaches the lower intestine, or colon, the polar sugar residue is released by the hydrolytic activity of glycosidase enzymes that are produced by gut bacteria, thus liberating the active pharmaceutical ingredient in the large intestine. In addition, some glycoside compounds have been found to undergo active carrier-mediated transport across membranes and into specific tissues, such as the brain. Such technology could also more broadly enable site-specific delivery of prodrugs through use of mechanisms that are typically used by the body to increase absorption of glucose as an energy source to various tissues.

Commonly known and ingested compounds that are glycosides include many flavonoids, or polyphenols, present in fruit and vegetables. Flavonols are the most ubiquitous flavonoids found in foods, and these compounds are typically present in glycosylated form. Fruit often contains 5 or 10 different flavonol glycosides. A single glass of orange juice may contain between 40 and 140 mg of flavanone glycosides. In leafy vegetables such as lettuce and cabbage, the glycoside concentration is more than 10 times higher in the green outer leaves as in the lighter, inner leaves. There are also FDA-approved drugs that are glycosylated, including sennosides, or Ex-Lax, an over-the-counter drug that has been sold in the United States since 1906. Sennosides are on the World Health Organization’s List of Essential Medicines, the most important medications needed in a basic health system, and exert their effects through targeted delivery of the active pharmaceutical ingredient to the colon over the course of six to 12 hours.

Pharmaceutical Use of Cannabinoids

The U.S. national legal marijuana market value is projected to be $2.57 billion in 2014 and to rise by more than 700 percent to $10.2 billion in 2019, according to Arcview Market Research. Marijuana is one of the most popular recreational drugs, where worldwide an estimated 178 million people used cannabis at least once in 2012. Cannabis was included as a controlled drug in the United Nations’ Single Convention on Narcotic Drugs, and its use is illegal in most countries.

As of 2015, more than 20 U.S. states have enacted medical marijuana laws to permit access to marijuana for treatment of a variety of medical conditions, with the approved conditions in certain states including chronic pain, epilepsy, wasting disorders, multiple sclerosis and muscle spasticity disorders, glaucoma, cirrhosis, Alzheimer’s disease, nausea, traumatic brain injury, Parkinson’s disease, HIV/AIDS, Huntington’s disease, inflammatory bowel disease, and more. A concern with the increasing use of medical marijuana is that patients and physicians don’t know the precise chemical profile of these products, and that they desire a safe, well-tested pharmaceutical product that can be treated as any other medicine, which includes a list of ingredients, effects, and side effects. Regulatory approval of pharmaceutical cannabinoid products could dramatically increase the chance that health insurance companies would pay for them, and their use could be further legitimized through approval by governments, insurance companies, and physicians.

There are already several approved cannabinoid drugs internationally, including dronabinol, nabilone, and nabiximols. In 1985, the FDA approved both dronabinol and nabilone, which are synthetic forms of THC, and a THC analog, respectively, which are approved for management of chemotherapy-induced nausea and vomiting and for wasting conditions related to AIDS and cancer. Sales of these drugs are currently relatively weak, with dronabinol capsules in 2014 estimated to be only $133 million in the United States, according to IMS Health. Data from more than 40 clinical trials of cannabinoids have been published, including evaluations of their use for treatment of chronic pain, neuropathic pain, epilepsy, and muscle spasticity associated with multiple sclerosis. As of March 2015, there were:

●	Six (6) trials that examined chronic pain including 325 patients;

●	Six (6) trials that examined neuropathic pain including 396 patients;

●	Twelve (12) trials that examined multiple sclerosis including 1,600 patients; and

●	Multiple small clinical trials that examined use of CBD for treatment of rare forms of childhood epilepsy.

Several of these trials had positive results indicating that the drugs could be effective.

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The American Academy of Neurology published evidence-based guidelines that recommend oral cannabis extract as having the highest level of empirical support for reducing patient-reported symptoms of spasticity and pain associated with multiple sclerosis, an autoimmune disorder where the immune system attacks the myelin and glial cells of the nervous system. As of 2014, nabiximols, which is the world’s first prescription medicine made from cannabis extracts, was approved for use in multiple sclerosis in more than 20 countries, including the United Kingdom, Canada, France, Germany, Italy, and Australia. The American Academy of Neurology also published a systematic review suggesting that nabiximols, a spray that contains both THC and CBD, as probably effective in treating spasticity, central pain, and urinary dysfunction associated with multiple sclerosis.

The main non-psychotropic component of marijuana is cannabidiol (CBD), which has established antianxiety and antipsychotic effects, acting to mitigate the high from THC, as well as neuroprotective and anti-inflammatory properties. Cannabidiol has demonstrated therapeutic effects in clinical trials for serious neurological conditions including rare seizure disorders in children, and the FDA has granted orphan drug designation to an oral liquid formulation of plant-derived CBD for a clinical trial investigating its effectiveness in Dravet syndrome, Lennox-Gastaut syndrome, and neonatal hypoxic-ischemic encephalopathy. An open-label trial found that CBD reduced seizure frequencies in doses up to 25 mg/kg in multiple drug-resistant forms of epilepsy and seizure disorders and independent results of a placebo-controlled trial were announced in 2016 that found cannabidiol was effective in treating a rare form of childhood epilepsy called Dravet syndrome. The average age of trial participants was 10 years old and the treatment group that included use of CBD achieved a median reduction in monthly convulsive seizures of nearly 40%, compared to 13% with a placebo, achieving a highly statistically significant effect that was sustained during the treatment period. CBD was generally well tolerated in the study, however, somnolence or drowsiness was reported, and historically is present in nearly 20% of these patients, which may be as a result of degradation or conversion of CBD to THC within the acidic stomach environment.

The Role of Cannabidiol in Neuroprotection and Neural Repair

Cannabidiol is one of the key cannabinoid constituents of the Cannabis sativa plant and may often account for up to 40% of cannabis extracts. Contrary to THC, which has some therapeutic benefits but also important adverse effects, CBD is not psychoactive. It is well-tolerated and exhibits a broad spectrum of therapeutic properties, which have been studied at both the molecular and clinical level extensively. CBD is often used alone or in combination with other phytocannabinoids, and has noted anti-inflammatory effects, making it useful for neuroinflammatory disorders. Independent studies have already confirmed its effectiveness in treatment of multiple sclerosis in preclinical studies. Based on its anticonvulsant properties, CBD has also been proposed for treatment of epilepsy and sleep disorders. Moreover, CBD may also serve as an antipsychotic making it a promising compound for the treatment of schizophrenia, as well as for treatment of anxiety and depression. In addition, due to its anti-inflammatory and anti-oxidant properties, CBD has an established neuroprotective role, and therefore may have broad spectrum utility in neurological disorders beyond multiple sclerosis, epilepsy, and schizophrenia, including indications such as neonatal ischemia or Huntington’s disease.

The therapeutic value of CBD, either given alone or in combination with THC, may be due to it providing neuroprotection through multiple mechanisms of action at the molecular level, making it a rare compound. Its combination of anti-glutamatergic, anti-inflammatory, and anti-oxidant effects cover nearly all aspects of neurotoxicity that are present in neurodegenerative diseases, including inflammatory responses, excitotoxicity, and oxidative injury. The therapeutic properties of CBD do not appear to be exerted by the activation of key known molecular targets of the endocannabinoid systems such as the CB1 or CB2 receptors. CBD has negligible activity at these cannabinoid receptors, and so is likely to exert effects through other mechanisms. In almost all clinical studies performed, CBD has enhanced the effects of THC however, and so at least some of its biological and clinical activity is linked to enhancement of the endocannabinoid and related cellular signaling systems.

Cannabidiol may induce neuroprotection through oligodendrocytes and oligodendrocyte progenitor cells (OPCs), where it has been shown to promote survival through attenuation of cellular stress. CBD administration has also been shown to protect both neuronal and non-neural cells against several detrimental insults, including β-amyloid, 6-hydroxydopamine, and glutamate, where related toxicity is thought to contribute to disorders such as Alzheimer’s and Parkinson’s diseases. Additionally, synthetic cannabinoids have been shown to stimulate proliferation of OPCs, and the activation of cannabinoid receptors has been shown to be necessary for oligodendrocyte maturation. Therefore, cannabinoids may provide a unique means to stimulate neuroprotection and also neuroregeneration. The reported neuroprotective effects of CBD do not appear to be afforded by any other drugs that exist, suggesting a benefit for treatment of a wide variety of neurodegenerative disorders, especially upon consideration that CBD at commonly used doses has a near absence of side effects, including most notably a lack of psychotropic effects.

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Treatment of Multiple Sclerosis, a Serious Neurological and Inflammatory Condition

Multiple sclerosis (MS) is a condition that afflicts more than two million people worldwide, approximately 450,000 in the United States, and involves degenerative changes characterized by inflammation and demyelination of the central nervous system (CNS). Most people with MS experience relapses and remissions of their symptoms, particularly early in the course of the disease, and symptoms are typically associated with areas of CNS inflammation. Typically over time, the disease will gradually worsen, independent of acute inflammatory attacks, and progressive or degenerative changes occur. People with MS have many debilitating symptoms that vary over time, including muscle spasticity, impaired mobility, mood and cognitive changes, pain and sensory problems, fatigue, visual disturbances, and therefore there is a significant impact on quality of life for patients and their families. MS typically makes it difficult to live an independent and autonomous life, and often young adults that are diagnosed are then faced with needing to adapt their life to an unpredictable disease that requires frequent healthcare visits, extensive laboratory testing, and costly medications. Compared to patients with other chronic diseases, those diagnosed with MS experience limitations in social roles, and have diminished ratings in physical function, health, and vitality.

The myelin sheath insulates and supports axons, the fibers that transit signals between nerve cells. Recurring inflammatory attacks in MS patients degrade the myelin sheath. Stripped of this protective coating, the axons gradually cause numbness, muscle spasms, and muscle spasticity, which is a frequent symptom of the disease. The lifetime financial cost of MS, including both direct and indirect costs, has been estimated at $1.2 million, although today many MS drugs cost between $50,000 an $65,000 per year. In addition, studies that have analyzed large populations that were untreated with a disease-modifying therapy demonstrated a reduction in survival of 8-12 years. Copaxone, which was approved in 1996, is the best-selling therapy, with 2014 retail sales of $3.4 billion in the U.S. alone, according to Bloomberg Intelligence. According to consulting firm GlobalData, the market for multiple sclerosis therapeutics was $17.2 billion in 2014. As of 2014, there were 12 disease-modifying therapies approved in the U.S., which slow the inflammatory attack of MS, although they often have dangerous side effects, and none have been able to reverse disability or promote functional recovery. None of these medications is a cure, and none will prevent recurring symptoms, such as fatigue or numbness.

Muscle spasticity, or muscle stiffness, is one of the more common symptoms of multiple sclerosis and affects approximately 80 percent of patients. Spasticity is also present in many other disorders, such as rare demyelinating disorders, rare white matter disorders, spinal cord injury, stroke, and cerebral palsy. Spasticity may be as mild as feeling tightness in muscles, leading to lower back pain, or may be so severe as to produce painful and uncontrollable spasms of the legs and other extremities. Sales of muscle relaxants that have effects similar to spasticity medications were estimated at roughly $780 million annually from 2000-2007, and were part of the broader market for pain medications that had total annual sales of $17.8 billion annually during this period. If untreated, spasticity can lead to serious complications, such as frozen or immobilized joints known as contractures, and pressure sores. Treatment of spasticity and muscle tightness by medication and physical and occupational therapy is needed to prevent painful and disabling joint contractures, which often occurs in the knees, shoulders, elbows, ankles, and hips. According to the National MS Society, two medications are primarily used to treat muscle spasticity today, including baclofen, the most common medication, and tizanidine. Common side effects of these medications include drowsiness, muscle weakness, and a feeling of sedation. Dosing of baclofen is very patient-specific, due to a narrow therapeutic window between effectiveness and inability to maintain functional ability. Other less commonly-used medications include botulinum toxin, clonidine, phenol, dantrolene, and diazepam, or Valium®, which is not a first choice drug due to sedating effects and its potential to create dependence, but its effects last longer than baclofen and physicians may prescribe doses at bedtime to relieve spasms that interfere with sleep.

Treatment of Inflammatory Bowel Disease and Gastrointestinal Disorders

Inflammatory bowel disease (“IBD”) is a progressive inflammatory condition where parts of the digestive system become sore and inflamed. The disease can lead to currently irreversible damage to the gastrointestinal tract and require surgical removal of the intestine and affected areas. Two major forms of the disease are Crohn’s disease, which can affect any part of the digestive system and also ulcerative colitis, which often affects the rectum and the colon, or large intestine. IBD is a chronic condition, meaning that it is ongoing and typically lasts throughout life in those that are afflicted. As with multiple sclerosis, the disease is often unpredictable, and there are periods of remission where there are few or no symptoms, which alternate with periods where symptoms are very active and debilitating.

Different classes of drugs are used to treat IBD, including anti-inflammatory drugs such as steroids, biologics, and immunosuppressants, antibiotics that treat or help prevent bacterial infections that result from gastrointestinal disturbances, and also drugs that relieve the symptoms of disease such as diarrhea, constipation, and pain. A market research report by Visiongain predicts that in 2017 drug revenues for treatment of IBD will reach $9.6 billion. The ultimate goal of clinical treatment of IBD is to obtain complete disease control and to stop disease progression. This includes remission of disease without use of steroids, normalization of inflammatory markers in the blood, and also healing of the mucosal lining of the gastrointestinal tract, which typically leads to better clinical outcomes, reduced healthcare costs, and an improved quality of life.

Spastic colon is another name for irritable bowel syndrome (“IBS”), a gastrointestinal disorder that is characterized by abdominal cramping, diarrhea, constipation, and abdominal pain. The term of “spastic colon” refers to the contraction of muscles in the small and large intestines that are often associated with the disorder. IBD and IBS have similar symptoms, but the underlying disease process is quite different, where IBD is characterized by inflammatory attack and destruction of the gastrointestinal wall. IBS is typically a gastrointestinal disorder where no apparent cause can be found, and is very common, with up to 25% of the U.S. population reporting symptoms of IBS.

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In gastroenterology, Cannabis extracts are known for their anti-vomiting, appetite-stimulating, and anti-diarrheal effects, which are thought to be useful for symptomatic relief of IBS and IBD. More than half of patients with IBD in the U.S. use or have used Cannabis (51.3%), and 16.4% of patients had used Cannabis to treat IBD-related symptoms such as abdominal pain, nausea, loss of appetite, and diarrhea. In a study of Cannabis use in 313 patients with IBD, there were reported improvements by 83.9% for abdominal pain, 76.8% for abdominal cramping, and 48.2% for joint pain. In a Canadian population in 2011, chronic abdominal pain was reported as the primary reason for self-medication with Cannabis, including in patients with a history of abdominal surgery. In a 2013 clinical trial of use of Cannabis in Crohn’s disease, complete remission was achieved in 5 out of 11 subjects (classified as Crohn’s Disease Activity Index < 150). There were considerable clinical benefits including patients being weaned off steroid dependency, and reported improvements in sleep and appetite, with no significant side effects reported.

Studies have shown that activation of cannabinoid receptors can decrease inflammation, gastric acid secretion, and intestinal motility, and that cannabinoids may have therapeutic potential for reversing the disordered intestinal permeability associated with intestinal inflammation. This includes inflammation related to IBD, colorectal cancer, and also sepsis (which some call “blood poisoning”). Sepsis is a disorder where the gut is now hypothesized to play a central role, where a failure of the integrity of the gut mucosal lining leads to infections throughout the body and can lead to septic shock and multi-organ failure. Each year, sepsis affects more than 750,000 Americans and is responsible for more than 210,000 deaths. Up to 50% of all hospital deaths have been linked to sepsis. It is the most expensive reason for hospitalization in the U.S., where in 2011 the U.S. spent more than $55 million each day in direct healthcare costs treating it. Prevention methods are being developed, which include treatments that may help prevent sepsis altogether, or prevent patient deterioration from sepsis to severe sepsis, or from severe sepsis to septic shock. Independent preclinical studies have already found that a lack of cannabinoid receptors leads to increased incidence of multi-organ failure, and that treatment with cannabidiol can lead to a significant reduction of mortality.

Competition

The biotechnology and pharmaceutical industries are highly active and dynamic, where many companies compete with a strong focus on advancing new technologies and developing proprietary products. We believe our product candidates, technology, scientific acumen, facilities, and additional capabilities provide us with a significant and sustainable competitive advantage, but competition exists today, and new competitors may arise from multiple sources, including especially from major pharmaceutical and biotechnology companies, researchers at non-profit institutions, and government-sponsored researchers. Successfully commercialized products must compete not only with existing therapies, but also with new agents that are currently in development or that may become available in the future.

Cannabinoid pharmaceuticals are approved and marketed currently, with more in development, from companies such as GW Pharmaceuticals PLC (“GW Pharma”), Insys Therapeutics Inc. (“Insys”), Zynerba Pharmaceuticals, Inc. (“Zynerba”), and others. GW Pharma is developing botanical extracts including THC, CBD, CBDV, and blends of these compounds, including the current development and marketing of nabiximols, branded as Sativex®, which is approved in more than 20 countries internationally. GW Pharma is also developing cannabidiol, branded as Epidiolex®, for use primarily with epilepsy and rare seizure disorders, and that is being developed in a liquid spray formulation that must be administered multiple times daily. A similar synthetic CBD product is being developed by Insys. Zynerba is developing synthetic forms of THC and CBD, or related prodrugs, which are being developed for use within formulations to be used as a topical gel or transdermal patch, rather than by oral delivery. There is additional competition from companies that supply alternative synthetic cannabinoids, which may influence cannabinoid signaling, as well as from medical marijuana and botanical extracts that are increasingly available to physicians and patients.

The global market for multiple sclerosis drugs is currently estimated at $17.2 billion in 2014 according to GlobalData, with drugs marketed and in development from major pharmaceutical companies including Biogen, Teva Neuroscience, Genzyme, Novartis, Pfizer, Bayer Healthcare, as well as smaller development-stage pharmaceutical and biotechnology companies. Disease-modifying medications appear to slow down the accumulation of disability, and can reduce the frequency and severity of relapses or clinical attacks, as well as reduce the accumulation of lesions, which is damage to the brain and spinal cord as seen on magnetic resonance imaging scans. None of these currently-marketed medications is a cure or will prevent recurring symptoms of the disease, although agents that effect functional repair of the nervous system are in development by various companies, including Biogen that is developing a first-in-class remyelinating drug that is a monoclonal antibody and is administered intravenously. Muscle spasticity is a common symptom of multiple sclerosis for which there is no cure either, but symptomatic relief can be obtained through use of medications such as baclofen, tizanidine, and through use of less common alternative such as diazepam (Valium®), nerve blocking agents, and botulinum toxin (Botox®).

The global market for drugs treating IBD is predicted by Visiongain to reach $9.6 billion in annual revenues in 2017. The main types of drugs used commonly in IBD include anti-inflammatory drugs, drugs that provide symptomatic relief, and also antibiotics. Drugs used in IBD come in different forms, and may be administered in different ways, including orally, through topical treatments, and also through injectables or infusions in order to obtain an immediate response to a severe inflammatory attack. Primary drugs used in treatment of IBD include aminosalicylic acids, corticosteroids, immunosuppressants such as methotrexate, cyclosporine, and tacrolimus, and newer biologics such as infliximab (Remicade®) or adalimumab (Humira®) that target TNF-alpha, a mediator of inflammation. There are a variety of drugs available for treatment of common symptoms such as pain, diarrhea, and constipation. Current drugs that reduce painful abdominal cramps or spasms by relaxing the intestinal muscles are medications such as mebeverine, hyoscine butylbromide, and alverine citrate, which are often recommended for symptomatic relief of IBS but may also be helpful for IBD.

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Government Regulation

Due to our development of pharmaceutical products, we are subject to extensive regulation by the FDA, and other federal, state, and local regulatory agencies. The Federal Food, Drug, and Cosmetic Act (“FDC Act”) sets most requirements for the development and marketing of our products. Although most regulation described within this document focuses on the United States, the largest market in the world for pharmaceutical products, we anticipate seeking approval for, and marketing of, our products in other countries as well. Generally, our activities in other countries will be subject to regulation that is similar in nature and scope, although there can be meaningful differences.

The FDA is the main regulatory body that controls pharmaceutical and biologic drugs in the United States. Pharmaceutical products are also subject to other federal, state and local statutes. A failure to comply explicitly with any requirements during the product development, approval, or post-approval periods, may lead to administrative or judicial sanctions. These sanctions could include the imposition by the FDA or an institutional review board, or IRB, of a hold on clinical trials, refusal to approve pending marketing applications or supplements, withdrawal of approval, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, or even civil penalties or criminal prosecution. The FDA also inspects manufacturing facilities periodically in order to ensure adequate compliance with Good Manufacturing Practices (“GMP”), which may require substantial record keeping requirements and equipment maintenance.

Drug Approval Process by the U.S. Food & Drug Administration

The steps required before a new drug may be marketed in the United States generally include: completion of preclinical studies of drug safety and efficacy, as well as chemistry, manufacturing, and controls studies to characterize the production of the drug; submission to the FDA of an Investigational New Drug (“IND”) to support human clinical testing in the United States; approval by an independent research panel before each clinical trial may be initiated; performance of well-controlled clinical trials to establish the safety and efficacy of the drug for each proposed clinical use; submission of an New Drug Application (“NDA”) to the FDA; satisfaction of any periodic reviews or inspections; and FDA review and approval of the NDA. After regulatory approval of a drug is obtained, a company is required to comply with a number of post-approval requirements, which may include ongoing testing, additional clinical trials, and surveillance of the drug’s clinical use in order to continue assess tis overall safety and efficacy profile. In addition, companies with marketed drugs are required to report adverse reactions and manufacturing issues to the FDA, and to comply with requirements concerning advertising and promotional labeling for any of its products.

The FDA and other federal agencies closely regulate the marketing and promotion of drugs through, among other things, standards and regulations for direct-to-consumer advertising, communications regarding unapproved uses, industry-sponsored scientific and educational activities, and promotional activities conducted online. A pharmaceutical product cannot be commercially marketed before it is approved by the FDA. After approval, product promotion can include only those claims relating to its safety and effectiveness that are consistent with the product labeling approved in advance by the FDA. Physicians and other healthcare providers are permitted to prescribe drugs for “off-label” uses, which deviate from the specific use described on the product labeling, because the FDA does not regulate the practice of medicine. However, FDA regulations impose stringent restrictions on drug manufacturers regarding the ability to market or promote such off-label use.

Beyond seeking approval for a drug through an NDA, applicants may apply for an abbreviated new drug application (“ANDA”), and also through an abbreviated 505(b)(2) application. An ANDA provides for marketing of a generic drug product that has the same active ingredients, same strengths and dosage form, as a listed drug and has been shown through PK testing to be bioequivalent to the listed drug. Other than the requirement for bioequivalence testing, ANDA applicants are generally not required to conduct, or submit results of, preclinical studies or clinical tests to prove the safety or effectiveness of their drug product. 505(b)(2) applications provide for marketing of a drug product that may have the same active ingredients as the listed drug and contains full safety and effectiveness data as an NDA, but at least some of this information comes from studies that were not conducted by or for the applicant. Upon approval, depending on the type of drug approved, and the indication it was approved for, it may receive additional periods of marketing exclusivity during which the FDA cannot approve any alternative versions of the drugs. In addition, the FDA may grant three years of marketing exclusivity for a 505(b)(2) application if the NDA includes reports of clinical studies beyond bioequivalence testing.

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Additional special programs are available through acts of the FDA, including use of patent term extensions, which can extend the life of a patent as compensation for lost time during the FDA review and approval process, as well as alternative regulatory paths. This includes the Orphan Drug Act of 1983 and the FDA Safety and Innovation Act of 2012, which for example provides for a Breakthrough Therapy Designation. Through obtaining a Breakthrough Therapy Designation, a Company may be able to obtain accelerated approval for one or more drugs if they meet the qualifying criteria, which includes treatment of a serious or life threatening disease or condition, and having preliminary clinical evidence that the treatment will provide a substantial improvement over existing therapies.

Drug Coverage and Reimbursement by Third-Party Payers

Upon marketing approval, there still remains extensive uncertainty over the ability for any drug to obtain insurance coverage and reimbursement for use of any products from third-party payers within the healthcare system in the United States and internationally. Sales of any products depend upon their acceptance and use by physicians and other healthcare providers, but also their availability from wholesalers and agreement to provide reimbursement from third-party payers, including private health insurance firms, managed care providers, and government health administrative agencies. Any or all of these groups may limit coverage to specific drug products on an approved list, or formulary, which might not include all of the FDA approved drugs for a particular indication. In addition, third-party payers are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy.

Alternative pricing and drug reimbursement mechanisms exist in other countries. Some jurisdictions may not allow marketing of a drug until market prices have been established. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost-effectiveness of a particular product candidate to currently available therapies. Countries of the European Union are permitted to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use.

The marketability of any products for which we receive regulatory approval for commercial sale may suffer if the government and third-party payers fail to provide adequate coverage and reimbursement. In addition, an increasing emphasis on managed care in the United States has increased and will continue to increase the pressure on providing cost-effective pharmaceutical treatments. Coverage policies and third-party reimbursement rates may change at any time.

Controlled Substance Regulations

We are developing and performing research on compounds that have been classified as “controlled substances” within the Controlled Substances Act, and that are monitored in the United States by the Drug Enforcement Administration (“DEA”). The DEA actively monitors and helps establish procedures that are in accordance with the Controlled Substances Act, and this involves the company to register itself, and to adhere to certain reporting and security practices in order to prevent and mitigate any loss or mishandling of controlled substances used on the premises. The State of California has similar requirements, and the Company must maintain registration with a panel with disclosure of planned studies and its practices in order to conduct its operations.

The DEA regulates controlled substances using different schedules, where Schedule I substances by definition have high potential for abuse, no currently accepted medical use in the United States and lack accepted safety for use under medical supervision. Schedule I and Schedule II substances are considered to present the highest risk of abuse, and Schedule V substances the lowest risk. THC, CBD, and purified synthetic forms are listed by the DEA as Schedule I substances, although some FDA-approved pharmaceutical versions of these products are now listed as Schedule III substances.

A quota system controls and limits the availability and production of controlled substances in Schedule I or II. This includes manufacturing of pharmaceutical products. The DEA establishes annually an aggregate quota for how much product may be produced in the United States based on the DEA’s estimate of the quantity needed to meet legitimate scientific and medicinal needs. This limited aggregate amount is allocated among individual companies, who must submit applications annually to the DEA for individual manufacturing and procurement quotas.

DEA registration is required for any facility that performs research, manufactures, distributes, dispenses, imports or exports any controlled substance. The registration is specific to the particular location, activity and controlled substance schedule. The DEA typically inspects facilities to review the premises in advance of issuing a formal registration, in order to assess the adequacy of their security and internal controls. Security measures differ based on the specific type of application and controlled substance, but generally include physical control of inventory, surveillance cameras, and ensuring there is no diversion or loss of material through record-keeping and inventory monitoring. Reports must be provided to the DEA on the use of materials, as well as immediate reports of theft, loss, or suspicious activity.

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Research and Development

During the fiscal years ended March 31, 2016 and 2015, we incurred $613,119 and $1,131,327 in expenses that were allocated to research and development activities.

Intellectual Property

In September 2015, October 2015 and July 2016, the Company filed three U.S. patent applications, titled “Cannabinoid Glycoside Prodrugs and Methods of Synthesis”, including an initial filing and two expanded filings. These patent applications describe more than 25 cannabinoid glycoside prodrugs, or cannabosides, which are designed to overcome the deficiencies of existing cannabinoid pharmaceuticals. The patent filings include, but are not limited to, prodrugs of delta-9-tetrahydrocannabinol, the primary psychoactive component of medical marijuana, as well as the non-psychotropic compounds cannabidiol and cannabidivarin.

In June 2015, the Company filed a U.S. patent application titled “Method for Production and Recycling of UDPG”, which describes methods for recycling and economical production of a key cofactor necessary for biotransformation of steviol and cannabinoids through glycosylation. We previously licensed rights to a U.S. patent application titled, “Compositions and methods for producing steviol and steviol glycosides”, which was related to microbial production of stevia, and terminated this license in May 2016 in favor of pursuing internally developed patent applications for production of stevia and cannabinoid glycosides.

In March 2016, the Company was assigned rights to a U.S. provisional patent application titled “Methods for Treatment of Multiple Sclerosis and Demyelinating Disorders” from the Myelin Repair Foundation, which covers methods for treating multiple sclerosis and other demyelinating diseases through use of FDA-approved drugs that can be repurposed for their utility in effecting remeylination, a form of nervous system repair or regeneration. These drugs along with others including the Company’s cannabinoid glycoside prodrugs may be administered in oral or injectable forms.

The Company’s internally developed patents now include provisional and non-provisional patent applications filed in the United States in 2013, 2014, 2015 and 2016 cover novel compositions of matter for cannabinoid prodrugs, methods for biosynthesis and medical applications of cannabinoid prodrugs, biosynthesis methods for steviol glycosides, and methods for efficient biosynthesis through glycosylation. If successful in prosecuting patent claims, the Company would obtain patent protection through 2035 or beyond, and which may be extended through patent term adjustments.

Employees

As of August 12, 2016, we had six full-time employees, including four dedicated to research and development. We also utilize the services of a network of consultants that contribute on a part-time basis, which gives us access to additional scientists and engineers that focus on research and development activities. We expect to increase the number of our employees and contractors as we expand our operations, and the number of employees dedicated to marketing and sales support as we begin to commercialize additional products and intensify our sales efforts.

General Information

We maintain a corporate website at www.vitality.bio. Information contained on our website is not incorporated by reference in this annual report. We file reports with the Securities and Exchange Commission (“SEC”) and make available, free of charge, on or through our website, our annual reports, quarterly reports, current reports, proxy and information statements and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Properties

We currently lease office and laboratory space at 5225 Carlson Rd., Yuba City, California 95993. Our current lease agreement for that space, which supersedes and replaces the commercial lease agreement we previously entered for space at the same location, expires on May 1, 2017 and our rent payments thereunder are $2,300 per month.

We believe that our current facilities will be adequate for our needs for the next 6 months, although we may lease additional property for additional research and development space.

55

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Set forth below is certain information regarding our directors and executive officers as of March 31, 2014:

Set forth below is certain information regarding our current directors and executive officers:

Name	Position	Age	Director/Executive Officer Since
Dr. Avtar Dhillon (2)(3)(4)	Chairman of the Board of Directors	54	August 2011
Dr. Anthony Maida III (1)(2)(3)	Director	64	March 2012
Robert Brooke (5)	Chief Executive Officer and Director	36	January 2012

(1) Member of Audit Committee

(2) Member of Compensation Committee

(3) Member of Nominating and Corporate Governance Committee

(4) Member of Financing Committee

(5) Currently serves as our only executive officer.

Business Experience

The following is a brief account of the education and business experience of our current directors and executive officers:

Dr. Avtar Dhillon has served as the Chairman of our Board of Directors since January 31, 2012 and has served as a director since August 17, 2011. Dr. Dhillon also served as our Interim Principal Executive and Financial Officer from August 17, 2011 until January 31, 2012. Dr. Dhillon has served as Chairman of the Board of Directors of OncoSec Medical Incorporated (NASDAQ: ONCS) since March 2011, and of Arch Therapeutics since April 2013, after serving as a director since May 2011. Dr. Dhillon served as President and Chief Executive Officer of Inovio Pharmaceuticals, Inc. (formerly Inovio Biomedical Corporation) (NASDAQ: INO) from October 2001 to June 2009, as President and Chairman of Inovio from June 2009 until October 2009, as Executive Chairman from October 2009 until August 2011, and as Chairman from September 2011. During his tenure at Inovio, Dr. Dhillon led the successful turnaround of the company through a restructuring, acquisition of technology from several European and North American companies, and a merger with VGX Pharmaceuticals to develop a vertically integrated DNA vaccine development company. Dr. Dhillon led multiple successful financings for Inovio and concluded several licensing deals that included multinational companies, Merck and Wyeth (now Pfizer). Prior to joining Inovio, Dr. Dhillon held roles of increasing responsibility with MDS Capital Corp. (now Lumira Capital Corp.), one of North America’s leading healthcare venture capital organizations, from August 1998 until September 2001. In July 1989, Dr. Dhillon started a medical clinic and subsequently practiced family medicine for over 12 years until September 2001. Dr. Dhillon has been instrumental in successfully turning around struggling companies and influential as an active member in the biotech community. From March 1997 to July 1998, Dr. Dhillon was a consultant to CardiomePharma Corp. (“Cardiome”), a biotechnology company listed on the Toronto Stock Exchange and NASDAQ. While at Cardiome, Dr. Dhillon led a turnaround based on three pivotal financings, establishing a clinical development strategy, and procuring a new management team. In his role as a founder and board member of companies, Dr. Dhillon has been involved in several early stage healthcare focused companies listed on the Toronto Stock Exchange and TSX Venture Exchange, which have successfully matured through advances in their development pipeline and subsequent merger and acquisition transactions. He was a founding board member in February 2004 of Protox Therapeutics, Inc. (“Protox”), now a publicly traded specialty pharmaceutical company known as Sophiris Bio Inc. Dr. Dhillon maintained his board position at Protox until the execution of a financing with Warburg Pincus in November 2010. Dr. Dhillon currently sits on the Board of Directors of BC Advantage Funds, a venture capital corporation in British Columbia, and has held this role since November 2003. Dr. Dhillon brings extensive experience in biotechnology companies to our Board of Directors, as well as significant experience with obtaining financing and pursuing and completing strategic transactions. He has valuable experience serving on the Board of Directors of other publicly traded and privately held companies.

Dr. Anthony Maida, III joined our Board of Directors in March 2012. Dr. Maida has served on the Board of Directors of OncoSec Medical Incorporated since June 2011 and currently serves as the Chair of its Audit Committee and as a member of its Nominating and Corporate Governance Committee. Dr. Maida has served on the Board of Directors of Spectrum Pharmaceuticals, Inc. (NASDAQ GS: SPPI) since December 2003 and currently serves as the Chair of its Audit Committee and a member of its Compensation Committee, Placement Committee, Nominating and Corporate Governance Committee and Product Acquisition Committee. He is currently Senior Vice President – Clinical Research (from June 2011) at Northwest Biotherapeutics, Inc., a company focused on the development of therapeutic DC cell based vaccines to treat patients with cancer. Dr. Maida has been the acting Chairman (from March 2003) of Dendri Therapeutics, Inc., a startup company focused on the clinical development of therapeutic vaccines for patients with cancer, since 2003. He also serves as Principal of Anthony Maida Consulting International (since September 1999), providing consulting services to large and small biopharmaceutical firms in the clinical development of oncology products and product acquisitions and to venture capital firms evaluating life science investment opportunities. Recently Dr. Maida was Vice President of Clinical Research and General Manager, Oncology, world-wide (from August 2010 to June 2011) for PharmaNet, Inc. He served as the President and Chief Executive Officer of Replicon NeuroTherapeutics, Inc., a biopharmaceutical company focused on the therapy of patients with tumors (both primary and metastatic) of the central nervous system, where he successfully raised financing from both venture capital and strategic investors and was responsible for all financial and operational aspects of the company, from June 2001 to July 2003. He was also President (from December 2000 to December 2001) of CancerVax Corporation, a biotechnology company dedicated to the treatment of cancer. He has been a speaker at industry conferences and is a member of the American Society of Clinical Oncology, the American Association for Cancer Research, the Society of Neuro-Oncology, the American Chemical Society and the International Society for Biological Therapy of Cancer. Dr. Maida received a B.A. in History from Santa Clara University in 1975, a B.A. in Biology from San Jose State University in 1977, an M.B.A. from Santa Clara University in 1978, an M.A. in Toxicology from San Jose State University in 1986 and a Ph.D. in Immunology from the University of California, Davis, in 2010. We believe that his financial and operational experience in our industry will provide important resources to our Board.

56

Robert Brooke has served as a director and our Chief Executive Officer since January 31, 2012, and previously served as our Vice President of Business Development beginning in October 2011. Mr. Brooke was a founder of Lion Biotechnologies, Inc., formerly Genesis Biopharma, Inc. (NASDAQ: LBIO), a cancer drug development company, where he also served as Director, President and Chief Executive Officer from March 2010 until February 2011. Mr. Brooke is a co-founder of Intervene Immune, Inc., a privately held biotechnology company focused on immune regeneration, and since March 2014 has served on a limited part-time basis as Chief Executive Officer. Mr. Brooke was the founder of Percipio Biosciences, Inc., a privately held research diagnostics company that manufactures and distributes products related to oxidative stress research, and served as its President, on a limited part-time basis, from 2008 until its assets were acquired in June 2013. From 2004 to 2008, he was an analyst with Bristol Capital Advisors, LLC, investment manager to Bristol Investment Fund, Ltd. (“Bristol”). During this period, Bristol financed over 60 public healthcare and life science companies and was listed by The PIPEs Report in 2005 as being the most active investor in private placements by public biotechnology companies. Mr. Brooke earned a B.S. in Electrical Engineering from Georgia Tech in 2003 and a M.S. in Biomedical Engineering from UCLA in 2005. Mr. Brooke provides our Board of Directors with public and private capital raising experience, as well as experience in leading early stage biotechnology companies.

Term of Office

In accordance with our Bylaws, our directors are elected at each annual meeting of stockholders and serve until the next annual meeting of stockholders or until their successor has been duly elected and qualified, or until their earlier death, resignation or removal.

Committees of the Board of Directors

On August 24, 2012, our Board of Directors established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Finance Committee, each of which has the composition and responsibilities described below.

Audit Committee

The Audit Committee of our Board of Directors consists of only Dr. Maida, who serves as Chairman. Our Board of Directors has determined that the sole member of our Audit Committee is independent within the meaning of applicable SEC rules and Nasdaq Listing Rules, and has determined that Dr. Maida is an audit committee financial expert, as such term is defined in the rules and regulations of the SEC, and is financially sophisticated within the meaning of the Nasdaq Listing Rules. The Audit Committee has oversight responsibilities regarding, among other things: the preparation of our financial statements and our financial reporting and disclosure processes; the administration, maintenance and review of our system of internal controls regarding accounting compliance; our practices and processes relating to internal audits of our financial statements; the appointment of our independent registered public accounting firm and the review of its qualifications and independence; the review of reports, written statements and letters from our independent registered public accounting firm; and our compliance with legal and regulatory requirements in connection with the foregoing. Our Board of Directors has adopted a written charter for our audit committee, which is available on our website, www.vitality.bio.

Compensation Committee

The Compensation Committee of our Board of Directors consists of Dr. Dhillon and Dr. Maida, with Dr. Dhillon serving as Chairman. Our Board of Directors has also determined that Dr. Maida is independent within the meaning of applicable Nasdaq Listing Rules. The duties of our Compensation Committee include, without limitation: reviewing, approving and administering compensation programs and arrangements to ensure that they are effective in attracting and retaining key employees and reinforcing business strategies and objectives; determining the objectives of our executive officer compensation programs and the specific objectives relating to CEO compensation, including evaluating the performance of the CEO in light of those objectives; approving the compensation of our other executive officers and our directors; administering our as-in-effect incentive-compensation and equity-based plans; and producing an annual report on executive officer compensation for inclusion in our proxy statement, when required and in accordance with applicable rules and regulations. Our Board of Directors has adopted a written charter for our compensation committee, which is available on our website, www.vitality.bio.

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Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of our Board of Directors consists of Dr. Dhillon and Dr. Maida, with Dr. Dhillon serving as Chairman. Our Board of Directors has also determined that Dr. Maida is independent within the meaning of applicable Nasdaq Listing Rules. The responsibilities of the Nominating and Corporate Governance Committee include, without limitation: assisting in the identification of nominees for election to our Board of Directors, consistent with approved qualifications and criteria; determining the composition of the Board of Directors and its committees; recommending to the Board of Directors the director nominees for the annual meeting of stockholders; establishing and monitoring a process of assessing the effectiveness of the Board of Directors; developing and overseeing a set of corporate governance guidelines and procedures; and overseeing the evaluation of our directors and executive officers. Our Board of Directors has adopted a written charter for our nominating and corporate governance committee, which is available on our website, www.vitality.bio.

Financing Committee

Dr. Avtar Dhillon is the Chairman and sole member of our Financing Committee. The Financing Committee does not currently have a charter. The Financing Committee has responsibilities relating to our efforts to obtain adequate funding to finance our development programs and operations.

Family Relationships

No family relationships exist between any of the directors or executive officers of the Company.

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EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us in each of the fiscal years ended March 31, 2016 and March 31, 2015 for (i) our current principal executive and financial officer, and (ii) our next most highly compensated executive officer other than our principal executive officer and principal financial officer serving as an executive officer at the end of our 2016 fiscal year and whose total compensation exceeded $100,000 in our 2016 fiscal year (of which there were none).

Summary Compensation Table

Name	Fiscal Year	Salary ($)	Total ($)

Robert Brooke, Chief Executive Officer (principal executive and financial officer)	2016	150,000	150,000

	2015	150,000	150,000

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Employment Agreements

On January 31, 2012, our Board of Directors appointed Robert Brooke as our Chief Executive Officer, Secretary, Treasurer, and director. On January 31, 2012, we entered into an Executive Employment Agreement with Mr. Brooke. Under the agreement, Mr. Brooke received an initial annual base salary of $100,000 and is eligible to participate in the benefits made generally available to similarly-situated executives. His annual base salary increased to $125,000 in March 2013 and to $150,000 in July 2013. The agreement further provides that if Mr. Brooke is terminated other than for cause, death or disability, he is entitled to receive severance payments equal to six months of his base salary. If Mr. Brooke terminates his employment with us with good reason following a change of control, Mr. Brooke is entitled to receive severance payments equal to 12 months of his base salary. Severance payments will be reduced by any remuneration paid to Mr. Brooke because of Mr. Brooke’s employment or self-employment during the applicable severance period. The Executive Employment Agreement had an initial term of two years.

Under the Executive Employment Agreement, termination for “good reason” means a termination by Mr. Brooke following the occurrence of any of the following events without Mr. Brooke’s consent within six months of a change of control: (a) a change in Mr. Brooke’s position that materially reduces his level of responsibility; (b) a material reduction in Mr. Brooke’s base salary, except for reductions that are comparable to reductions generally applicable to similarly situated executives of the Company; and (c) relocation of Mr. Brooke’s principal place of employment more than 25 miles. The term “change of control” is defined as a change in ownership or control of the Company effected through a merger, consolidation or acquisition by any person or related group of persons (other than an acquisition by the Company, a Company-sponsored employee benefit plan or by a person or persons that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of securities possessing more than 50% of the total combined voting power of the outstanding securities of the Company.

Outstanding Equity Awards

As of June 30, 2016, 1) Dr. Dhillon held an option to purchase 50,000 shares of common stock, which vested and became exercisable in full on April 1, 2012, and an option to purchase 40,000 shares of common stock, 10,000 of which vested and became fully exercisable on November 21, 2015, and 10, 000 of which will vest on each of May 21, 2016, November 21, 2016 and May 21, 2017; 2) Dr. Maida held an option to purchase 10,000 shares of common stock, 2,500 of which vested and became fully exercisable on November 21, 2015, and 2,500 of which will vest on each of May 21, 2016, November 21, 2016 and May 21, 2017; and 3) Mr Brooke held an option to purchase 40,000 shares of common stock, 10,000 of which vested and became fully exercisable on November 21, 2015, and 10,000 of which will vest on each of May 21, 2016, November 21, 2016 and May 21, 2017.

Compensation of Directors

We have no formal plan for compensating our directors for service in their capacities as director, although directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors.

Dr. Dhillon and Dr. Maida served as our non-employee directors during the fiscal year ended March 31, 2016. Dr. Avtar Dhillon, the Chairman of our Board of Directors and of several of our board committees, received total cash compensation of $110,000 for such services during our fiscal year ended March 31, 2016, and Dr. Maida received $30,000 total cash compensation for his services as a director during our fiscal year ended March 31, 2016.

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Director Compensation Table

The following table shows compensation paid to our non-employee directors during the fiscal year ended March 31, 2016:

Name	Fees earned or paid in cash	Stock awards (non-cash)(1)	All other compensation	Total

Dr. Avtar Dhillon (1)	$110,000	$27,867	$-	$137,867

Dr. Anthony Maida (1)	$30,000	$6,967	$-	$36,967

(1)	As of March 31, 2016, the aggregate number of stock and option awards held by each of our non-employee directors was as follows: (i) Dr. Avtar Dhillon held no stock awards and option awards to purchase 90,000 shares of our common stock, and (ii) Dr. Anthony Maida, III, held a stock award of 10,000 shares of our common stock and no option awards and an option award to purchase 10,000 shares of our common stock.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

On April 23, 2012, we entered into a lease agreement with One World Ranches LLC pursuant to which we lease from One World Ranches LLC certain office and laboratory space located at the address of our principal executive offices. That lease agreement commenced on May 1, 2012 and expires on May 1, 2017, and our rent payments thereunder are $2,300 per month.

One World Ranches LLC is jointly-owned by Dr. Avtar Dhillon, the Chairman of our Board of Directors, and his wife, Diljit Bains. The lease agreement was approved by our Board of Directors while Dr. Avtar Dhillon abstained from voting.

On May 16, 2014, the Company entered into an Asset Purchase Agreement with Percipio to purchase certain assets of Percipio for $50,000. The Company’s Chief Executive Officer, Robert Brooke, owned 20% of Percipio. At March 31, 2016, $11,950 of the purchase price remains unpaid and is included in accounts payable on the accompanying balance sheet.

Except as described above, during the fiscal years ended March 31, 2015 and 2016, and through the filing of this prospectus, there have been no transactions, and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years and in which any related person had or will have a direct or indirect material interest.

Director Independence

Our Board of Directors has determined that Dr. Anthony Maida would qualify as “independent” as that term is defined by Nasdaq Listing Rule 5605(a)(2). Mr. Robert Brooke would not qualify as “independent” because he currently serves as our Chief Executive Officer. Dr. Dhillon also would not qualify as “independent” under applicable Nasdaq Listing Rules.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of our common stock by (i) each person who, to our knowledge, beneficially owns more than 5% of our common stock, (ii) each of our directors and named executive officers, and (iii) all of our current executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, the address of each person named in the table is: c/o Vitality Biopharma, Inc., 1901 Avenue of the Stars, 2nd Floor, Los Angeles, California 90067. Shares of our common stock subject to options, warrants, convertible notes or other rights currently exercisable or exercisable within 60 days after August 12, 2016, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants, convertible notes or other rights, but are not deemed outstanding for computing the beneficial ownership percentage of any other person.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned (1)
Directors and Named Executive Officers:
Dr. Avtar Dhillon (2)	1,530,585	14.5%
Dr. Anthony Maida, III (3)	112,559	1.1%
Robert Brooke (4)	1,222,835	11.6%
Current Directors and Executive Officers as a Group (3 persons)	2,865,979	27.1%

(1)	Based on 10,561,708 shares of our common stock issued and outstanding as of August 12, 2016. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)	Includes 925,585 shares of restricted common stock granted to Dr. Dhillon on July 15, 2016, 462,793 of which will vest on March 1, 2017 and 462,792,of which will vest on March 1, 2018, and an option to purchase 50,000 shares of common stock, which vested and became exercisable in full on April 1, 2012, and an option to purchase 40,000 shares of common stock, 10,000 of which vested and became fully exercisable on each of November 21, 2015 and May 21, 2016, and 10, 000 of which will vest on each of November 21, 2016 and May 21, 2017.

(3)	Includes 10,000 shares of restricted common stock granted to Dr. Maida on July 30, 2012, 3,334 of which vested on January 1, 2013 and 3,333 on each of January 1, 2014 and January 1, 2015, an option to purchase 10,000 shares of common stock, 2,500 of which vested and became fully exercisable on each of November 21, 2015 and May 21, 2016, and 2,500 of which will vest on each of November 21, 2016 and May 21, 2017, and an option to purchase 92,559 shares of common stock, 23,140 of which will vest on each of January 1, 2017, July 1, 2017 and January 1, 2018 and 23,139 of which will vest on July 1, 2018.

(4)	Includes 510,585 shares of restricted common stock granted to Mr. Brooke on July 15, 2016, 255,293 of which will vest on March 1, 2017 and 255,292 of which will vest on March 1, 2018, an option to purchase 40,000 shares of common stock, 10,000 of which vested and became fully exercisable on each of November 21, 2015 and May 21, 2016, and 10, 000 of which will vest on each of November 21, 2016 and May 21, 2017, and an option to purchase 415,000 shares of common stock, 103,750 of which will vest on each of January 1, 2017, July 1, 2017, January 1, 2018 and July 1, 2018.

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EXPERTS

Our financial statements for the years ended March 31, 2016 and 2015, included in this prospectus and registration statement have been audited by Weinberg & Company, P.A., independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. You may obtain information on the operation of the public reference room and its copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC, which are available free of charge. The address of the website is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock and warrants being offered by this prospectus. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference room and website referred to above.

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F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Stevia First Corp.

Yuba City, California

We have audited the accompanying balance sheets of Stevia First Corp., (the “Company”) as of March 31, 2016 and 2015, and the related statements of operations, stockholders’ deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a stockholders’ deficiency at March 31, 2016 and has experienced recurring operating losses and negative operating cash flows since inception. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the financial statements. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that might result from the outcome of this uncertainty.

Weinberg & Company, P.A.

Los Angeles, California
June 24, 2016

F-2

STEVIA FIRST CORP.

BALANCE SHEETS

	March 31, 2016	March 31, 2015
Assets

Current Assets
Cash	$95,433	$389,730
Accounts receivable, net	30,396	61,595
Inventory	6,470	8,478
Prepaid Expense and other current assets	2,500	2,500

Total Assets	$134,799	$462,303

Liabilities and Stockholders’ Deficiency

Current Liabilities
Accounts payable and accrued liabilities	$244,937	$134,007
Accounts payable - related party	6,900	1,000
Derivative liability	401,127	1,406,596

Total liabilities	652,964	1,541,603

Stockholders’ Deficiency
Common stock, par value $0.001 per share; 1,000,000,000 shares authorized; 7,911,708 and 7,296,892 shares issued and outstanding, respectively	7,912	7,297
Shares issuable, 999,700 shares	99,970	-
Additional paid-in-capital	11,890,512	11,288,637
Accumulated deficit	(12,516,559)	(12,375,234)
Total stockholders’ deficiency	(518,165)	(1,079,300)
Total liabilities and stockholders’ deficiency	$134,799	$462,303

The accompanying notes are an integral part of these financial statements

F-3

STEVIA FIRST CORP.

STATEMENTS OF OPERATIONS

	Years Ended March 31,
	2016	2015

Revenues	$248,348	$245,680
Cost of goods sold	149,478	121,341
Gross profit	98,870	124,339

Operating Expenses:
General and Administrative	2,196,922	2,749,153
Rent and other related party costs	30,600	49,017
Research and development	613,119	1,131,327
Total Operating Expenses	2,840,641	3,929,497

Loss from operations	(2,741,771)	(3,805,158)

Other income (expenses)
Cost to induce exercise of warrants	-	(961,767)
Interest expense	(363)	(6,065)
Change in fair value of derivative liability	2,600,809	724,617
Total other income (expense)	2,600,446	(243,215)

Net loss	$(141,325)	$(4,048,373)

Loss per share - Basic and diluted	$(0.02)	$(0.57)
Weighted average number of common shares outstanding, basic and diluted	7,541,984	7,042,188

The accompanying notes are an integral part of these financial statements

F-4

STEVIA FIRST CORP.

STATEMENTS OF STOCKHOLDERS’ DEFICIENCY

YEARS ENDED MARCH 31, 2016 and 2015

			Additional		Common	Unvested,
	Common Stock		Paid-in-	Accumulated	stock,	Issued
	Shares	Amount	Capital	Deficit	issuable	Common Stock	Total
Balance, March 31, 2014	6,683,252	$6,683	$8,359,516	$(8,326,861)	$-	$(149,714)	$(110,376)

Reclassification of unvested, issued common stock to paid-in capital	-	-	(149,714)	-	-	149,714	-
Common stock issued upon exercise of stock options	5,000	5	4,995	-	-	-	5,000
Common stock issued to employees with vesting terms	150,000	150	329,361	-	-	-	329,511
Common stock issued for services	90,992	91	338,809	-	-	-	338,900
Fair value of vested stock options	-	-	233,310	-	-	-	233,310
Fair value of vested warrants granted to employees	-	-	432,772	-	-	-	432,772
Common stock issued upon exercise of warrants	367,648	368	1,470,220	-	-	-	1,470,588
Extinguishment of derivative liability	-	-	269,368	-	-	-	269,368
Net Loss	-	-	-	(4,048,373)	-	-	(4,048,373)

Balance, March 31, 2015	7,296,892	7,297	11,288,637	(12,375,234)	-	-	(1,079,300)

Amortization of common stock issued to employees with vesting terms	-	-	161,936	-	-	-	161,936
Common stock issued for services	114,816	115	275,885	-	-	-	276,000
Fair value of vested stock options	-	-	286,248	-	-	-	286,248
Fair value of vested warrants granted to employees	-	-	182,072	-	-	-	182,072
Issuance of stock and warrants	500,000	500	(403,577)	-	-	-	(403,077)
Extinguishment of derivative liability	-	-	99,311	-	-	-	99,311
Common Stock issuable, 999,700 shares	-	-	-		99,970		99,970
Net Loss	-	-	-	(141,325)		-	(141,325)

Balance, March 31, 2016	7,911,708	$7,912	$11,890,512	$(12,516,559)	99,970	$-	$(518,165)

The accompanying notes are an integral part of these financial statements.

F-5

STEVIA FIRST CORP.

STATEMENTS OF CASH FLOWS

	Years Ended March 31,
	2016	2015
Operating activities
Net loss	$(141,325)	$(4,048,373)
Adjustments to reconcile net loss to net cash used in operating activities:
Fair value of vested stock options	286,248	233,310
Fair value of vested common stock issued to employees	161,936	329,511
Fair value of vested warrants granted to employees	182,072	432,772
Fair value of common stock issued for services	276,000	338,900
Cost of warrant modification	-	961,767
Change in fair value of derivative liability	(2,600,809)	(724,617)
Changes in assets and liabilities:
Accounts receivable	31,199	(22,100)
Inventory	2,008	(8,478)
Advance payment on related party lease	-	10,413
Prepaid expense	-	8,137
Accounts payable - related party	5,900	(15,100)
Accounts payable and accrued liabilities	110,930	4,092
Net Cash Used in Operating Activities	(1,685,841)	(2,499,766)

Investing activities
Acquisition of cash upon acquisition	-	10,505
Net Cash Provided by Investing Activities	-	10,505

Financing activities
Proceeds from exercise of warrants, net	-	1,470,588
Proceeds from exercise of options	-	5,000
Proceeds from Common Stock issuable	99,970	-
Proceeds from sale of common stock and warrants, net	1,291,574	-
Net Cash Provided by Financing Activities	1,391,544	1,475,588

Net decrease in cash	(294,297)	(1,013,673)
Cash - Beginning of Period	389,730	1,403,403

Cash - End of Period	$95,433	$389,730
Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

Non-Cash Investing and Financing Activities:
Fair value of warrants issued with common stock, recorded as derivative liability	$1,694,651	$961,767
Extinguishment of derivative liability	$99,311	269,368
Acquisition of accounts receivable upon acquisition	$-	$34,495

The accompanying notes are an integral part of these financial statements.

F-6

STEVIA FIRST CORP.

NOTES TO FINANCIAL STATEMENTS FOR THE

YEARS ENDED MARCH 31, 2016 AND 2015

1. BUSINESS AND BASIS OF OPERATIONS

Stevia First Corp. (the “Company”, “we”, “us” or “our”), was incorporated in the State of Nevada on June 29, 2007 and commenced operations as a mineral exploration company. On October 10, 2011, we completed a merger with our wholly-owned subsidiary, Stevia First Corp., whereby we changed our name from “Legend Mining Inc.” to “Stevia First Corp.” Also on October 10, 2011, we effected a seven for one forward stock split of authorized, issued and outstanding common stock. As a result, our authorized capital was increased from 75,000,000 shares of common stock with a par value of $0.001 to 525,000,000 shares of common stock with a par value of $0.001, and issued and outstanding shares increased from 7,350,000 to 51,450,000. In February 2012, we substantially changed our management team, and began pursuing an agricultural biotechnology business plan. In May 2016, we received shareholder and board approval for a name change to Vitality Biopharma, Inc., an exchange of one (1) share of the Company’s common stock for each 10 shares of common stock outstanding or exercisable under any outstanding warrants or option agreements and an increase in the number of shares of authorized common stock from 525,000,000 to 1,000,000,000. These corporate changes became effective on July 20, 2016 and are reflected in these financial statements. The Company’s fiscal year end is March 31.

Going Concern

These financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company has incurred losses since inception and has a stockholders’ deficiency of $518,165 as at March 31, 2016, and further losses are anticipated in the development of its business. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

The ability to continue as a going concern is dependent on the Company attaining and maintaining profitable operations in the future and/or raising additional capital to meet its obligations and repay its liabilities arising from normal business operations when they come due. We estimate as of March 31, 2016 we will have sufficient funds to operate the business for the next 6 months. We will require additional financing to fund our planned future operations, including the continuation of our ongoing research and development efforts, seeking to license or acquire new assets, and researching and developing any potential patents and any further intellectual property that we may acquire. Further, these estimates could differ if we encounter unanticipated difficulties, in which case our current funds may not be sufficient to operate our business for that period. In addition, our estimates of the amount of cash necessary to operate our business may prove to be wrong, and we could spend our available financial resources much faster than we currently expect.

Subsequent to March 31, 2016, we completed a private placement of our common stock and warrants resulting in net proceeds of $265,000, of which proceeds amounting to $99,970 were received in March 2016. We do not have any other firm commitments for future capital. Significant additional financing will be required to fund our planned principal operations in the near term and in future periods, including research and development activities relating to stevia extract production, developing and seeking regulatory approval for any of our stevia product candidates, commercializing any product candidate for which we are able to obtain regulatory approval or certification, seeking to license or acquire new assets or businesses, and maintaining our intellectual property rights and pursuing rights to new technologies. We do not presently have, nor do we expect in the near future to have, significant revenue to fund our business from our operations, and will need to obtain most of our necessary funding from external sources in the near term. Since inception, we have funded our operations primarily through equity and debt financings, and we expect to continue to rely on these sources of capital in the future. However, if we raise additional funds by issuing equity or convertible debt securities, our existing stockholders’ ownership will be diluted, and obtaining commercial loans would increase our liabilities and future cash commitments. If we pursue capital through alternative sources, such as collaborations or other similar arrangements, we may be forced to relinquish rights to our proprietary technology or other intellectual property and could result in our receipt of only a portion of any revenue that may be generated from a partnered product or business. Further, these or other sources of capital may not be available on commercially reasonable or acceptable terms when needed, or at all. If we cannot raise the money that we need in order to continue to develop our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations. If any of these were to occur, there is a substantial risk that our business would fail and our stockholders could lose all of their investment.

F-7

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. The more significant estimates and assumptions by management include, among others, reserves for accounts receivable, the fair value of equity instruments issued for services, and input assumptions used in the valuation of derivative liabilities.

Revenues

Revenue is measured at the fair value of the consideration received or receivable and represents amounts receivable for products and/or services that have been delivered in the normal course of business, title has passed, the selling price is both fixed and determinable, and collectability is reasonably assured, all of which generally occurs upon shipment of the Company’s product or delivery of the product to the destination specified by the customer.

The Company determines whether delivery has occurred based on when title transfers and the risks and rewards of ownership have transferred to the buyer, which usually occurs when the Company ships the products. The Company regularly reviews its customers’ financial positions to ensure that collectability is reasonably assured. Except for warranties, the Company has no post-sales obligations.

Accounts Receivable

The Company evaluates the collectability of its trade accounts receivable based on a number of factors. In circumstances where the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company, a specific reserve for bad debts is estimated and recorded, which reduces the recognized receivable to the estimated amount the Company believes will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on the Company’s historical losses and an overall assessment of past due trade accounts receivable outstanding.

The allowance for doubtful accounts and returns and discounts is established through a provision reducing the carrying value of receivables. At March 31, 2016 and 2015, the allowance for doubtful accounts and returns and discounts was approximately $17,500 and $2,500, respectively.

Financial Assets and Liabilities Measured at Fair Value

The Company uses various inputs in determining the fair value of its investments and measures these assets on a recurring basis. Financial assets recorded at fair value in the balance sheets are categorized by the level of objectivity associated with the inputs used to measure their fair value. Authoritative guidance provided by FASB defines the following levels directly related to the amount of subjectivity associated with the inputs to fair valuation of these financial assets:

Level 1	Quoted prices in active markets for identical assets or liabilities.
Level 2	Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.
Level 3	Unobservable inputs based on the Company’s assumptions.

The fair value of the derivative liabilities of $401,127 and $1,406,596 at March 31, 2016 and 2015, respectively, were valued using Level 2 inputs.

The carrying value of cash and accounts payable and accrued liabilities approximates their fair value because of the short maturity of these instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company uses a probability weighted average Black-Scholes-Merton models to value the derivative instruments at inception and on subsequent valuation dates through the March 31, 2016, reporting date. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period.

F-8

Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). The effect on deferred income tax assets and liabilities of a change in tax rates is recognized as income (loss) in the period that includes the enactment date.

Stock-Based Compensation

The Company periodically issues stock options and warrants to employees and non-employees in non-capital raising transactions, for services and for financing costs. The Company accounts for share-based payments under the guidance as set forth in the Share-Based Payment Topic of the FASB Accounting Standards Codification (“ASC”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, officers, directors, and consultants, including employee stock options, based on estimated fair values. The Company estimates the fair value of share-based payment awards to employees and directors on the date of grant using a Black-Scholes-Merton option-pricing model, and the value of the portion of the award that is ultimately expected to vest is recognized as expense over the required service period in the Company’s statements of operations. The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) the date at which the necessary performance to earn the equity instruments is complete. Stock-based compensation is based on awards ultimately expected to vest and is reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, as necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Company periodically issues unvested (“restricted”) shares of its common stock to employees as equity incentives. The Company’s restricted stock vests upon the satisfaction of a recipient’s service condition, which is satisfied over a period of number of years. The restricted shares vest over certain period and remain subject to forfeiture if vesting conditions are not met. The Company values the shares based on the price per share of the Company’s shares at the date of grant and recognizes the value as compensation expense ratably over the vesting period.

Basic and Diluted Loss Per Share

The Company computes loss per share in accordance with ASC Topic 260, “Earnings per Share” which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing the net loss applicable to common stockholders by the weighted average number of outstanding common shares during the period. Diluted loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued. Diluted loss per share excludes all potential common shares if their effect is anti-dilutive. The following potentially dilutive shares were excluded from the shares used to calculate diluted earnings per share as their inclusion would be anti-dilutive:

	March 31,
	2016	2015
Options	909,167	632,500
Warrants	2,002,713	1,212,713
Total	2,911,880	1,845,213

Research and Development

Research and development costs consist primarily of fees paid to consultants and outside service providers, patent fees and costs, and other expenses relating to the acquisition, design, development and testing of the Company’s treatments and product candidates. Research and development costs are expensed as incurred over the life of the underlying contracts on the straight-line basis, unless the achievement of milestones, the completion of contracted work, or other information indicates that a different expensing schedule is more appropriate. The Company reviews the status of its research and development contracts on a quarterly basis.

F-9

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 is a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under current U.S. GAAP and replace it with a principle based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2017. Early adoption is permitted only in annual reporting periods beginning after December 15, 2016, including interim periods therein. Entities will be able to transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. The Company is in the process of evaluating the impact of ASU 2014-09 on the Company’s financial statements and disclosures.

In August 2014, the FASB issued Accounting Standards Update No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. ASU 2014-15 requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods thereafter. Early adoption is permitted. The Company is currently evaluating the expected impact that the standard could have on its financial statements and related disclosures.

In November 2014, the FASB issued Accounting Standards Update No. 2014-16, Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity. The amendments in ASU 2014-6 do not change the current criteria in U.S. GAAP for determining when separation of certain embedded derivative features in a hybrid financial instrument is required. The amendments clarify that an entity should consider all relevant terms and features, including the embedded derivative feature being evaluated for bifurcation, in evaluating the nature of the host contract. ASU 2014-6 applies to all entities that are issuers of, or investors in, hybrid financial instruments that are issued in the form of a share and is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. The Company is currently evaluating the expected impact that the standard could have on its financial statements and related disclosures.

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, Leases. ASU 2016-02 requires a lessee to record a right of use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. ASU 2016-02 is effective for all interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the expected impact that the standard could have on its financial statements and related disclosures.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

3. ACQUISITION FROM RELATED PARTY

On May 16, 2014, the Company entered into an Asset Purchase Agreement with Percipio Biosciences, Inc. (“Percipio”), a Delaware corporation, to purchase certain assets of Percipio for $50,000. The Company’s Chief Executive Officer, Robert Brooke, owned 20% of Percipio. The acquisition of the assets has been accounted for as a purchase in accordance with ASC Topic 805 Business Combinations and the assets have been included in the Company’s financial statements since May 16, 2014. The purchase price was allocated to current assets based on their fair value as determined by management. At March 31, 2016, $11,950 of the purchase price remains unpaid and is included in accounts payable on the accompanying balance sheet. The Company has determined that the acquisition is not a material acquisition and accordingly, no pro-forma information has been presented. In conjunction with the Percipio asset purchase, the Company entered into written employment agreement with Dr. Fang Lu, majority owner and President of Percipio, under which he now serves as Senior Scientist for the Company. Dr. Lu’s employment agreement commenced on May 17, 2014 and is terminable at any time at the option of Dr. Lu or the Company. Under the employment agreement, Dr. Lu is entitled to an annual salary of $95,000.

F-10

4. DERIVATIVE LIABILITY

The FASB has issued authoritative guidance whereby instruments which do not have fixed settlement provisions are deemed to be derivative instruments. Certain warrants issued to investors and placement agents (described in Note 5 and Note 6) do not have fixed settlement provisions because their exercise prices will be lowered if the Company issues securities at lower prices in the future. In accordance with the FASB authoritative guidance, the warrants have been characterized as derivative liabilities to be re-measured at the end of every reporting period with the change in value reported in the statement of operations.

At the applicable dates of issuance and as of March 31, 2015 and March 31, 2016, the derivative liabilities were valued using a probability weighted average Black-Scholes-Merton pricing model with the following assumptions:

	Date of Modification September 24, 2014	March 31, 2015	Upon Issuance May 11, 2015	March 31, 2016
Exercise Price	$4.00 – 4.50	$3.40 - 4.50	$3.50 - 4.50	$3.00 – 4.50
Stock Price	$4.20	$3.80	$2.90	$0.70
Risk-free interest rate	1.78 - 2.0%	0.41 - 1.25%	0.17 - 1.59%	0.19 – 1.04%
Expected volatility	84.45%	76.26%	76.26 - 107.5%	105.06 - 124.77%
Expected life (in years)	0.01 – 5.0 years	2.50 - 4.5 years	0.75 – 5.0 years	0.1 – 4.2 years
Expected dividend yield	0.00	0.00	0.00	0.00

Fair Value:	$961,767	$1,406,596	$1,694,651	$401,127

The risk-free interest rate was based on rates established by the Federal Reserve Bank. The Company uses the historical volatility of its common stock to estimate the future volatility for its common stock. The expected life of the warrants was determined by the expiration date of the warrants. The expected dividend yield was based on the fact that the Company has not paid dividends to its common stockholders in the past and does not expect to pay dividends to its common stockholders in the future.

On September 10, 2014, certain terms of certain of the Company’s warrants were modified in connection with an early exercise offer made to the warrant holders, and the incremental change in their fair values of $21,218 was accounted for as an increase in the fair value of the derivative liabilities as of the date of modification and recorded as a cost to induce exercise of the warrants. Also, as part of the terms of the early exercise offer, the Company issued to such warrant holders new, replacement warrants with an aggregate fair value at their issue date of $940,549, which was accounted for as a derivative liability at the issue date (described in Note 7). All of the warrants subject to the early exercise offer, which were accounted for as derivative liabilities, were exercised in connection with such offer, and as such their corresponding fair value at the exercise date of $269,368 was extinguished from the derivative liabilities balance. During the year ended March 31, 2015, we recognized a change in fair value of the derivative liability of $724,617. As of March 31, 2015, the aggregate fair value of the derivative liabilities was $1,406,596.

In May 2015, we recognized additional derivative liabilities of $1,694,651 related to the warrants issued in conjunction with the sale of the Company’s common stock (described in Note 5). For the fiscal year ended March 31, 2016, the Company recognized a change in fair value of the derivative liability of $2,600,809. As of March 31, 2016, the aggregate fair value of the derivative liabilities was $401,127.

5. STOCKHOLDERS’ DEFICIENCY

Equity financing

In May 2015, the Company entered into a Securities Purchase Agreement with seven purchasers for the sale of an of aggregate of 500,000 shares of the Company’s common stock (collectively, the “Shares”), and warrants to purchase an aggregate of 1,250,001 shares of the Company’s common stock for total gross proceeds of $1,500,000, or a sales price of $3.00 per share (the “Offering”). The Offering closed on May 11, 2015. The Company incurred $208,426 direct costs, fees and expenses in connection with the Offering, resulting in net cash proceeds to the Company of $1,291,574. The warrants to purchase an aggregate of 1,250,001 issued to the purchasers in the Offering were issued in three tranches: Series A Warrants to purchase up to an aggregate of 500,000 shares of the Company’s common stock, with exercise price of $4.50 per share, and a term of 5 years; Series B Warrants to purchase up to an aggregate of 500,000 shares of the Company’s common stock, with exercise price of $3.50 per share, and a term of 9 months; and Series C Warrants to purchase up to an aggregate of 250,000 shares of the Company’s common stock , with exercise price of $4.00 per share, and a term of 1 year; all of which are exercisable immediately (the Series A Warrants, the Series B Warrants and the Series C Warrants, collectively, the “Warrants”). The Company also issued warrants to purchase up to 40,000 shares of the Company’s common stock (the “Placement Agent Warrants”) to H.C. Wainwright & Co., LLC as placement agent to the Offering. The Placement Agent Warrants have an exercise price of $3.75 per share, a term of 5 years, and are exercisable immediately.

F-11

The exercise price of the Series A Warrants granted to the purchasers of the Offering includes an anti-dilution provision that allows for the automatic reset of the exercise price upon any future sale of the Company’s common stock, warrants, options, convertible debt or any other equity-linked securities at an issuance, exercise or conversion price below the current exercise price of the warrants, provided that the exercise price shall not be reduced to less than $2.00 per share. Additionally, all of the Warrants granted to the purchasers of the Offering and the Placement Agent Warrants are subject to provision for certain fundamental transactions. The Company considered the current FASB guidance of “Determining Whether an Instrument Indexed to an Entity’s Own Stock” and determined that the exercise prices of the Warrants and the Placement Agent Warrants were not fixed amounts because they are subject to fluctuation based on the occurrence of future offerings or events, and certain fundamental transactions. As a result, the Company determined that the Warrants and the Placement Agent Warrants are not considered indexed to the Company’s own stock and characterized the initial fair value of these warrants as derivative liabilities upon issuance. The Company determined the aggregate initial fair value of the Warrants and the Placement Agent Warrants in the Offering to be $1,694,651 at issuance valued using a probability weighted average Black-Scholes-Merton pricing model. For financial statement purposes, the amount of the derivative liability created from the issuance of the Warrants and the Placement Agent Warrants of $1,694,651 has been offset to the net cash proceeds received of $1,291,574, resulting in a net reduction of additional paid-in capital of $408,077 from the sale of the Shares of common stock and Warrants.

Common stock issued to employees for services with vesting terms

The Company has issued the following shares of common stock to employees and directors that vest over time:

●	In July and August 2012, the Company issued an aggregate of 70,000 shares of its common stock to employees and a director of the Company, with aggregate fair value of $189,000 at grant date, and vesting over a period ranging from 16 months to 60 months from the date of grant under the Company’s stock option and incentive plan (the “2012 Stock Incentive Plan”).

●	In July 2013, the Company issued 10,000 shares of its common stock to an employee of the Company with fair value of $36,000 at grant date and vesting over a period of 31 months from the date of grant under the Company’s 2012 Stock Incentive Plan.

●	In conjunction with the Percipio asset purchase (see Note 3) entered into by the Company on May 2014, the Company entered into an employment agreement with a new employee, pursuant to which the Company granted 10,000 shares of its common stock with fair value of $38,000 at grant date. The 10,000 shares of stock is vesting over a period of 24 months from the date of grant under the Company’s 2012 Stock Incentive Plan.

●	In conjunction with the Distribution and License Agreements (see Note 9) entered into by the Company in August 2014, the Company entered into employment agreements with two new employees, pursuant to which the Company granted an aggregate of 140,000 shares of its common stock, with aggregate fair value of $420,000 at grant date. Of these 140,000 shares of stock, 40,000 vested immediately, and the remaining 100,000 are vesting over periods ranging from 12 months to 36 months from the date of grant. An aggregate of 100,000 shares of the Company’s restricted common stock will also be issued and will vest upon achievement certain milestones, for which the Company will account for their costs at the time their issuance becomes probable.

These shares of common stock were valued based upon the market price of the Company’s common stock at the dates of grant and determined the aggregate fair values to be of approximately $683,000. The allocable portion of the aggregate fair values of these shares of common stock that vested during the years ended March 31, 2016 and 2015 amounted to $161,936 and $329,511, respectively, and were recognized as expense in the accompanying statements of operations during the years then ended. As of March 31, 2016, approximately $86,000 of these awards remains unvested and will be amortized as compensation costs in future years.

Shares of restricted stock granted above are subject to forfeiture to the Company or other restrictions that will lapse in accordance with a vesting schedule determined by our Board. In the event a recipient’s employment or service with the Company terminates, any or all of the shares of common stock held by such recipient that have not vested as of the date of termination under the terms of the restricted stock agreement are forfeited to the Company in accordance with such restricted grant agreement.

The Company reclassified $149,714 from unvested, unissued common stock to additional paid-in capital relating to the unvested portion of vested shares granted as of the prior year ended March 31, 2014, to make its presentation of stockholders’ deficiency reflect the transaction more appropriately. There was no net effect on stockholders’ deficiency.

F-12

Common stock issued for services

During the year ended March 31, 2015, the Company issued an aggregate of 79,098 shares of the Company’s common stock to consultants as payment for services and recorded an expense of $294,100 based on the closing market price of our common stock on the date of the issuance. These shares were issued outside of the 2012 Stock Incentive Plan.

In December 2014, the Company issued 7,895 shares of common stock under the 2012 Stock Incentive Plan to a consultant under the terms of a consulting agreement and recorded an expense of $30,000 based on the closing market price of our common stock on the date of issuance.

In March 2015, the Company also issued 4,000 shares of common stock under the 2012 Stock Incentive Plan, to an employee and recorded an expense of $14,800 based on the closing market price of our common stock on the date of issuance.

In May 2015, pursuant to the terms of certain consulting agreement, the Company issued an aggregate of 32,500 shares of the Company’s common stock to two consultants as payment for services and recorded an expense of $115,000 based on the fair value of the Company’s common stock at the issuance dates. In July 2015, we issued a total of 31,000 shares of our common stock to two consultants in exchange for services and recorded an expense of $61,000. These shares were issued outside of the 2012 Stock Incentive Plan.

In October and November 2015, pursuant to the terms of a certain consulting agreement, the Company issued an aggregate of 51,316 shares of the Company’s common stock to a consultant as payment for services valued at $100,000. These shares were issued outside of the 2012 Stock Incentive Plan.

6. STOCK OPTIONS

Year Ended March 31, 2015

During the year ended March 31, 2015, the Company granted to employees options to purchase an aggregate of 112,500 shares of the Company’s common stock that expire ten years from the date of grant and have vesting periods ranging from zero to 36 months. The fair value of each option award was estimated on the date of grant using the Black-Scholes option pricing model based on the following assumptions: (i) volatility rate of 81.84%, (ii) discount rate of 1.62%, (iii) zero expected dividend yield, and (iv) expected life of 5 years, which is the average of the term of the options and their vesting periods. The total fair value of the option grants to employees at their grant dates was approximately $300,000.

During the year ended March 31, 2015, the Company also granted to three consultants options to purchase 22,500 shares of the Company’s common stock that expire between five and ten years from date of grant and have vesting periods ranging from is 0 to 36 months. The fair value of these options granted to the consultants was estimated using the Black-Scholes option pricing model based on the following assumptions: (i) volatility rate of 76.26%, (ii) discount rate of 2.17%, (iii) zero expected dividend yield, and (iv) expected life of 5 years. The total fair value of the option grants to the consultants at their grant dates was approximately $88,000.

In April 2014, 5,000 options were exercised by a consultant at an exercise price of $1.00 per share or total proceeds to the Company of $5,000.

Year Ended March 31, 2016

During the year ended March 31, 2016, the Company granted to employees options to purchase an aggregate of 137,500 shares of the Company’s common stock that expire ten years from the date of grant and have vesting periods ranging from zero to 36 months. The fair value of each option award was estimated on the date of grant using the Black-Scholes option pricing model based on the following assumptions: (i) volatility rate of 76.26%, (ii) discount rate of 2.19%, (iii) zero expected dividend yield, and (iv) expected life of 5 years, which is the average of the term of the options and their vesting periods. The total fair value of the option grants to employees at their grant dates was approximately $233,000.

During the year ended March 31, 2016, the Company also granted to five consultants options to purchase 140,000 shares of the Company’s common stock that expire between three and ten years from date of grant and have vesting periods ranging from is 0 to 36 months. The fair value of these options granted to the consultants was estimated using the Black-Scholes option pricing model based on the following assumptions: (i) volatility rate between 76.26% to 107.51%, (ii) discount rate of 2.17%, (iii) zero expected dividend yield, and (iv) expected life of 5 years. The total fair value of the option grants to the consultants at their grant dates was approximately $131,000.

F-13

A summary of the Company’s stock option activity during the fiscal years ended March 31, 2015 and 2016 is as follows:

	Shares	Weighted Average Exercise Price
Balance at March 31, 2014	515,000	$2.60
Granted	135,000
Exercised	(5,000)
Cancelled	(12,500)
Balance outstanding at March 31, 2015	632,500	$3.30
Granted	275,000
Exercised	-
Cancelled	-
Balance outstanding at March 31, 2016	907,500	$3.30
Balance exercisable at March 31,2016	679,376	$3.20

A summary of the Company’s stock options outstanding as of March 31, 2016 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Grant-date Stock Price
Options Outstanding, March 31, 2016	130,000	$1.00	$10.00
	10,000	1.50	1.50
	287,500	$2.00 - 2.70	$2.00 - 2.70
	220,000	$3.10 - 3.80	$3.10 - 3.80
	199,167	$4.00 - 4.70	$4.00 - 4.70
	60,000	$5.10	$5.10
	907,500
Options Exercisable, March 31, 2016	130,000	$1.00	$10.00
	123,750	$2.00 - 2.70	$2.00 - 2.70
	171,667	$3.10 - 3.80	$3.10 - 3.80
	193,959	$4.00 - 4.70	$4.00 - 4.70
	60,000	$5.10	$5.10
	679,376

During the years ended March 31, 2016 and 2015, we expensed total stock-based compensation related to stock options of $286,248 and $233,310, respectively, and the remaining unamortized cost of the outstanding stock-based awards at March 31, 2016 was approximately $345,000. This cost will be amortized on a straight line basis over a weighted average remaining vesting period of 2 years and will be adjusted for subsequent changes in estimated forfeitures. Future option grants will increase the amount of compensation expense that will be recorded.

The outstanding stock options had no intrinsic value at March 31, 2016.

7. WARRANTS

A summary of warrants to purchase common stock issued during the fiscal years ended March 31, 2015 and 2016 is as follows:

	Shares	Weighted Average Exercise Price
Balance outstanding at March 31, 2014	772,717	$4.10
Granted	807,648	3.70
Exercised	(367,647)	4.00
Cancelled	-	-
Balance outstanding at March 31, 2015	1,212,718	$3.90
Granted	1,290,000	3.40
Exercised	-	-
Expired	(500,000)	3.50
Balance outstanding at March 31, 2016	2,002,718	$3.50
Balance exercisable at March 31, 2016	2,002,718	$3.50

F-14

On September 9, 2014, we offered the holders of 367,647 warrants the right to exercise all of those warrants, for an aggregate of 367,647 shares of our common stock, based on the terms of an early exercise offer wherein such warrants became exercisable at a reduced exercise price of $4.00 per share and new warrants would be issued to such investors, so long as the exercise thereof occurred on or before September 10, 2014. All purchasers acted on the early exercise offer and we issued 367,647 shares of our common stock for net proceeds to us of $1,470,589. We determined that the modification of the exercise price of the warrants from $4.20 per share to $4.00 per share should be recorded as a cost to induce the exercise of the warrants. As such, we recognized the difference of $21,218 between the fair value of the warrants before and after the modification as a cost in the accompanying statements of operations for the year ended March 31, 2015.

In conjunction with the early exercise offer, we issued to the warrant holders who acted on such offer new, replacement warrants to purchase an additional 367,647 shares of our common stock. The terms and conditions of the replacement warrants are the same as the terms of the originally issued warrants, except that: (a) the initial exercise date is September 10, 2014 rather than June 28, 2013; (b) the replacement warrants have an exercise term of five years rather than nine months; (c) the exercise price of the replacement warrants is $4.50 per share (subject to anti-dilution and other adjustments as described below and a floor exercise price of $2.00 per share); and (d) the replacement warrants and the shares of common stock underlying such warrants are not registered under the Securities Act and are restricted securities. The new warrants are exercisable immediately upon issuance. These replacement warrants also provide for the adjustment of the exercise price and/or number of shares issuable upon exercise thereof in connection with stock dividends and splits, subsequent rights offerings, pro rata distributions to the Company’s common stockholders and subsequent equity sales by the Company at an effective price lower than the then-current exercise price of the replacement warrants. We determined that the fair value of these replacement warrants at their issue date of $940,549 was recorded as a cost to induce the exercise of the originally issued nine-month warrants in the accompanying statements of operations for the year ended March 31, 2015.

In May 2015, the Company granted 500,000 Series A warrants, 500,000 Series B warrants and 250,000 Series C warrants in connection with an offering of the Company’s common stock for cash. Each Series A Warrant has an exercise price of $4.50 per share, was immediately exercisable, and expires on the five year anniversary of the date of issuance. Each Series B Warrant has an exercise price of $3.50 per share, was immediately exercisable, and expired on the nine month anniversary of the date of issuance. Each Series C Warrant has an exercise price of $4.00 per share, was immediately exercisable, and will expire on the one year anniversary of the date of issuance. The Company also issued Placement Agent Warrants to purchase up to 40,000 shares of the Company’s common stock to H.C. Wainwright. The Placement Agent Warrants have an exercise price of $3.75 per share, a term of 5 years, and are exercisable immediately.

The exercise price of the Series A Warrants granted to the purchasers of the Offering includes an anti-dilution provision that allows for the automatic reset of the exercise price upon any future sale of the Company’s common stock, warrants, options, convertible debt or any other equity-linked securities at an issuance, exercise or conversion price below the current exercise price of the warrants, provided that the exercise price shall not be reduced to less than $2.00 per share. Additionally, all of the Warrants granted to the purchasers of the Offering and to the placement agent are subject to provision for certain fundamental transactions. In consideration of applicable guidance, the Company has determined that none of the warrants are considered indexed to the Company’s own stock, since the exercise prices of the warrants are subject to fluctuation based on the occurrence of future offerings or events and are not a fixed amount, and therefore characterizes the fair value of these warrants as derivative liabilities (See Note 3).

In consideration of applicable guidance, the Company has determined that the warrants are not considered indexed to the Company’s own stock, since the exercise prices of the warrants are subject to fluctuation based on the occurrence of future offerings or events and are not a fixed amount, and therefore characterized the fair value of these warrants of $401,127 as a derivative liability upon issuance (See Note 4).

F-15

Warrants issued to employees

On August 25, 2014, we entered into employment agreements with two new employees, pursuant to which, these employees became entitled to receive warrants to purchase an aggregate of 440,000 shares of the Company’s common stock. These warrants have an exercise price of $3.00, and a term of ten years from issue date. Vesting terms of these warrants are as follows: (i) warrants to purchase 80,000 shares of common stock vested immediately at their grant date, (ii) warrants to purchase 200,000 shares of common stock have vesting terms ranging from one year to three years, and (iii) warrants to purchase 160,000 shares of common stock vest upon achievement of certain milestones under the distribution agreement (See Note 9). During the years ended March 31, 2016 and 2015, we expensed total stock-based compensation related to the vesting of these warrants of $182,072 and $432,772, respectively and the remaining unamortized cost of the outstanding warrants at March 31, 2016 was $91,036.

The aggregate intrinsic value of all of the outstanding and exercisable warrants at March 31, 2016 was $0.

8. INCOME TAXES

The Company has no tax provision for any period presented due to our history of operating losses. As of March 31, 2016, the Company had net operating loss carry forwards of approximately $8,900,000 that may be available to reduce future years’ taxable income through 2030. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as management has determined that their realization is not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

The Company adopted accounting rules which address the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under these rules, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. These accounting rules also provide guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of March 31, 2016 no liability for unrecognized tax benefits was required to be recorded.

9. DISTRIBUTION AND LICENSE AGREEMENTS

Related to our legacy stevia business products and technologies, on August 25, 2014, we entered into a distribution agreement where Qualipride International (“Qualipride”) agreed to provide stevia products to the Company at its cost, plus up to 2% for handling costs and up to a 5% sales commission. The Company will account for such costs as such sales are made, or as such other direct costs are incurred. During the year ended March 31, 2016, neither any sales were made nor were other direct costs incurred pursuant to the terms of the distribution agreement. Concurrently, we also entered into a technology license agreement with Qualipride, Mr. Dong Yuejin and Mr. Guo Yuxiao in which we obtained an exclusive license outside China to use Qualipride’s proprietary methods and designs for stevia extraction and purification facilities. The Company will account for the potential costs of such license and obligation once adequate financing has been received to finance facility construction contemplated within the agreement, if such financing occurs. During the year ended March 31, 2016, the Company did not receive any financing pursuant to the terms of the license agreement.

Under employment agreements related to the distribution and license agreements, Mr. Dong and Mr. Guo are entitled to receive an aggregate of 240,000 restricted shares of our common stock (see Note 5) and warrants to purchase up to an aggregate of 440,000 shares of our common stock (see Note 7). An aggregate of 40,000 shares of our restricted common stock and warrants to purchase up to an aggregate of 80,000 shares of our common stock vested immediately upon issuance. An aggregate of 100,000 shares of our restricted common stock and warrants to purchase up to an aggregate of 200,000 shares of our common stock have vesting terms ranging from one to three years. An aggregate of 100,000 shares of our restricted common stock will be issued and warrants to purchase up to an aggregate of 160,000 shares of our common stock will vest once we achieve certain financial and operational milestones. The Company will account for the costs of the 100,000 shares of common stock and warrants to purchase up to an aggregate of 160,000 shares of common stock, at the time their issuance becomes probable. During the year ended March 31, 2016, no such milestones were met and as of the year ended March 31, 2016, we owed no compensation pursuant to these employment agreements.

The distribution, license and employment agreements are all scheduled to terminate in August 2016, and the Company does not intend to renew or restructure them unless it obtains significant new strategic partnering interest or supply contracts from multinational ingredient or beverage companies related to its stevia products or technologies.

F-16

10. RELATED PARTY TRANSACTIONS AND LEASE OBLIGATIONS

Related party lease obligations

On April 23, 2012, the Company entered into a lease agreement with One World Ranches LLC (“One World Ranches”), pursuant to which the Company has agreed to lease from One World Ranches certain office and laboratory space located at 5225 Carlson Road, Yuba City, California (the “Carlson Lease”). The Carlson Lease began on May 1, 2012 and expires on May 1, 2017, and the Company’s rent payments thereunder are $2,300 per month. The Company has paid $1,500 as a refundable security deposit under the Carlson Lease.

On August 18, 2012, the Company entered into a lease agreement (the “Sacramento Lease”) with Sacramento Valley Real Estate, which is jointly-owned by Dr. Avtar Dhillon, the Chairman of the Board of Directors of the Company, and his wife, Diljit Bains, pursuant to which the Company leases an apartment located at 33-800 Clark Avenue, Yuba City, California. This Company used this apartment as an alternative to renting hotel rooms for management use since several of our managers are not resident in Yuba City. The month to month lease began on August 20, 2012 and was terminated in June 2015. The Company’s rent payment was $1,000 per month. On August 22, 2012, the Company paid $1,000 as a refundable security deposit under the Sacramento lease.

Aggregate payments under the above leases for the years ended March 31, 2016 and 2015 were $30,600 and $49,000, respectively.

11. COMMITMENTS

Related to our legacy stevia products and technologies, in addition to intellectual property developed internally, we previously licensed exclusive and worldwide rights to certain patents and patent applications related to microbial production of steviol and steviol glycosides from Vineland Research and Innovations Centre, Inc. entered into in August 2012, amended in October 2013 (the “Vineland License”), and terminated in May 2016. Pursuant to the Vineland License, we agreed to total cash fees due and payable within the first year of the agreement of $50,000, all of which have been paid and recorded as expenses.Under the Vineland License we will owe royalties of 0.5% of the sale price of products developed using the intellectual property, and in the third year and all subsequent years of the Vineland License the Company will owe a minimum annual royalty of $10,000. No additional payments will be owed under the Vineland License as it was terminated in May 2016.

12. SUBSEQUENT EVENTS

In May 2016, the Company entered into a securities purchase agreement with the purchasers identified therein providing for the issuance and sale by the Company to the purchasers, in a private placement, of an aggregate of 2,650,000 shares of the Company’s common stock (collectively, the “Shares”) and Warrants to purchase up to an aggregate of 7,950,000 shares of the Company’s common stock,(the “Warrants”, and the shares issuable upon exercise of the Warrants, collectively, the “Warrant Shares”), at a price of $0.10 per Share (the “Offering”). The Warrants have an exercise price of $0.17 per share and expire six months from the date of issuance. The Offering closed on May 4, 2016. The aggregate proceeds to the Company from the sale of the Shares and Warrants was approximately $265,000.

In May 2016, we received shareholder and board approval for a name change to Vitality Biopharma, Inc., an exchange of one (1) share of the Company’s common stock for each 10 shares of common stock outstanding or exercisable under any outstanding warrants or option agreements and an increase in the number of shares of authorized common stock from 525,000,000 to 1,000,000,000. These corporate changes became effective on July 20, 2016 and are reflected in these financial statements.

In July 2016, we issued options to purchase 1,525,703 shares of our common stock to six employees and one director with a fair value of $365,330 which will be amortized over 24 months as the options vest. The fair value of these options granted was estimated using the Black-Scholes option pricing model based on the following assumptions: (i) volatility rate of 126.34%, (ii) discount rate of 1.60%, (iii) zero expected dividend yield, and (iv) expected life of 5 years. These options have an exercise price of $0.50 per share and expire ten years from the date of issuance.

In July 2016, we issued options to purchase 185,118 shares of our common stock to two consultants with a fair value of $44,326 at grant date. These options have an exercise price of $0.50 per share and expire ten years from the date of issuance. The fair value of these options granted to the consultants was estimated using the Black-Scholes option pricing model based on the following assumptions: (i) volatility rate of 126.34%, (ii) discount rate of 1.60%, (iii) zero expected dividend yield, and (iv) expected life of 5 years. The fair value of the option grants to the consultants will be recalculated each quarter and will be amortized over 24 months as the options vest based on their fair value at the end of each quarterly reporting period.

In July 2016, we issued 1,436,170 shares of restricted common stock to our Chief Executive Officer and the Chairman of our board of directors with a fair value of $718,015, which will be amortized over 20 months as the shares vest.

F-17

VITALITY BIOPHARMA, INC.

(formerly Stevia First Corp.)

CONDENSED BALANCE SHEETS

	June 30, 2016	March 31, 2016
	(unaudited)
Assets
Current Assets
Cash	$20,481	$95,433
Accounts receivable, net	39,203	30,396
Inventory	6,470	6,470
Deposit	3,058	2,500

Total Assets	$69,212	$134,799

Liabilities and Stockholders’ Deficit

Current Liabilities
Accounts payable and accrued liabilities	$232,953	$244,937
Accounts payable - related party	13,800	6,900
Derivative liability	335,802	401,127

Total liabilities	582,555	652,964

Stockholders’ Deficit
Common stock, par value $0.001 per share; 1,000,000,000 shares authorized; 10,561,708 and 7,911,708 shares issued and outstanding, respectively	10,562	7,912
Shares issuable, 588,236 and 999,700 shares, respectively	100,000	99,970
Additional paid-in-capital	12,332,059	11,890,512
Accumulated deficit	(12,955,964)	(12,516,559)
Total stockholders’ deficit	(513,343)	(518,165)
Total liabilities and stockholders’ deficit	$69,212	$134,799

The accompanying notes are an integral part of these condensed financial statements.

F-18

VITALITY BIOPHARMA, INC.

(formerly Stevia First Corp.)

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,
	2016	2015

Revenue	$46,377	$61,915
Cost of goods sold	25,119	24,033
Gross profit	21,258	37,882

Operating expenses:
General and administrative	327,874	741,596
Rent and other related party costs	6,900	10,900
Research and development	110,315	183,525
Total operating expenses	445,089	936,021

Loss from operations	(423,831)	(898,139)

Other income (expense)
Change in fair value of derivative liability	(14,953)	1,113,801
Interest expense	(621)	(68)
Total other income, net	(15,574)	1,113,733

Net income (loss)	$(439,405)	$215,594

Net income (loss) per common share
Basic	$(0.04)	$0.03
Diluted	$(0.04)	$0.03
Weighted average number of common shares outstanding
Basic	10,069,358	7,568,760
Diluted	10,069,358	7,778,760

The accompanying notes are an integral part of these condensed financial statements.

F-19

VITALITY BIOPHARMA, INC.

(formerly Stevia First Corp.)

CONDENSED STATEMENTS OF STOCKHOLDERS’ DEFICIT

THREE MONTHS ENDED JUNE 30, 2016 AND 2015

(Unaudited)

	Common Stock		Additional Paid-in-	Accumulated	Common Stock,
Description	Shares	Amount	Capital	Deficit	Issuable	Total

Balance- March 31, 2016	7,911,708	$7,912	$11,890,512	$(12,516,559)	$99,970	$(518,165)
Issuance of common stock and warrants	2,650,000	2,650	262,350		(99,970)	165,030
Amortization of common stock issued to employees with vesting terms			24,000	-	-	24,000
Fair value of vested stock options	-	-	39,905	-	-	39,905
Extinguishment of derivative liability			80,278			80,278

Fair value of vested warrants granted to employees			35,014		-	35,014
Common stock issuable upon exercise of warrants, 588,236 shares					100,000	100,000

Net loss	-	-	-	(439,405)	-	(439,405)

Balance- June 30, 2016 (unaudited)	10,561,708	$10,562	$12,332,059	$(12,955,964)	$100,000	$(513,343)

The accompanying notes are an integral part of these condensed financial statements.

F-20

VITALITY BIOPHARMA, INC.

(formerly Stevia First Corp.)

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended June 30,
	2016	2015

Operating activities
Net income (loss)	$(439,405)	$215,594

Adjustments to reconcile net income (loss) to net cash used in operating activities
Fair value of vested stock options	39,905	119,764
Amortization of common stock issued to employees with vesting terms	24,000	59,234
Change in fair value of derivative liability	14,953	(1,113,801)
Fair value of common stock issued for services	-	115,000
Fair value of vested warrants granted to employees	35,014	77,031
Changes in operating assets and liabilities:
Accounts receivable	(8,807)	18,267
Deposit	(558)	-
Advance payment on related party lease	-	(2,300)
Accounts payable and accrued liabilities	(11,984)	25,801
Accounts payable - related party	6,900	(1,000)
Net cash used in operating activities	(339,982)	(486,410)

Financing activities
Proceeds from common stock issuable	100,000	-
Proceeds from sale of common stock, net	165,030	1,291,574
Net cash provided by financing activities	265,030	1,291,574

Net increase (decrease) in cash	(74,952)	805,164

Cash and cash equivalent - beginning of period	95,433	389,730
Cash and cash equivalent - end of period	$20,481	$1,194,894

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$363	$68
Income taxes	$-	$-

Non-cash activities:

Fair value of warrants issued with common stock recorded as derivative liability	$-	$1,694,651
Extinguishment of derivative liability	$80,278	$-

The accompanying notes are an integral part of these condensed financial statements.

F-21

VITALITY BIOPHARMA, INC.

(formerly Stevia First Corp.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

THREE MONTHS ENDED JUNE 30, 2016

(Unaudited)

1. BUSINESS AND BASIS OF OPERATIONS

Vitality Biopharma, Inc. (the “Company”, “we”, “us” or “our”) was incorporated under the laws of the State of Nevada on June 29, 2007. In December 2015, we discovered novel pharmaceutical applications of our glycosylation technology for producing cannabinoid prodrugs and we have recently changed our operational focus towards pharmaceutical development of the cannabinoid prodrugs. On July 15, 2016, the holders of a majority of our outstanding common stock and our Board of Directors approved 1) a name change whereby our name changed from Stevia First Corp. to Vitality Biopharma, Inc., 2) a reverse split of our outstanding common shares whereby each 10 shares of common stock will be exchanged for 1 share of common stock and 3) an increase in the number of shares of authorized common stock from 525,000,000 to 1,000,000,000. These changes became effective on July 20, 2016. All share and per share information contained in this Quarterly Report, including these unaudited condensed financial statements, has been adjusted to reflect these changes as if it had occurred in the earliest period presented.

Going Concern

These financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company has incurred losses and utilized cash in operations since inception resulting in stockholders’ deficit of $513,343 as of June 30, 2016, and further losses are anticipated in the development of its business. These factors raise substantial doubt about the Company’s ability to continue as a going concern. As a result, the Company’s independent registered public accounting firm, in their report on the Company’s March 31, 2016 audited financial statements, raised substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

The ability to continue as a going concern is dependent on the Company attaining and maintaining profitable operations in the future and/or raising additional capital to meet its obligations and repay its liabilities arising from normal business operations when they come due. We estimate that we will have sufficient funds to operate the business for the 6 months after June 30, 2016. These estimates could differ if we encounter unanticipated difficulties, in which case our current funds may not be sufficient to operate our business for that period. In addition, our estimates of the amount of cash necessary to operate our business may prove to be wrong, and we could spend our available financial resources much faster than we currently expect.

We do not have any firm commitments for future capital. We will need to raise additional funds in order to continue operating our business and pursue and execute our planned research and development and commercial operations. We do not presently have, nor do we expect in the near future to have, sufficient or consistent revenue to fund our business from our operations, and will need to obtain significant funding from external sources. Since inception, we have funded our operations primarily through equity and debt financings, and we expect to continue to rely on these sources of capital in the future. However, if we raise additional funds by issuing equity or convertible debt securities, our existing stockholders’ ownership will be diluted, and obtaining commercial loans would increase our liabilities and future cash commitments. If we pursue capital through alternative sources, such as collaborations or other similar arrangements, we may be forced to relinquish rights to our proprietary technology or other intellectual property that could result in our receipt of only a portion of any revenue that may be generated from a partnered product or business. Further, these or other sources of capital may not be available on commercially reasonable or acceptable terms when needed, or at all. If we cannot raise the money that we need in order to continue to operate and develop our business, we will be forced to delay, scale back or eliminate some or all of our operations. If any of these were to occur, there is a substantial risk that our business would fail and our stockholders could lose all of their investment.

Basis of Presentation of Unaudited Condensed Financial Information

The unaudited condensed financial statements of the Company for the three months ended June 30, 2016 and 2015 have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, applied on a consistent basis, and pursuant to the requirements for reporting on Form 10-Q and the requirements of Regulation S-K and Regulation S-X promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, they do not include all the information and footnotes required by U.S. GAAP for complete audited financial statements. However, the information included in these financial statements reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for the fair presentation of the Company’s financial position and the results of operations. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full fiscal year or any future annual or interim period. The balance sheet information as of March 31, 2016 was derived from the audited financial statements as of and for the year ended March 31, 2016 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on June 24, 2016. These financial statements should be read in conjunction with that report.

F-22

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates and Assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. The more significant estimates and assumptions by management include, among others, the fair value of equity instruments issued for services, and assumptions used in the valuation of our outstanding derivative liabilities.

Accounts Receivable

The Company evaluates the collectability of its trade accounts receivable based on a number of factors. In circumstances where the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company, a specific reserve for bad debts is estimated and recorded, which reduces the recognized receivable to the estimated amount the Company believes will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on the Company’s historical losses and an overall assessment of past due trade accounts receivable outstanding.

The allowance for doubtful accounts and returns and discounts is established through a provision reducing the carrying value of receivables. At June 30, 2016, and March 31, 2016, the allowance for doubtful accounts and returns and discounts was approximately $17,500.

Financial Assets and Liabilities Measured at Fair Value

The Company accounts for the fair value of financial instruments in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (ASC) topic 820, “Fair Value Measurements and Disclosures” (ASC 820), formerly SFAS No. 157 “Fair Value Measurements”. ASC 820 defines “fair value” as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Authoritative guidance provided by the FASB defines the following levels directly related to the amount of subjectivity associated with the inputs to fair valuation of these financial assets:

Level 1	Quoted prices in active markets for identical assets or liabilities.
Level 2	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly.
Level 3	Unobservable inputs based on the Company’s assumptions.

The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts payable and accrued liabilities, each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

The Company uses Level 2 inputs for its valuation methodology for the warrant derivative liabilities as their fair values were determined by using a probability weighted average Black-Scholes-Merton pricing model based on various assumptions. The Company’s derivative liabilities are adjusted to reflect fair value at each period end, with any increase or decrease in the fair value being recorded in results of operations as adjustments to fair value of derivatives.

At June 30, 2016 and March 31, 2016, the Company’s balance sheet includes the fair value of derivative liabilities that were measured using level 2 measurements. The Company did not identify any other non-recurring assets and liabilities that are required to be presented in the balance sheets at fair value in accordance with ASC 815.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company uses a probability weighted average Black-Scholes-Merton model to value the derivative instruments at inception and on subsequent valuation dates through the June 30, 2016 reporting date. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

F-23

Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). The effect on deferred income tax assets and liabilities of a change in tax rates is recognized as income (loss) in the period that includes the enactment date.

Stock-Based Compensation

The Company periodically issues stock options and warrants to employees and non-employees in non-capital raising transactions, for services and for financing costs. The Company accounts for share-based payments under the guidance as set forth in the Share-Based Payment Topic of the FASB ASC, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, officers, directors, and consultants, including employee stock options, based on estimated fair values. The Company estimates the fair value of share-based payment awards to employees and directors on the date of grant using an option-pricing model, and the value of the portion of the award that is ultimately expected to vest is recognized as expense over the required service period in the Company’s statements of operations. The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance whereas the value of the stock compensation is based upon the measurement date as determined at either (a) the date at which a performance commitment is reached, or (b) the date at which the necessary performance to earn the equity instruments is complete. Stock-based compensation is based on awards ultimately expected to vest and is reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, as necessary, in subsequent periods if actual forfeitures differ from those estimates.

Basic and Diluted Loss Per Share

The Company’s computation of earnings (loss) per share (EPS) includes basic and diluted EPS. Basic EPS is calculated by dividing the Company’s net income (loss) available to common stockholders by the weighted average number of common shares during the period. Shares of restricted stock subject to vesting are included in basic weighted average common shares outstanding from the time they vest. Diluted EPS reflects the potential dilution, using the treasury stock method that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the net income (loss) of the Company. In computing diluted EPS, the treasury stock method assumes that outstanding options and warrants are exercised and the proceeds are used to purchase common stock at the average market price during the period.

As of June 30, 2016 potentially dilutive securities include options to acquire 892,500 shares of common stock and warrants to acquire 9,702,713 shares of common stock. At June 30, 2015 potentially dilutive securities include options to acquire 830,000 shares of common stock and warrants to acquire 2,502,704 shares of common stock. The basic and fully diluted shares for the three months ended June 30, 2016 are the same because the inclusion of the potential shares would have had an anti-dilutive effect. Diluted net income per common share for the three months ended June 30, 2015 was calculated based on an increased number of shares that would be outstanding as follows:

	Three Months Ended June 30,
	2016	2015

Numerator:
Net income (loss)	$(439,405)	$215,594

Denominator:
Weighted average shares outstanding (basic)	10,069,358	7,568,760
Effect of dilutive stock options	-	210,000
Weighted average shares outstanding (diluted)	10,069,358	7,778,760

Net income (loss) per share
Basic	$(0.04)	$0.03
Diluted	$(0.04)	$0.03

F-24

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 is a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under current U.S. GAAP and replace it with a principle based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2017. Early adoption is permitted only in annual reporting periods beginning after December 15, 2016, including interim periods therein. Entities will be able to transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. The Company is in the process of evaluating the impact of ASU 2014-09 on the Company’s financial statements and disclosures.

In August 2014, the FASB issued Accounting Standards Update No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. ASU 2014-15 requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods thereafter. Early adoption is permitted. The Company is currently evaluating the expected impact that the standard could have on its financial statements and related disclosures.

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, Leases. ASU 2016-02 requires a lessee to record a right of use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. ASU 2016-02 is effective for all interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the expected impact that the standard could have on its financial statements and related disclosures.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements

3. DERIVATIVE LIABILITY

Under authoritative guidance used by the FASB on determining whether an instrument (or embedded feature) is indexed to an entity’s own stock, instruments which do not have fixed settlement provisions are deemed to be derivative instruments. The warrants issued to purchasers and placement agent in June 2013 and September 2014, and the warrants issued to investors in May 2015, do not have fixed settlement provisions because their exercise prices will be lowered if the Company issues securities at lower prices in the future or have other variable provisions. The Company was required to include the reset provisions in order to protect the holders of the warrants from the potential dilution associated with future financings, and a fundamental transaction provision, which require a revaluation of the liabilities. In accordance with the FASB authoritative guidance, the warrants have been characterized as derivative liabilities to be re-measured at the end of every reporting period with the change in value reported in the statement of operations.

As of March 31, 2016 and June 30, 2016, the derivative liabilities were valued using a probability weighted average Black-Scholes-Merton pricing model with the following assumptions:

Warrants:

	June 30, 2016	March 31, 2016
Exercise Price	$2.00 - 4.25	$3.00 - 4.50
Stock Price	$0.50	$0.70
Risk-free interest rate	0.48 - 0.86%	0.19 - 1.04%
Expected volatility	126.31%	105.06 - 124.77%
Expected life (in years)	1.25 - 3.9 years	0.1 - 4.2 years
Expected dividend yield	0	0

Fair Value:	$335,802	$401,127

F-25

The risk-free interest rate was based on rates established by the Federal Reserve Bank. The Company uses the historical volatility of its common stock to estimate the future volatility for its common stock. The expected life of the warrants was determined by the expiration dates of the warrants. The expected dividend yield was based on the fact that the Company has not paid dividends to its common stockholders in the past and does not expect to pay dividends to its common stockholders in the future.

Certain warrants included in the March 31, 2016 derivative balance expired in May 2016 and were therefore extinguished from the derivative balance at June 30, 2016. For the three months ended June 30, 2016, the Company recorded an increase in fair value of the derivative liability of $14,953. As of June 30, 2016, the aggregate fair value of the derivative liabilities was $335,802.

4. EQUITY

Equity Financing

In May 2016, the Company entered into a securities purchase agreement providing for the issuance and sale by the Company to the purchasers, in a private placement, of an aggregate of 2,650,000 shares of the Company’s common stock (collectively, the “Shares”) and Warrants to purchase up to an aggregate of 7,950,000 shares of the Company’s common stock,(the “Warrants”, and the shares issuable upon exercise of the Warrants, collectively, the “Warrant Shares”), at a price of $0.10 per Share (the “Offering”). The Warrants have an exercise price of $0.17 per share and expire six months from the date of issuance. The Offering closed on May 4, 2016. The aggregate proceeds to the Company from the sale of the Shares and Warrants was $265,000.

In addition, 999,700 shares of common stock valued at $99,970 were issued during the period that were previously reflected as common stock, issuable.

Common stock issued to employees for services with vesting terms

The Company has issued shares of common stock to employees and directors that vest over time. These shares of common stock were valued based upon the market price of the Company’s common stock at the dates of grant and determined the aggregate fair values to be of approximately $683,000. The allocable portion of the aggregate fair values of these shares of common stock that vested during the three months ended June 30, 2016 and 2015 amounted to $24,000 and $59,234, respectively, and were recognized as an expense in the accompanying statements of operations during the periods then ended. As of June 30, 2016, approximately $43,000 of these awards remains unvested and will be amortized as compensation costs in future years.

Shares of restricted stock granted above are subject to forfeiture to the Company or other restrictions that will lapse in accordance with a vesting schedule determined by our Board. In the event a recipient’s employment or service with the Company terminates, any or all of the shares of common stock held by such recipient that have not vested as of the date of termination under the terms of the restricted stock agreement are forfeited to the Company in accordance with such restricted grant agreement.

The following table summarizes restricted common stock activity:

Number of Shares
Non-vested shares, March 31, 2016	175,833
Granted	-
Vested	(2,500)
Forfeited	-
Non-vested shares, June 30, 2016	173,333

F-26

5. STOCK OPTIONS

Pursuant to the terms of the 2012 Stock Incentive Plan, the exercise price for all equity awards issued under the 2012 Stock Incentive Plan is based on the market price per share of the Company’s common stock on the date of grant of the applicable award.

A summary of the Company’s stock option activity for the three months ended June 30, 2016 is presented below:

	Shares	Weighted Average Exercise Price
Balance at March 31, 2016	907,500	$3.30
Granted	-	-
Exercised	-	-
Cancelled	(15,000)	3.40
Balance outstanding at June 30, 2016	892,500	$2.86
Balance exercisable at June 30,2016	717,501	$2.99

At June 30, 2016, options to purchase common shares were outstanding as follows:

	Number of options	Weighted Average Exercise Price	Weighted Average Grant-date Stock Price

Options Outstanding, June 30, 2016	130,000	$1.00	$10.00
	10,000	$1.50	$0.40
	287,500	$2.00 - 2.70	$2.00 - 2.70
	205,000	$3.10 - 3.80	$3.10 - 3.80
	200,000	$4.00 - 4.70	$4.00 - 4.70
	60,000	$5.10	$5.10
	892,500

Options Exercisable, June 30,2016	130,000	$1.00	$10.00
	2,500	$1.50	$0.40
	157,500	$2.00 - 2.70	$2.00 - 2.70
	171,668	$3.10 - 3.80	$3.10 - 3.80
	195,833	$4.00 - 4.70	$4.00 - 4.70
	60,000	$5.10	$5.10
	717,501

During the three months ended June 30, 2016 and 2015, we expensed total stock-based compensation related to vesting stock options of $39,905 and $119,764, respectively, and the remaining unamortized cost of the outstanding stock options at June 30, 2016 was $263,460. This cost will be amortized on a straight line basis over a weighted average remaining vesting period of 2 years and will be adjusted for subsequent changes in estimated forfeitures. Future option grants will increase the amount of compensation expense that will be recorded.

The intrinsic values of all outstanding and exercisable stock options at June 30, 2016 were approximately $0 and $0, respectively, and $130,000 and $130,000, respectively, at June 30, 2015.

6. WARRANTS

At June 30, 2016, warrants to purchase common shares were outstanding as follows:

	Shares	Weighted Average Exercise Price
Balance at March 31, 2016	2,002,718	$3.50
Granted	7,950,000	0.17
Exercised	-	-
Expired	(250,000)	$4.00
Balance outstanding and exercisable at June 30, 2016	9,702,718	$0.55

F-27

Warrants issued in equity financing

In May 2016, the Company entered into a securities purchase agreement with the purchasers identified therein providing for the issuance and sale by the Company to the purchasers, in a private placement, of an aggregate of 2,650,000 and Warrants to purchase up to an aggregate of 7,950,000 shares of the Company’s common stock. The Warrants have an exercise price of $0.17 per share and originally expired November 4, 2016. On August 16, 2016, the Company and the purchasers extended the warrant expiration date to February 4, 2017. The change in the fair value of the warrants due to this modification was estimated to be approximately $194,000 and will be expensed on the date modified.

Warrants issued to employees

On August 25, 2014, we entered into employment agreements with two new employees, pursuant to which, these employees became entitled to receive warrants to purchase an aggregate of 440,000 shares of the Company’s common stock as discussed in Note 8. These warrants have an exercise price of $3.00, and a term of ten years from issue date. Vesting terms of these warrants are as follows: (i) warrants to purchase 80,000 shares of common stock vested immediately at their grant date with a fair value of $201,680, which was recorded as an expense during the year ended March 31, 2015, (ii) warrants to purchase 200,000 shares of common stock have vesting terms ranging from one year to three years with a fair value of $504,204 upon grant date, which is being amortized over their vesting terms, of which $35,014 were recorded as an expense during the three months ended June 30, 2016, and (iii) warrants to purchase 160,000 shares of common stock vest upon achievement of certain milestones under the distribution agreement (See Note 8). The remaining unamortized cost of the outstanding warrants at June 30, 2016 was approximately $21,000.

The aggregate intrinsic value of all of the outstanding and exercisable warrants at June 30, 2016 and March 31, 2016 was approximately $2,623,500 and $0, respectively.

Cash received in advance of exercise of warrants

During the three months ended June 30, 2016, the Company received $100,000 of proceeds from holders of warrants to acquire 588,236 shares of common stock. As of June 30, 2016, the Company has not yet received the notice of exercise from the holders, and therefore, had not issued the shares of stock and had reflected the $100,000 proceeds received as common stock issuable in the Company’s condensed statement of stockholders’ deficit herein.

7. RELATED PARTY TRANSACTIONS AND LEASE OBLIGATIONS

Related party lease obligations

On April 23, 2012, the Company entered into a lease agreement (the “Carlson Lease”) with One World Ranches, LLC (“One World Ranches”), which is jointly-owned by Dr. Avtar Dhillon, the Chairman of the Board of Directors of the Company, and his wife, Diljit Bains, pursuant to which the Company has agreed to lease from One World Ranches certain office and laboratory space located at 5225 Carlson Road, Yuba City, California. The Carlson Lease began on May 1, 2012 and expires on May 1, 2017, and the Company’s rent payments thereunder are $2,300 per month. The Company has paid $1,500 as a refundable security deposit under the Carlson Lease.

Aggregate payments under the above lease for the three months ended June 30, 2016 and 2015 were $0 and $10,900, respectively.

8. DISTRIBUTION AND LICENSE AGREEMENTS

Related to our legacy stevia business products and technologies, on August 25, 2014, we entered into a distribution agreement where Qualipride International (“Qualipride”) agreed to provide stevia products to the Company at its cost, plus up to 2% for handling costs and up to a 5% sales commission. The Company will account for such costs as such sales are made, or as such other direct costs are incurred. During the year ended March 31, 2016, neither any sales were made nor were other direct costs incurred pursuant to the terms of the distribution agreement. Concurrently, we also entered into a technology license agreement with Qualipride, Mr. Dong Yuejin and Mr. Guo Yuxiao in which we obtained an exclusive license outside China to use Qualipride’s proprietary methods and designs for stevia extraction and purification facilities. The Company will account for the potential costs of such license and obligation once adequate financing has been received to finance facility construction contemplated within the agreement, if such financing occurs. During the three months ended June 30, 2016, the Company did not receive any financing pursuant to the terms of the license agreement.

F-28

Under employment agreements related to the distribution and license agreements, Mr. Dong and Mr. Guo are entitled to receive an aggregate of 240,000 restricted shares of our common stock (see Note 5) and warrants to purchase up to an aggregate of 440,000 shares of our common stock (see Note 7). An aggregate of 40,000 shares of our restricted common stock and warrants to purchase up to an aggregate of 80,000 shares of our common stock vested immediately upon issuance. An aggregate of 100,000 shares of our restricted common stock and warrants to purchase up to an aggregate of 200,000 shares of our common stock have vesting terms ranging from one to three years. An aggregate of 100,000 shares of our restricted common stock will be issued and warrants to purchase up to an aggregate of 160,000 shares of our common stock will vest once we achieve certain financial and operational milestones. The Company will account for the costs of the 100,000 shares of common stock and warrants to purchase up to an aggregate of 160,000 shares of common stock, at the time their issuance becomes probable.

The distribution, license and employment agreements are all scheduled to terminate in August 2016, and the Company does not intend to renew or restructure them unless it obtains significant new strategic partnering interest or supply contracts from multinational ingredient or beverage companies related to its stevia products or technologies.

9. SUBSEQUENT EVENTS

In July 2016, we issued options to purchase 1,525,703 shares of our common stock to six employees and one director with a fair value of $365,330 which will be amortized over 24 months as the options vest. The fair value of these options granted was estimated using the Black-Scholes option pricing model based on the following assumptions: (i) volatility rate of 126.34%, (ii) discount rate of 1.60%, (iii) zero expected dividend yield, and (iv) expected life of 5 years. These options have an exercise price of $0.50 per share and expire ten years from the date of issuance.

In July 2016, we issued options to purchase 185,118 shares of our common stock to two consultants with a fair value of $44,326 at grant date. These options have an exercise price of $0.50 per share and expire ten years from the date of issuance. The fair value of these options granted to the consultants was estimated using the Black-Scholes option pricing model based on the following assumptions: (i) volatility rate of 126.34%, (ii) discount rate of 1.60%, (iii) zero expected dividend yield, and (iv) expected life of 5 years. The fair value of the option grants to the consultants will be recalculated each quarter and will be amortized over 24 months as the options vest based on their fair value at the end of each quarterly reporting period.

In September 2016, we issued options to purchase 50,000 shares of our common stock to one consultant with a fair value of $40,725 at grant date. These options have an exercise price of $0.96 per share and expire ten years from the date of issuance. The fair value of these options granted to the consultants was estimated using the Black-Scholes option pricing model based on the following assumptions: (i) volatility rate of 126.34%, (ii) discount rate of 1.60%, (iii) zero expected dividend yield, and (iv) expected life of 5 years. The fair value of the option grants to the consultants will be recalculated each quarter and will be amortized over 24 months as the options vest based on their fair value at the end of each quarterly reporting period.

In July 2016, we issued 1,436,170 shares of restricted common stock to our Chief Executive Officer and the Chairman of our board of directors with a fair value of $718,085, which will be amortized over 20 months as the shares vest.

In August and September 2016, we issued a total of 312,500 shares of restricted stock to three consultants with a fair value of approximately $220,000.

On August 16, 2016 the Company and the purchasers extended the warrant expiration date of the warrants to purchase 7,950,000 shares of common stock issued on May 4, 2016, to February 4, 2017 from November 4, 2016.

In September 2016, the purchasers exercised 2,070,590 of these warrants. We received proceeds of $352,000 for such warrants exercises.

F-29

EXHIBIT INDEX

2.1 Agreement and Plan of Merger, dated September 14, 2011, by and between Stevia First Corp. and Legend Mining Inc. (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on October 14, 2011.)

3.1.1 Articles of Incorporation of Stevia First Corp. (Incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form S-1 filed with the SEC on August 6, 2008 (File No. 333-152830).)

3.1.2 Articles of Merger, effective October 10, 2011 (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on October 14, 2011.)

3.1.3 Certificate of Change, effective October 10, 2011 (Incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed with the SEC on October 14, 2011.)

3.2.1 Bylaws of Stevia First Corp. (Incorporated by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form S-1 filed with the SEC on August 6, 2008 (File No. 333-152830).)

3.2.2 Certificate of Amendment of Bylaws of Stevia First Corp. (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on February 7, 2012.)

3.2.3 Certificate of Amendment of Articles of Incorporation of Vitality Biopharma, Inc. (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on July 19, 2016.)

4.1 Form of Warrant (Incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed with the SEC on May 9, 2016.)

5.1* Opinion of McDonald Carano Wilson LLP.

10.1 Form of Securities Purchase Agreement, dated May 4, 2016, by and among Stevia First Corp. and the Purchasers listed on the signature pages thereto (Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on May 9, 2016.)

23.1* Consent of Weinberg & Company, P.A.

23.2* Consent of McDonald Carano Wilson LLP (contained in Exhibit 5.1).

24.1 Power of Attorney (included on signature page).

2.1 Agreement and Plan of Merger, dated September 14, 2011, by and between Stevia First Corp. and Legend Mining Inc. (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on October 14, 2011.)

101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema Document
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith
#	Management contract or compensatory plan or arrangement.

1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Set forth below is an estimate of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the securities being offered, other than estimated placement agent fees.

EXPENSE	AMOUNT

Registration Fees	$	[172.92]
Legal Fees		-
Accounting Fees		3,000.00
Miscellaneous Fees and Expenses		1,000.00

Total	$	[4,172.92]

Item 14. Indemnification of Directors and Officers.

We have not entered into separated indemnification agreements with our directors and officers. Our bylaws provide that we shall indemnify any director or officer to the full extent permitted by law.

Nevada Revised Statutes provide us with the power to indemnify any of our directors, officers, employees and agents:

●	a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful;

●	a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

●	to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Nevada Revised Statutes provide that a corporation may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

●	by the stockholders of the corporation;

●	by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

●	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

●	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

●	by court order.

2

Nevada Revised Statutes further provide that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Item 15. Recent Sales of Unregistered Securities.

On May 4, 2016, we issued an aggregate of 2,650,000 shares of the Company’s common stock (collectively, the “Shares”) and Warrants to purchase up to an aggregate of 7,950,000 shares of the Company’s common stock (the “Warrants”, and the shares issuable upon exercise of the Warrants, collectively, the “Warrant Shares”), at a price of $0.10 per Share (the “Offering”).

Each Warrant has an exercise price of $0.17 per share, was immediately exercisable, and expires on the six month anniversary of the date of issuance. The exercise price of the Warrants is subject to adjustment for subsequent equity sales by the Company, and all of the Warrants are subject to adjustment for stock dividends and splits, subsequent rights offerings and pro rata distributions to the Company’s common stockholders. The exercisability of the Warrants may be limited if, upon exercise, the holder or any of its affiliates would beneficially own more than 9.99% of the Company’s common stock.

The issuance and sale of the Shares, the Warrants and the Warrant Shares (collectively, the “Securities”) have not been registered under the Securities Act and the Securities have been sold and will be issued in reliance on exemptions from the registration requirements of the Securities Act afforded by Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder based on the following facts: each of the Purchasers has represented that it is an accredited investor as defined in Regulation D and that it is acquiring the Securities for its own account and not with a view to or for distributing or reselling the Securities and that it has sufficient investment experience to evaluate the risks of the investment; the Company used no advertising or general solicitation in connection with the issuance and sale of the Securities; and the Securities will be issued as restricted securities.

None of the Securities may be offered or sold in the United States absent registration under or exemption from the Securities Act and any applicable state securities laws.

Item 16. Exhibits and Financial Statement Schedules

Financial Statement Schedules

All financial statement schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Exhibits

The following exhibits are being filed with this registration statement on Form S-1.

2.1	Agreement and Plan of Merger, dated September 14, 2011, by and between Stevia First Corp. and Legend Mining Inc. (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on October 14, 2011.)

3.1.1	Articles of Incorporation of Stevia First Corp. (Incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form S-1 filed with the SEC on August 6, 2008 (File No. 333-152830).)

3.1.2	Articles of Merger, effective October 10, 2011 (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on October 14, 2011.)

3.1.3	Certificate of Change, effective October 10, 2011 (Incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed with the SEC on October 14, 2011.)

3.2.1	Bylaws of Stevia First Corp. (Incorporated by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form S-1 filed with the SEC on August 6, 2008 (File No. 333-152830).)

3.2.2	Certificate of Amendment of Bylaws of Stevia First Corp. (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on February 7, 2012.)

3.2.3	Certificate of Amendment of Articles of Incorporation of Vitality Biopharma, Inc. (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on July 19, 2016.)

4.1	Amended Common Stock Purchase Warrant dated May 4, 2016 issued to Morris Capital, Inc. (amended to reflect the reverse stock split effected by the Company on July 15, 2016) (Incorporated by reference to Exhibit 4.1 to the registrant’s Amendment No, 1 to Registration Statement on Form S-1 filed with the SEC on October 11, 2016.)

4.2	Amended Common Stock Purchase Warrant dated May 4, 2016 issued to Quezon Group LLC (amended to reflect the reverse stock split effected by the Company on July 15, 2016) (Incorporated by reference to Exhibit 4.2 to the registrant’s Amendment No, 1 to Registration Statement on Form S-1 filed with the SEC on October 11, 2016.)

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4.3	Amended Common Stock Purchase Warrant dated May 4, 2016 issued to Trius Holdings Limited (amended to reflect the reverse stock split effected by the Company on July 15, 2016) (Incorporated by reference to Exhibit 4.3 to the registrant’s Amendment No, 1 to Registration Statement on Form S-1 filed with the SEC on October 11, 2016.)

4.4	Amended Common Stock Purchase Warrant dated May 4, 2016 issued to Armour Securities LLC (amended to reflect the reverse stock split effected by the Company on July 15, 2016) (Incorporated by reference to Exhibit 4.4 to the registrant’s Amendment No, 1 to Registration Statement on Form S-1 filed with the SEC on October 11, 2016.)

4.5	Amended Common Stock Purchase Warrant dated May 4, 2016 issued to Gotama Capital SA (amended to reflect the reverse stock split effected by the Company on July 15, 2016) (Incorporated by reference to Exhibit 4.5 to the registrant’s Amendment No, 1 to Registration Statement on Form S-1 filed with the SEC on October 11, 2016.)

4.6	Amended Common Stock Purchase Warrant dated May 4, 2016 issued to Hampton Partners Inc. (amended to reflect the reverse stock split effected by the Company on July 15, 2016) (Incorporated by reference to Exhibit 4.6 to the registrant’s Amendment No, 1 to Registration Statement on Form S-1 filed with the SEC on October 11, 2016.)

5.1*	Opinion of McDonald Carano Wilson LLP.

10.1	Securities Purchase Agreement, dated May 4, 2016, by and among Stevia First Corp. and the Purchasers listed on the signature pages thereto. (Incorporated by reference to Exhibit 10.1 to the registrant’s Amendment No, 1 to Registration Statement on Form S-1 filed with the SEC on October 11, 2016.)

23.1*	Consent of Weinberg & Company, P.A.

23.2*	Consent of McDonald Carano Wilson LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

2.1	Agreement and Plan of Merger, dated September 14, 2011, by and between Stevia First Corp. and Legend Mining Inc. (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on October 14, 2011.)

101.INS*++	XBRL Instance Document
101.SCH*++	XBRL Taxonomy Extension Schema Document
101.CAL*++	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*++	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*++	XBRL Taxonomy Extension Label Linkbase Document
101.PRE*++	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith

++	In accordance with Regulation S-T, the XBRL-related information in Exhibit 101 to this Registration Statement on Form S-1 shall be deemed to be “furnished” and not “filed.”

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of Title 17 of the Code of Federal Regulations);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on November 2, 2016 .

VITALITY BIOPHARMA, INC.

	By:	/s/ Robert Brooke
Date: November 2 , 2016		Robert Brooke
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Avtar Dhillon and Robert Brooke, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Robert Brooke	Chief Executive Officer ( Principal Executive, Financial and Accounting Officer )	November 2 , 2016
Robert Brooke

/s/ Avtar Dhillon	Director	November 2 , 2016
Dr. Avtar Dhillon

/s/ Anthony Maida	Director	November 2 , 2016
Dr. Anthony Maida, III

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EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated September 14, 2011, by and between Stevia First Corp. and Legend Mining Inc. (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on October 14, 2011.)

3.1.1	Articles of Incorporation of Stevia First Corp. (Incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form S-1 filed with the SEC on August 6, 2008 (File No. 333-152830).)

3.1.2	Articles of Merger, effective October 10, 2011 (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on October 14, 2011.)

3.1.3	Certificate of Change, effective October 10, 2011 (Incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed with the SEC on October 14, 2011.)

3.2.1	Bylaws of Stevia First Corp. (Incorporated by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form S-1 filed with the SEC on August 6, 2008 (File No. 333-152830).)

3.2.2	Certificate of Amendment of Bylaws of Stevia First Corp. (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on February 7, 2012.)

3.2.3	Certificate of Amendment of Articles of Incorporation of Vitality Biopharma, Inc. (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on July 19, 2016.)

4.1	Amended Common Stock Purchase Warrant dated May 4, 2016 issued to Morris Capital, Inc. (amended to reflect the reverse stock split effected by the Company on July 15, 2016) (Incorporated by reference to Exhibit 4.1 to the registrant’s Amendment No, 1 to Registration Statement on Form S-1 filed with the SEC on October 11, 2016.)

4.2	Amended Common Stock Purchase Warrant dated May 4, 2016 issued to Quezon Group LLC (amended to reflect the reverse stock split effected by the Company on July 15, 2016) (Incorporated by reference to Exhibit 4.2 to the registrant’s Amendment No, 1 to Registration Statement on Form S-1 filed with the SEC on October 11, 2016.)

4.3	Amended Common Stock Purchase Warrant dated May 4, 2016 issued to Trius Holdings Limited (amended to reflect the reverse stock split effected by the Company on July 15, 2016) (Incorporated by reference to Exhibit 4.3 to the registrant’s Amendment No, 1 to Registration Statement on Form S-1 filed with the SEC on October 11, 2016.)

4.4	Amended Common Stock Purchase Warrant dated May 4, 2016 issued to Armour Securities LLC (amended to reflect the reverse stock split effected by the Company on July 15, 2016) (Incorporated by reference to Exhibit 4.4 to the registrant’s Amendment No, 1 to Registration Statement on Form S-1 filed with the SEC on October 11, 2016.)

4.5	Amended Common Stock Purchase Warrant dated May 4, 2016 issued to Gotama Capital SA (amended to reflect the reverse stock split effected by the Company on July 15, 2016) (Incorporated by reference to Exhibit 4.5 to the registrant’s Amendment No, 1 to Registration Statement on Form S-1 filed with the SEC on October 11, 2016.)

4.6	Amended Common Stock Purchase Warrant dated May 4, 2016 issued to Hampton Partners Inc. (amended to reflect the reverse stock split effected by the Company on July 15, 2016) (Incorporated by reference to Exhibit 4.6 to the registrant’s Amendment No, 1 to Registration Statement on Form S-1 filed with the SEC on October 11, 2016.)

5.1*	Opinion of McDonald Carano Wilson LLP.

10.1	Securities Purchase Agreement, dated May 4, 2016, by and among Stevia First Corp. and the Purchasers listed on the signature pages thereto. (Incorporated by reference to Exhibit 10.1 to the registrant’s Amendment No, 1 to Registration Statement on Form S-1 filed with the SEC on October 11, 2016.)

23.1*	Consent of Weinberg & Company, P.A.

23.2*	Consent of McDonald Carano Wilson LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

101.INS*++	XBRL Instant Document
101.SCH*++	XBRL Taxonomy Extension Schema Document
101.CAL*++	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*++	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*++	XBRL Taxonomy Extension Label Linkbase Document
101.PRE*++	BRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith

++	In accordance with Regulation S-T, the XBRL-related information in Exhibit 101 to this Registration Statement on Form S-1 shall be deemed to be “furnished” and not “filed.”

7